Exhibit 99(a)

Item 6.	Selected Financial Data.

Summary of Financial and Other Statistical Data
Cliffs Natural Resources Inc. and Subsidiaries

	2008 (a)	2007 (b)	2006	2005 (a)	2004
Financial data (in millions, except per share amounts)
Revenue from product sales and services	$3,609.1	$2,275.2	$1,921.7	$1,739.5	$1,203.1
Cost of goods sold and operating expenses	(2,449.4)	(1,813.2)	(1,507.7)	(1,350.5)	(1,053.6)
Other operating expense	(220.8)	(80.4)	(48.3)	(32.5)	(31.9)

Operating income	938.9	381.6	365.7	356.5	117.6
Income from continuing operations	537.0	285.4	296.9	283.3	320.2
Income (loss) from discontinued operations	—	0.2	0.3	(0.8)	3.4

Income before cumulative effect of accounting changes	537.0	285.6	297.2	282.5	323.6
Cumulative effect of accounting changes (c)	—	—	—	5.2	—

Net income	537.0	285.6	297.2	287.7	323.6
Less: Net income attributable to noncontrolling interest	(21.2)	(15.6)	(17.1)	(10.1)	—

Net income attributable to Cliffs	515.8	270.0	280.1	277.6	323.6
Preferred stock dividends	(1.1)	(5.2)	(5.6)	(5.6)	(5.3)

Income attributable to Cliffs common shareholders	514.7	264.8	274.5	272.0	318.3
Earnings (loss) per common share attributable to Cliffs shareholders—basic (d) (e) (f)
Continuing operations	5.07	3.19	3.26	3.08	3.70
Discontinued operations	—	—	—	(0.01)	0.04
Cumulative effect of accounting changes	—	—	—	0.06	—

Earnings per common share attributable to Cliffs shareholders—basic (d) (e) (f)	5.07	3.19	3.26	3.13	3.74
Earnings (loss) per common share attributable to Cliffs shareholders—diluted (d) (e) (f)
Continuing operations	4.76	2.57	2.60	2.46	2.92
Discontinued operations	—	—	—	(0.01)	0.03
Cumulative effect of accounting changes	—	—	—	0.05	—

Earnings per common share attributable to Cliffs shareholders—diluted (d) (e) (f)	4.76	2.57	2.60	2.50	2.95
Total assets	4,111.1	3,075.8	1,939.7	1,746.7	1,232.3
Long-term obligations	580.2	490.9	47.2	49.6	9.1
Net cash from (used by) operating activities	853.2	288.9	428.5	514.6	(141.4)
Redeemable cumulative convertible perpetual preferred stock	0.2	134.7	172.3	172.5	172.5
Distributions to preferred shareholders cash dividends	1.1	5.5	5.6	5.6	5.3
Distributions to common shareholders cash dividends
—Per share (d) (e) (f)	0.35	0.25	0.24	0.15	0.03
—Total	36.1	20.9	20.2	13.1	2.2
Repurchases of common shares	—	2.2	121.5	—	6.5
Iron ore and coal production and sales statistics (tons in millions—North America; tonnes in millions - Asia-Pacific)
Production tonnage—North American iron ore	35.2	34.6	33.6	35.9	34.4
—North American coal	3.5	1.1	—	—	—
—Asia-Pacific iron ore	7.7	8.4	7.7	5.2	—
Production tonnage—North American iron ore (Cliffs’ share)	22.9	21.8	20.8	22.1	21.7
Sales tonnage—North American iron ore	22.7	22.3	20.4	22.3	22.6
—North American coal	3.2	1.2	—	—	—
—Asia-Pacific iron ore	7.8	8.1	7.4	4.9	—
Common shares outstanding (millions) (d) (e)
—Average for year	101.5	83.0	84.1	86.9	85.2
—At year-end	113.5	87.2	81.8	87.6	86.4

(a)

On April 19, 2005, we completed the acquisition of 80.4 percent of Portman, an iron ore mining company in Australia. Results for 2005 include Portman’s results since the acquisition. On May 21, 2008, Portman authorized a tender offer to repurchase shares, and as a result, our ownership interest in Portman increased from 80.4 percent to 85.2 percent on June 24, 2008. On September 10, 2008, we announced an off-market takeover offer to acquire the remaining shares in Portman, which closed on November 3, 2008. We subsequently proceeded with a compulsory acquisition of the remaining shares and have full ownership of Portman as of December 31, 2008. Results for 2008 reflect the increase in our ownership of Portman since the date of each step acquisition.

(b)

On July 31, 2007, we completed the acquisition of Cliffs North American Coal LLC (formerly PinnOak), a producer of high-quality, low-volatile metallurgical coal. Results for 2007 include PinnOak’s results since the acquisition.

(c)	Effective January 1, 2005, we adopted Emerging Issues Task Force, or EITF, 04-6, “Accounting for Stripping Costs Incurred during Production in the Mining Industry”.
(d)

On March 11, 2008, our board of directors declared a two-for-one stock split of our common shares. The record date for the stock split was May 1, 2008 with a distribution date of May 15, 2008. Accordingly, all common shares and per share amounts for all periods presented have been adjusted retroactively to reflect the stock split.

(e)

On May 9, 2006, our board of directors approved a two-for-one stock split of our common shares. The record date for the stock split was June 15, 2006 with a distribution date of June 30, 2006. Accordingly, all common shares and per share amounts for all periods presented have been adjusted retroactively to reflect the stock split.

(f)

On November 9, 2004, our board of directors approved a two-for-one stock split of our common shares. The record date for the stock split was December 15, 2004, with a distribution date of December 31, 2004. Accordingly, all common shares and per share amounts for all periods presented have been adjusted retroactively to reflect the stock split.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Cliffs Natural Resources Inc. traces its corporate history back to 1847. Today, we are an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia, and a significant producer of metallurgical coal. Our company is organized according to product category and geographic location: North American Iron Ore, North American Coal, Asia Pacific Iron Ore, Asia Pacific Coal and Latin American Iron Ore.

In North America, we operate six iron ore mines in Michigan, Minnesota and Eastern Canada, and two coking coal mine complexes located in West Virginia and Alabama. Our Asia Pacific operations include full ownership of Portman, which is comprised of two iron ore mining complexes in Western Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore, and a 45 percent economic interest in Sonoma, a coking and thermal coal mine located in Queensland, Australia. In Latin America, we have a 30 percent interest in Amapá, a Brazilian iron ore project, as well as a number of smaller greenfield projects not yet in production.

Over recent years, we have been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

Safety remains the No. 1 priority within our Company. Our North American Iron Ore segment had a total reportable incident rate, as defined by MSHA, of 2.29 in 2008, compared with the prior year result of 1.93. Our North American Coal operations had a total reportable incident rate of 8.44 compared with a rate of 6.66 in 2007. Although the total reportable injury rates in North America were slightly unfavorable, other recognized safety measures showed marked improvements from 2007. Our North American Iron Ore segment finished the year with a 13 percent decline in the all injury frequency rate from 2007, and our North American Coal segment recorded a 20 percent decline in injury severity rates from the prior year. We have developed close collaboration between our North American segments to drive further improvements in our safety results.

At our Asia Pacific Iron Ore operations, Koolyanobbing’s total reportable incident rate for 2008 was 2.50, compared with the 2007 result of 0.83. Cockatoo Island reported a total reportable incident rate of 6.12 in 2008 compared with 2.61 in 2007. Asia Pacific Iron Ore safety statistics include employees and contractors.

We continued to deliver strong financial performance in 2008 while continuing to execute on our strategic plan, which includes acquiring noncontrolling positions, exploring external and organic growth opportunities, and striving for operational excellence in each of our business segments. Consolidated revenues for 2008 increased to $3.6 billion, with net income of $4.76 per diluted share. This compares with revenues of $2.3 billion and net income of $2.57 per diluted share in 2007.

Global crude steel growth, a significant driver of our business was down approximately two percent from 2007 with supply and demand of steel raw materials extremely tight. Worldwide demand for metallurgical coal increased throughout most of 2008 as supply-side constraints, including flooding in the Bowen Basin, a major coal producing area of Australia, port congestion, and production problems at large mines in the United States continue to place upward pressure on pricing.

However, the current volatility and uncertainty in global markets, coupled with the slowdown in the world’s major economies, has had a significant impact on commodity prices. The mining industry has seen a reduction in high cost operations, and the credit environment is expected to limit the funding and expansion capabilities of many mining companies. Based on these economic conditions, we continue to evaluate and assess our capital expenditures, in order to ensure we are positioned to face the challenges and uncertainties associated with the current environment. We reacted quickly to align production with lower demand for steel and steelmaking materials entering the fourth quarter of 2008. While remaining attuned to current macroeconomic challenges, we continue to seek low-risk expansion opportunities and, at the same time, position ourselves to weather any difficult times that lie ahead.

Results in 2008 were also impacted by considerable volatility in foreign currency exchange rates, which resulted in significant changes in the fair value of our derivative instruments. In particular, we use derivative financial instruments to reduce the volatility attributable to changes in Australian and United States currency fluctuations related to our operations in Asia Pacific. We recorded unrealized losses of $188.2 million in our Statement of Consolidated Operations in 2008 as a result of substantial declines in the spot rates related to the depreciation of the Australian dollar relative to the United States dollar during the year.

We are engaged with expanding our leadership position in the industry by focusing on high product quality, technical excellence, superior relationships with our customers and partners and improved operational efficiency through cost saving initiatives. We operate a fully-equipped research and development facility in Ishpeming, Michigan. Our research and development group is staffed with experienced engineers and scientists and is organized to support the geological interpretation, process mineralogy, mine engineering, mineral processing, pyrometallurgy, advanced process control and analytical service disciplines. Our research and development group is also utilized by iron ore pellet customers for laboratory testing and simulation of blast furnace conditions.

Segments

We organize our business according to product category and geographic location: North American Iron Ore, North American Coal, Asia Pacific Iron Ore, Asia Pacific Coal and Latin American Iron Ore. The North American Iron Ore segment is comprised of our interests in six North American mines that provide iron ore to the integrated steel industry. The North American Coal segment is comprised of our two North American coking coal mining complexes that provide metallurgical coal to the integrated steel industry. The Asia Pacific Iron Ore segment, which is comprised of Portman, is located in Western Australia and provides iron ore to steel producers in China and Japan. There are no intersegment revenues.

The Asia Pacific Coal operating segment is comprised of our 45 percent economic interest in Sonoma, located in Queensland, Australia, which is in the early stages of production. The Latin American Iron Ore operating segment is comprised of our 30 percent Amapá interest in Brazil, which is also in the early stages of production. As a result, the Asia Pacific Coal and Latin American Iron Ore operating segments do not meet reportable segment disclosure requirements and therefore are not separately reported.

All North American business segments are headquartered in Cleveland, Ohio. Offices in Duluth, Minnesota, have shared services groups supporting the North American business segments. Our Technology Group is located in Ishpeming, Michigan. Our Asia Pacific headquarters are located in Perth, Australia, and our Latin American headquarters are located in Rio de Janeiro, Brazil. Cliffs International Mineração Brasil, Ltda and Cliffs Natural Resources Pty Limited provide technical and administrative support for our assets in Latin America and Australia, respectively, as well as new business development services in these regions. See NOTE 6 – SEGMENT REPORTING for further information.

Growth Strategy and Strategic Transactions

We expect to grow our business and presence as an international mining and natural resources company by expanding both geographically and through the minerals that we mine and market in order to achieve scale in our industry. Our growth domestically, combined with our investments in Australia and Latin America, as well as acquisitions in minerals outside of iron ore, such as coal, illustrate the execution of this growth strategy. While ever-conscious of the challenges associated with the current economic environment, we continue to identify low-risk opportunities to grow and at the same time position ourselves to address the uncertainties that lie ahead. In 2008, we continued our strategic growth and transformation to an international mining company through the following acquisitions, partnerships and re-branding:

•	Portman Share Repurchase and Off-Market Takeover

•	Investment in AusQuest

•	United Taconite Purchase

•	Michigan Expansion Projects

•	Investment in Golden West

•	Change in Corporate Name to Cliffs Natural Resources Inc.

Refer to Recent Developments within Item 1 – Business of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009, for additional information regarding each of these strategic transactions.

Other Significant Developments

Ratification of New Labor Agreement

Hourly employees at our Michigan and Minnesota iron ore mining operations, excluding Northshore, are represented by the USW. On October 6, 2008, the USW ratified a new four-year labor contract, which replaces the labor agreement that expired on September 1, 2008. The new agreement covers approximately 2,300 USW-represented workers at our Empire and Tilden mines in Michigan, and our United Taconite and Hibbing mines in Minnesota.

Termination of Merger with Alpha Natural Resources

On November 17, 2008, we announced the termination of the definitive merger agreement with Alpha Natural Resources, Inc., under which we would have acquired all outstanding shares of Alpha, as previously announced on July 16, 2008. Both our Board of Directors and Alpha’s Board of Directors made the decision after considering various issues, including the current macroeconomic environment, uncertainty in the steel industry, shareholder dynamics, and the risks and costs of potential litigation. Considering these issues, each board determined that termination of the merger agreement was in the best interest of its equity holders.

Results of Operations – Consolidated

2008 Compared to 2007

For the year ended December 31, 2008, consolidated revenues increased to $3.6 billion, with net income of $4.76 per diluted share. This compares with revenues of $2.3 billion and net income of $2.57 per diluted share in 2007.

Revenue from Product Sales and Services

Sales revenue in 2008 increased $1.3 billion, or 59 percent, compared with 2007. The increase in sales revenue was primarily due to higher sales prices combined with increases in sales volume. Higher sales volume in 2008 was primarily due to increased demand and commitments under our long-term pellet sales agreements, increased spot sales, and customer plant outages during the prior year. However, this increase was partially offset by declines in sales volumes to customers during the fourth quarter of 2008 as a result of the current volatility and uncertainty in global markets, which has led to production slowdowns in the steel industry. In addition, sales volume was negatively impacted throughout the year by adverse mining conditions and production delays at our North American Coal segment. Results for North American Coal in 2007 represent five months of operations since the July 31, 2007 acquisition.

Revenues related to our North American Iron Ore segment increased approximately $624.2 million over the prior year primarily as a result of higher steel prices, renegotiated and new long-term supply agreements with certain customers, which were negotiated at world pellet prices, and other contractual price adjustment factors. In 2008, revenue also included $225.5 million related to the supplemental steel payments compared with $98.3 million in 2007. In addition, the Australian benchmark prices for lump and fines settled at increases of 97 percent and 80 percent in 2008, thereby resulting in higher revenues from our Asia Pacific Iron Ore segment compared with prior year.

Cost of Goods Sold

Cost of goods sold was $2.4 billion in 2008, an increase of $636.2 million, or 35 percent compared with 2007. The increase in cost of goods sold in 2008 was primarily due to higher costs of production, higher royalty fees related to the increases in pellet pricing, and increased maintenance costs associated with the Michigan expansion project and major furnace repairs at Empire and United Taconite during the first quarter. In 2008, we continued to be challenged with adverse geological conditions across the mines at our North American Coal segment and delays in delivery of new capital equipment, which contributed to overall equipment performance and availability issues, thereby resulting in production delays and increased costs in all operations. Results for North American Coal in 2007 represent five months of operations since the July 31, 2007 acquisition. Costs were also negatively impacted in 2008 by approximately $1.6 million related to unfavorable foreign exchange rates as well as higher fuel and energy costs primarily related to our North American and Asia Pacific iron ore operations, which together increased $42.5 million compared with 2007. In addition, the impact of the United Taconite and Portman step acquisitions also contributed to the increase from prior year.

Other Operating Income (Expense)

Following is a summary of other operating income (expense) for 2008 and 2007:

	(In Millions)
	2008	2007	Variance Favorable/ (Unfavorable)
Casualty recoveries	$10.5	$3.2	$7.3
Royalties and management fee revenue	21.7	14.5	7.2
Selling, general and administrative expenses	(188.6)	(114.2)	(74.4)
Terminated acquisition costs	(90.1)	—	(90.1)
Gain on sale of other assets—net	22.8	18.4	4.4
Miscellaneous—net	2.9	(2.3)	5.2

	$(220.8)	$(80.4)	$(140.4)

The increase in selling, general and administrative expense of $74.4 million in 2008 compared with 2007 is primarily a result of $20.2 million in higher share-based and incentive compensation, and higher wages and benefits related to an increase in the number of employees. We also incurred approximately $2.2 million in corporate severance costs during the fourth quarter of 2008. Outside professional service and legal fees associated with the expansion of our business increased approximately $15.1 million in 2008. Expenses at our Asia Pacific Iron Ore segment were $5.7 million higher than the prior year, reflecting higher employment costs and outside professional services to support business development and improvement efforts. The current year was also impacted by additional corporate development activities in Latin America, Asia Pacific, and other general business development, resulting in an increase of approximately $13.0 million. In addition, 2008 includes a full year of selling, general and administrative expenses from our North American Coal segment, compared with five months in 2007 based on a July 31, 2007 date of acquisition, resulting in an increase of $5.1 million. Selling, general and administrative expense in 2008 was also impacted by a charge in the first quarter of approximately $6.8 million in connection with a legal case as well as $4.3 million related to our interest in Sonoma acquired in 2007.

On November 17, 2008, we announced the termination of the definitive merger agreement with Alpha Natural Resources, Inc., under which we would have acquired all outstanding shares of Alpha, as previously announced on July 16, 2008. Both our Board of Directors and Alpha’s Board of Directors made the decision after considering various issues, including the current macroeconomic environment, uncertainty in the steel industry, shareholder dynamics, and the risks and costs of potential litigation. Considering these issues, each board determined that termination of the merger agreement was in the best interest of its equity holders. Under the terms of the settlement agreement, we were required to pay Alpha a $70 million termination fee, which was financed through our revolving credit facility and paid in November 2008. As a result, $90.1 million in termination fees and associated acquisition costs were expensed in the fourth quarter of 2008 upon termination of the definitive merger agreement.

The gain on sale of other assets of $22.8 million in 2008 primarily relates to the sale of our wholly-owned subsidiary, Cliffs Synfuel Corp. (“Synfuel”), which was completed on June 4, 2008. Under the agreement, Oil Shale Exploration Company-Skyline, LLC acquired 100 percent of Synfuel for $24 million. As additional consideration for the stock, a perpetual nonparticipating royalty interest was granted initially equal to $0.02 per barrel of shale oil and $0.01 per barrel of shale oil produced from lands covered by existing State of Utah oil shale leases, plus 25 percent of royalty payments from conventional oil and gas operations. We recorded a gain of $19 million in the second quarter of 2008 upon completion of the transaction. The prior year gain on sale of assets of $18.4 million primarily reflected the fourth quarter 2007 gain on the sale of portions of the former LTVSMC site. The sale included cash proceeds of approximately $18 million.

The increase in casualty recoveries in 2008 compared with 2007 is primarily attributable to a $9.2 million insurance recovery recognized in the current year related to a 2006 electrical explosion at our United Taconite facility.

Other income (expense)

Following is a summary of other income (expense) for 2008 and 2007:

	(In Millions)
	2008	2007	Variance Favorable/ (Unfavorable)
Changes in fair value of derivative instruments, net	$(188.2)	$—	$(188.2)
Impairment of investments	(25.1)	—	(25.1)
Interest income	26.2	20.0	6.2
Interest expense	(39.8)	(22.6)	(17.2)
Other—net	4.3	1.7	2.6

	$(222.6)	$(0.9)	$(221.7)

The impact of changes in the fair value of derivative instruments on our Statement of Consolidated Operations in 2008 primarily relates to the de-designation of the Portman cash flow hedges for accounting purposes. We are required to record on our Statements of Consolidated Financial Position the market value of our open derivative positions which do not qualify for hedge accounting treatment. Previously, when the derivative instruments were designated as cash flow hedges, the mark-to-market adjustments related to the effective portions of the hedges were recorded as a component of Other comprehensive income. Upon de-designation of the cash flow hedges, effective July 1, 2008, the instruments are prospectively marked to fair value, and the adjustments resulting from changes in the market value of these derivative instruments are recorded as an unrealized gain or loss each reporting period. The following table represents our foreign currency derivative contract position as of December 31, 2008:

	($ in Millions)
Contract Maturity	Notional Amount	Weighted Average Exchange Rate	Spot Rate	Fair Value
Contract Portfolio (excluding AUD Call Options) (1):
Contracts expiring in the next 12 months	$537.0	0.81	0.69	$(77.5)
Contracts expiring in the next 13 to 24 months	202.5	0.74	0.69	(25.5)
Contracts expiring in the next 25 to 36 months	55.0	0.77	0.69	(8.8)

Total	$794.5	0.79	0.69	$(111.8)

AUD Call Options (2)
Contracts expiring in the next 12 months	$33.0	0.87	0.69	$0.3
Contracts expiring in the next 13 to 24 months	41.5	0.90	0.69	0.6
Contracts expiring in the next 25 to 36 months	—	—	—	—

Total	$74.5	0.88	0.69	$0.9

Total Hedge Contract Portfolio	$869.0			$(110.9)

(1)	Includes collar options, convertible collar options and forward exchange contracts.
(2)	AUD call options are excluded from the weighted average exchange rate used for the remainder of the contract portfolio due to the unlimited downside participation associated with these instruments.

The significant unrealized mark-to-market fluctuations are related to the spot rate of A$0.69 as of December 31, 2008, which significantly decreased from the spot rate of A$0.96 as of June 30, 2008 upon de-designation of the hedges. The changes in the spot rates are correlated to the depreciation of the Australian dollar relative to the United States dollar during the period. In addition, the amount of outstanding contracts in Portman’s foreign exchange hedge book significantly increased from $559.2 million at June 30, 2008 to approximately $869.0 million as of December 31, 2008, primarily as a result of higher sales prices in the current year partially offset by the expiration of contracts upon maturity.

In 2008, we recorded impairment charges of $25.1 million related to declines in the fair value of our available-for-sale securities which we concluded were other than temporary. As of December 31, 2008, our investments in PolyMet and Golden West had fair values totaling $6.2 million and $4.7 million, respectively, compared with a cost of $14.2 million and $21.8 million, respectively. The metals and mining industry and our investees are susceptible to changes in the U.S. and global economies and the industries of their customers. Their principal customers are part of the global steel industry, and their businesses have been adversely affected by the slowdown of the global economy, particularly during the last quarter of 2008 when our investments became impaired. The severity of the impairments in relation to the carrying amounts of the individual investments is consistent with the macroeconomic market and industry developments. However, we have evaluated the near-term prospects of the issuers in relation to the severity and rapid decline in the fair value of each of these investments, and based upon that evaluation, we could not reasonably assert that the impairment period would be temporary primarily as a result of the global economic crisis and the corresponding uncertainties in the market.

The increase in interest income in 2008 compared with 2007 is attributable to additional cash and investments held by Portman during the year coupled with higher overall average returns. However, investment returns were lower in the fourth quarter of 2008 as a result of market declines. Higher interest expense in 2008 reflected increased borrowings under our senior notes and interest accretion for the deferred payment related to the PinnOak acquisition. See NOTE 5 – DEBT AND CREDIT FACILITIES for further information.

Income Taxes

Our tax provision for the year ended December 31, 2008 and 2007 was $144.2 million and $84.1 million, respectively. The increase is primarily attributable to higher pre-tax book income partially offset by a decrease in our effective tax rate. Our effective tax rate for the year ended December 31, 2008 and 2007 was 20.1 percent and 22.1 percent, respectively. The 2.0 percent decrease is primarily attributable to increased percentage depletion and release of the valuation allowance related to foreign net operating losses. See NOTE 10 – INCOME TAXES for further information.

Noncontrolling Interest

Noncontrolling interest in consolidated income increased $5.6 million, or 36 percent, for the year ended December 31, 2008. The increase is primarily driven by a corresponding increase in the operating results of Portman, a consolidated subsidiary in which we owned approximately 80.4 percent in 2007 and throughout the first half of 2008. In June 2008, we acquired an additional 4.8 percent interest in Portman through a share repurchase program offered by Portman. We subsequently made an off-market offer to purchase the outstanding shares and proceeded with a compulsory acquisition of the remaining shares to obtain full ownership of Portman in the fourth quarter of 2008. In addition, effective July 1, 2008, we acquired the remaining 30 percent interest in United Taconite. Upon consummation of the purchase, our ownership interest increased from 70 percent to 100 percent. Each of these transactions constituted a step acquisition of a noncontrolling interest, thereby reducing noncontrolling interest in consolidated income on a prospective basis. In accordance with SFAS 141, Business Combinations, we accounted for the acquisition of the noncontrolling interests by the purchase method. As a result of each step acquisition, the then historical cost basis of the noncontrolling interest balance was reduced to the extent of the percentage interest sold, and the increased ownership obtained was accounted for by increasing the entity’s basis from historical cost to fair value for the portion of the assets acquired and liabilities assumed based on the additional ownership acquired.

Equity Loss in Ventures

The equity loss in ventures for the year ended December 31, 2008 of $35.1 million primarily represents our share of the operating results of our equity method investment in Amapá. Such results mainly consist of start-up and operating losses of $45.6 million, which includes operating losses from Amapá’s railroad of $5.8 million. The loss was partially offset by foreign currency hedge gains of $10.5 million. This compares with a loss of $11.2 million in 2007, comprised of $7.2 million in pre-production costs and $4.0 million of operating losses from the railroad. The negative operating results in the current year are mainly due to slower than anticipated ramp-up of operations and product yields.

We evaluate the loss in value of our equity method investments each reporting period to determine whether the loss is other than temporary. Based upon the increase in equity losses resulting from start-up costs and production delays in 2008, we determined that indicators of impairment may exist relative to our investment in Amapá. Accordingly, we performed an assessment of the potential impairment of our investment during the fourth quarter of 2008 using a discounted cash flow model to determine the fair value of our investment in relation to its carrying value as of December 31, 2008. Based upon the analysis performed, we have determined that our investment is not impaired. In addition, we will continue to evaluate the results of our investment on a quarterly basis while monitoring the declines in pricing and the potential impact on our business as a result of the recent economic downturn in the industry.

2007 Compared to 2006

For the year ended December 31, 2007, consolidated revenues increased to $2.3 billion, with net income of $2.57 per diluted share. This compared with revenues of $1.9 billion and net income of $2.60 per diluted share in 2006.

Revenue from Product Sales and Services

Sales revenue in 2007 increased $353.5 million, or 18 percent, compared with 2006. The increase in sales revenue was primarily due to higher sales prices combined with increases in sales volume. In relation to our North American Iron Ore segment, sales volume in 2007 included 1.5 million tons of pellets purchased and paid for by customers at year-end under take-or-pay provisions of existing long-term supply agreements. First half shipments in 2007 included 1.2 million tons of pellets purchased in upper Great Lakes stockpiles and paid for in 2006. Revenue recognition related to the December 2006 stockpile transaction totaling $62.6 million was deferred until the product was delivered in 2007. The completion of a two-million-tonne per annum expansion at Koolyanobbing in late 2006 also resulted in increased sales volume in 2007 related to our Asia Pacific Iron Ore segment.

Sales prices per-ton increased year over year in relation to our iron ore business both domestically and abroad, reflecting the effect of contractual base price increases, higher term supply agreement escalation factors including higher steel pricing, higher PPI and lag-year adjustments. In addition, 2007 included incremental revenue of $85.2 million related to our North American Coal segment acquired on July 31, 2007.

Cost of Goods Sold

Cost of goods sold was $1.8 billion in 2007, an increase of $305.5 million, or 20 percent compared with 2006. The increase in cost of goods sold and operating expenses primarily reflected higher volume in 2007. On a per-ton basis, cost of goods sold and operating expenses for our North American Iron Ore segment were flat in comparison to 2006, as a result of our strategic procurement, maintenance and other business improvement programs, as well as the implementation of Six Sigma and Lean Sigma. Costs were also negatively impacted in 2007 by unfavorable foreign exchange rates as well as changeover costs associated with a new mining contractor at our Asia Pacific Iron Ore segment. In addition, cost of goods sold in 2007 included incremental expense of $116.9 million related to our North American Coal segment acquired on July 31, 2007.

Other Operating Income (Expense)

Following is a summary of other operating income (expense) for 2007 and 2006:

	(In Millions)
	2007	2006	Variance Favorable/ (Unfavorable)
Casualty recoveries	$3.2	$—	$3.2
Royalties and management fee revenue	14.5	11.7	2.8
Selling, general and administrative expenses	(114.2)	(72.4)	(41.8)
Gain on sale of other assets—net	18.4	—	18.4
Miscellaneous—net	(2.3)	12.4	(14.7)

	$(80.4)	$(48.3)	$(32.1)

Selling, general and administrative expense of $114.2 million increased $41.8 million compared with the prior year, primarily reflecting higher employment costs related to our expanding business, including expenses at North American Coal and our Asia Pacific locations; increased outside professional service fees and higher legal fees.

Gain on sale of assets of $18.4 million primarily reflected the fourth quarter 2007 gain on the sale of portions of the former LTVSMC site. The sale included cash proceeds of approximately $18 million.

Miscellaneous-net expense of $2.3 million in 2007 increased $14.7 million compared with 2006, primarily reflecting increased mark-to-market hedging losses at our Asia Pacific Iron Ore business.

Other Income (Expense)

Following is a summary of other income (expense) for 2007 and 2006:

	(In Millions)
	2007	2006	Variance Favorable/ (Unfavorable)
Interest income	$20.0	$17.2	2.8
Interest expense	(22.6)	(5.3)	(17.3)
Other—net	1.7	10.2	(8.5)

	$(0.9)	$22.1	$(23.0)

Interest income of $20.0 million increased $2.8 million compared with the prior year, reflecting average higher cash and investment balances and higher average interest rates in our Asia Pacific iron ore business.

Interest expense of $22.6 million increased $17.3 million compared with the prior year, primarily reflecting borrowings from the credit facility to fund the acquisition of PinnOak.

Income Taxes

Income tax expense of $84.1 million in 2007 was $6.8 million lower than the comparable amount in 2006. The decrease was due to lower pre-tax income in 2007 and a lower effective tax rate. Our effective tax rate for the year ended December 31, 2007 and 2006 was 22.1 percent and 23.4 percent, respectively. The 1.3 percent decrease is attributable to lower pre-tax book income offset by increased percentage depletion netted with increased contingent foreign income taxes. See NOTE 10 — INCOME TAXES in Item 8 for further information.

Noncontrolling Interest

Noncontrolling interest decreased $1.5 million, or 9 percent from the prior year. Noncontrolling interest represented the 19.6 percent noncontrolling interest related to Asia Pacific Iron Ore earnings.

Equity Loss in Ventures

The equity loss in ventures, $11.2 million, represented the results from the Company’s investment in Amapá, primarily pre-production costs, $7.2 million and operating losses from the railroad, $4.0 million.

Results of Operations – Segment Information

Our company is organized and managed according to product category and geographic location. Segment information reflects our strategic business units, which are organized to meet customer requirements and global competition. We evaluate segment performance based on sales margin, defined as revenues less cost of goods sold identifiable to each segment. This measure of operating performance is an effective measurement as we focus on reducing production costs throughout the Company.

2008 Compared to 2007

North American Iron Ore

Following is a summary of North American Iron Ore results for 2008 and 2007:

	(In Millions)
	2008	2007	Change due to			Total change
			Sales price and rate	Sales volume	Freight and reimbursements
Revenues from product sales and services	$2,369.6	$1,745.4	$596.1	$34.4	$(6.3)	$624.2
Cost of goods sold and operating expense	(1,565.3)	(1,347.5)	(199.0)	(25.1)	6.3	(217.8)

Sales margin	$804.3	$397.9	$397.1	$9.3	$—	$406.4

Sales tons	22.7	22.3

The increase in sales revenue in 2008 was primarily due to higher sales prices combined with an increase in sales volume. Revenue per ton increased 33.3 percent in the current year primarily as a result of higher steel prices, renegotiated and new long-term supply agreements with certain customers, which were negotiated at a time of higher world pellet prices, and other contractual price adjustment factors. In 2008, revenue included $225.5 million related to the supplemental steel payments compared with $98.3 million in 2007.

The comparison of sales volume between 2008 and 2007 shows a slight increase year over year. However, in 2007, certain of our customers purchased and paid for approximately 1.5 million tons of iron ore pellets in stockpiles at the end of the year in order to comply with the take-or-pay provisions of their existing long-term supply agreements. The customers requested via a fixed shipping schedule that we not ship the iron ore until the spring of 2008, when the Great Lakes waterways re-opened for shipping. We recognized revenue on the 1.5 million tons in 2007. The following represents a comparison of sales volume in 2008, 2007 and 2006 as if the impact of the stockpile sales were excluded from the period reported and instead recognized in the period shipped:

	(In Millions)
	Actual Sales Tons Recognized	Cash Received / Sales Tons Not Recognized	Pro Forma Sales Tons
2006	20.3	1.2	21.5
2007	22.3	(1.2)	21.1
2008	22.7	1.2	23.9

Absent the impact of the stockpile sales, the increase in sales volume in the current year is primarily due to increased demand during the first three quarters of 2008, commitments under our long-term pellet sales agreements, and customer plant outages during 2007. However, this increase was partially offset by declines in sales volumes to customers during the fourth quarter of 2008 as a result of the current volatility and uncertainty in global markets, which has led to production curtailments in the steel industry.

The increase in 2008 revenue is also attributable to a $50.6 million favorable mark-to-market adjustment related to the unsold tons associated with our purchase of the remaining 30 percent interest in United Taconite. Refer to Derivative Financial Instruments within NOTE 1 — BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, of our consolidated financial statements for further information on the derivative instrument associated with the provisions of this purchase agreement.

The increase in cost of goods sold and operating expense in 2008 was primarily due to higher costs of production, higher royalty fees primarily related to the increases in pellet pricing, and increased maintenance costs associated with the Michigan expansion project. Fuel and energy costs increased $28.4 million compared with 2007. In addition, the impact of the United Taconite step acquisition also contributed to the increase year over year.

Production

Following is a summary of iron ore production tonnage for 2008 and 2007:

	(In Millions) (1)
	Company Share		Total
Mine	2008	2007	2008	2007
Empire	3.6	3.9	4.6	4.9
Tilden	6.5	6.1	7.6	7.2
Hibbing	1.9	1.7	8.2	7.4
Northshore	5.5	5.2	5.5	5.2
United Taconite	4.3	3.7	5.1	5.3
Wabush	1.1	1.2	4.2	4.6

Total	22.9	21.8	35.2	34.6

(1)	Long tons of pellets (2,240 pounds).

The decrease in production at Empire compared with the prior year is primarily due to Empire processing Tilden ore to produce 0.4 million tons of pellets under a test period. The corresponding increase is reflected at Tilden, bringing total 2008 production to 7.6 million tons compared with 7.2 million tons in 2007.

The increase in Hibbing’s production in 2008 compared with 2007 was a result of the shutdown in late February 2007 due to severe weather conditions that caused significant buildup of ice in the basin supplying water to the processing facility. The full year production loss in 2007 totaled approximately 0.8 million tons (Company share 0.2 million tons).

The increase in production in 2008 at Northshore was due to reactivation of one of the furnaces at the end of March 2008. Accordingly, production at Northshore benefited from an incremental increase of approximately 0.6 million tons in 2008 and is expected to benefit from an increase of 0.8 million tons of annual capacity thereafter. This increase was partially offset by production curtailments totaling 0.3 million tons in the fourth quarter from idling pellet furnaces in response to production slowdowns in the steel industry.

The increase in our share of production at United Taconite is primarily related to the acquisition of the remaining 30 percent interest in July 2008. United Taconite’s 2008 production was reduced by 0.2 million tons in the fourth quarter from idling a pellet furnace in response to production slowdowns in the steel industry.

In December 2008, we executed plans to reduce production at our six North American iron ore mines to approximately 15 million equity tons. This compares with 2008 production of 22.9 million equity tons. In order to implement the lower production levels, we have temporarily idled various pellet furnaces and initiated workforce adjustments at each of our North American Iron Ore mines. Based on current market uncertainties and corresponding blast furnace capacity utilization in North America, we continue to monitor the marketplace and will adjust our production plans for 2009 accordingly.

North American Coal

Following is a summary of North American Coal results for 2008 and 2007:

	(In Millions, except tonnage)
	Twelve Months	Five Months	Change due to			Total change
	Ended December 31,		Sales price and rate	Sales volume	Freight and reimbursements
	2008	2007
Revenues from product sales and services	$346.3	$85.2	$70.5	$147.9	$42.7	$261.1
Cost of goods sold and operating expense	(392.7)	(116.9)	(29.3)	(203.8)	(42.7)	(275.8)

Sales margin	$(46.4)	$(31.7)	$41.2	$(55.9)	$—	$(14.7)

Sales tons (in thousands)	3,241	1,171

Results for 2007 represent five month totals since the July 31, 2007 acquisition.

We reported losses of $46.4 million and $31.7 million in sales margin for the year ended December 31, 2008 and 2007, respectively. Sales volume and costs in 2008 continued to be negatively impacted by adverse mining conditions and production delays throughout the year. In addition, we declared force majeure on customer shipments from our Pinnacle mine in mid-March 2008. Production at the mine slowed as a result of encountering a fault area within the coal panel being mined at the time. The force majeure was lifted in mid-June.

Despite completion of a longwall move in June 2008, our Oak Grove mine continued to experience delays and lower than planned production levels during the second half of 2008. The mine encountered lower than planned coal heights in the current mining panel and harsh geological conditions in the development areas. Additional costs have also been incurred for repairs and maintenance as a result of mechanical problems caused by adverse geological conditions, delays associated with equipment replacements and availability of experienced mining personnel. Oak Grove decreased production in the fourth quarter to enable continuous miners to prepare longwall panels. One of our Green Ridge facilities, located in the Pinnacle Complex, has shut down production in an effort to focus on mining the remaining other Green Ridge location, resulting in lower overall production for the facility.

We continue to be challenged with adverse geological conditions across the mines and delays in delivery of new capital equipment, which have contributed to overall equipment performance and availability issues, which increased costs in all operations.

Production

Following is a summary of coal production tonnage for 2008 and 2007:

	(In Thousands) (1)
	Twelve Months	Five Months
	Ended December 31,
	2008	2007 (2)
Mine:
Pinnacle Complex	2,489	685
Oak Grove	979	406

Total	3,468	1,091

(1)	Tons are short tons (2,000 pounds).
(2)	Prior year results represent production since the July 31, 2007 acquisition.

Production in 2008 was impacted by the extension of longwall development timing related to unplanned geological conditions, difficulty in obtaining additional equipment and personnel, and mechanical problems experienced within the second half of 2008 at our Oak Grove Mine. Also impacting production in 2008 were adverse mining conditions at our Pinnacle Complex. In addition, as a result of the economic downturn and its impact on the global steel industry, we initiated operating plans to reduce production and commence workforce adjustments at our Pinnacle Mine in December 2008.

Asia Pacific Iron Ore

Following is a summary of Asia Pacific Iron Ore results for 2008 and 2007:

	(In Millions)
			Change due to
	2008	2007	Sales price and rate	Sales volume	Total change

Revenues from product sales and services	$769.8	$444.6	$343.9	$(18.7)	$325.2
Cost of goods sold and operating expense	(421.2)	(348.8)	(87.1)	14.7	(72.4)

Sales margin	$348.6	$95.8	$256.8	$(4.0)	$252.8

Sales tons	7.8	8.1

In 2008, the Australian benchmark prices for lump and fines settled at increases of 97 percent and 80 percent, respectively. As a result of the price settlement, sales from our Asia Pacific Iron Ore segment have been recorded at the higher 2008 prices, thereby resulting in record revenues.

Cost of goods sold and operating expenses for the year to date increased primarily due to higher costs of production partially offset by lower volume and reduction of stockpiles. Increased costs of production were a result of higher fuel, maintenance and contract labor expenditures arising from inflationary pressures. Fuel and energy costs for the year to date increased approximately $14.1 million compared with 2007. Costs were also negatively impacted in 2008 by increased royalty payments due to higher revenues and approximately $1.6 million related to unfavorable foreign exchange rates. In addition, the current period was impacted by the step acquisition of the remaining ownership interest in Portman.

Production

Following is a summary of iron ore production tonnage for 2008 and 2007:

	(In Millions) (1)
	Total
	2008	2007
Mine:
Koolyanobbing	7.3	7.7
Cockatoo Island	0.4	0.7

Total	7.7	8.4

(1)	Tonnes are metric tons (2,205 pounds). Cockatoo production reflects our 50 percent share.

The decrease in production in 2008 compared with 2007 was primarily due to inventory stockpile reductions in an effort to improve working capital. In addition, production at Cockatoo declined as the second stage of the seawall reserves were exhausted. Construction on Phase 3 of the seawall is expected to be completed in May 2009, with sales continuing for approximately two years through June 2011.

2007 Compared to 2006

North American Iron Ore

Following is a summary of North American Iron Ore sales margin for 2007 versus 2006:

	(In Millions)
	2007	2006	Change due to			Total change
			Sales price and rate	Sales volume	Freight and reimbursements
Revenue from product sales and services	$1,745.4	$1,560.7	$39.3	$122.4	$23.0	$184.7
Cost of goods sold and operating expenses	(1,347.5)	(1,233.3)	0.6	(91.8)	(23.0)	(114.2)

Sales margin	$397.9	$327.4	$39.9	$30.6	$—	$70.5

Sales tons	22.3	20.4

The increase in sales revenue was due to a sales volume increase of 1.9 million tons, or $122.4 million, higher sales prices, $39.3 million and higher freight and venture partners’ reimbursements, $23.0 million. Sales volume in 2007 included 1.5 million tons of pellets purchased and paid for by customers at year-end under take-or-pay provisions of existing long-term supply agreements. First half shipments in 2007 included 1.2 million tons of pellets purchased in upper Great Lakes stockpiles and paid for in 2006. Revenue recognition related to the December 2006 stockpile transaction totaling $62.6 million was deferred until the product was delivered in 2007. Sales prices per-ton increased 2.8 percent, reflecting the effect of contractual base price increases, higher term supply agreement escalation factors including higher steel pricing, higher Producers Price Indices and lag-year adjustments.

The increase in cost of goods sold and operating expenses primarily reflected higher volume, $91.8 million. On a per-ton basis, cost of goods sold and operating expenses were flat in comparison to last year, as a result of our strategic procurement, maintenance and other business improvement programs, as well as the implementation of Six Sigma and Lean Sigma. This compares with a Producers Price Indices increase of 4.1 percent, which is a measurement of industrial company cost inflation. Principally, as a result this cost containment, North American Iron Ore sales margin per ton increased 11 percent from 2006.

Production

Following is a summary of North American Iron Ore production tonnage for 2007 versus 2006:

	(In Millions) (1)
	Company Share		Total
Mine	2007	2006	2007	2006
Empire	3.9	3.8	4.9	4.9
Tilden	6.1	5.9	7.2	6.9
Hibbing	1.7	1.9	7.4	8.3
Northshore	5.2	5.1	5.2	5.1
United Taconite	3.7	3.0	5.3	4.3
Wabush	1.2	1.1	4.6	4.1

Total	21.8	20.8	34.6	33.6

(1)	Long tons of pellets (2,240 pounds).

The decrease in Hibbing’s production was a result of the shutdown in late February 2007 due to severe weather conditions that caused significant buildup of ice in the basin supplying water to the processing facility.

Year-over-year production at Tilden benefited from major maintenance work and operating improvements performed in the prior year, and United Taconite production increased due to its recovery from last year’s electrical accident. Production at Wabush was higher as a result of pit design improvements to mitigate dewatering issues.

We reinitiated construction activity to restart an idled pellet furnace at the Northshore facility that increased capacity by approximately 0.6 million tons of pellets in 2008 and 0.8 million tons to our annual capacity thereafter.

North American Coal

Following is a summary of North American Coal sales margin since the July 31, 2007 acquisition:

(In Millions, except tonnage)
Five Months Ended December 31, 2007

Revenues from product sales and services	$85.2
Cost of goods sold and operating expense	(116.9)

Sales margin	$(31.7)

Sales tons (in thousands) (1)	1,171

(1) Tons are short tons (2,000 pounds).

In August 2007, production at our Pinnacle mine in West Virginia slowed as a result of sandstone intrusions encountered within the coal panel being mined at the time. This slowdown prompted the operating decision in late September to move the mine’s longwall plow system to another panel. In mid-October, the plow system was brought back into production. In addition, we had invested in business improvement initiatives and safety activities designed to enhance future production at our Oak Grove mine. These investments reduced our 2007 production.

The slowdown and resulting lack of leverage over fixed costs, such as labor and energy, contributed to a loss of sales margin and unusually high per-ton costs of goods sold.

Production

Following is a summary of North American Coal production tonnage for 2007:

(In Thousands)
Mine	Five Months Ended December 31, 2007 (1)
Pinnacle Complex	685
Oak Grove	406

Total	1,091

(1) Tons are short tons (2,000 pounds).

Asia Pacific Iron Ore

Following is a summary of Asia Pacific Iron Ore sales margin for 2007 versus 2006:

	(In Millions)
			Change due to
	2007	2006	Sales price and rate	Sales volume	Total change
Revenue from product sales and services	$444.6	$361.0	$48.9	$34.7	$83.6
Cost of goods sold and operating expenses	(348.8)	(274.4)	(48.0)	(26.4)	(74.4)

Sales margin	$95.8	$86.6	$0.9	$8.3	$9.2

Sales tonnes	8.1	7.4

The increase in sales revenue was due to higher sales prices, $48.9 million and higher volume, $34.7 million. Portman’s sales prices reflected the effects of the 9.5 percent increase in the international benchmark price of iron ore fines and lump. The 0.7 million tonne volume increase reflected the completion of the two-million-tonne per annum expansion at Koolyanobbing in late 2006.

Increased production capacity has allowed Asia Pacific to supply higher sales volumes at increased price realizations driven by intense demand from the Asian steel industry, particularly in China. As a result of this demand, revenues per tonne increased 12 percent from the prior year. Per-tonne costs in Asia Pacific Iron Ore, which increased 16 percent, continue to be negatively impacted by foreign exchange rates, as the U.S. dollar weakened relative to the Australian dollar, as well as higher maintenance and contract labor expenditures. In 2007, our Asia Pacific Iron Ore management team also put in place a new contractor for mine operations that has cost control incentives.

Production

Following is a summary of Asia Pacific Iron Ore production tonnage for 2007 versus 2006:

	(In Millions) (1)
	Total
Mine	2007	2006
Koolyanobbing	7.7	7.0
Cockatoo Island	0.7	0.7

Total	8.4	7.7

(1) Metric tons (2,205 pounds).

The increase in production primarily reflected the completion of the expansion at Koolyanobbing in late 2006. Production at Cockatoo Island remained steady and continued into 2008. However, in 2008, Cockatoo Island production began to decline, as the second stage of the seawall reserves were exhausted. Construction on a necessary extension of the existing seawall commenced in the third quarter 2008, with production anticipated to restart by the end of the second quarter 2009. This extension is expected to extend production for approximately two additional years, through June 2011.

In July 2007, Portman was notified that its exploration and mining rights under two leases would not be extended beyond July 3, 2007. The mining leases permit Portman to explore for and mine iron ore on mining tenements north of Portman’s Koolyanobbing operations, including the rights to 4.5 million tonnes of iron ore reserves. Portman has since negotiated an in-principle agreement to transfer these rights to the other party in exchange for additional mining rights to new leases.

Liquidity, Cash Flows and Capital Resources

In 2008, we have taken a balanced approach to allocation of our capital resources and free cash flow. We have made strategic investments both domestically and internationally, increased our capital expenditures, strengthened our balance sheet, and increased our borrowing capacity.

Operating Activities

Net cash provided by operating activities was $853.2 million in 2008, compared with $288.9 million and $428.5 million in 2007 and 2006, respectively. Operating cash flows in 2008 were impacted by improved operating results, higher overall gains on our derivative instruments, and other changes in working capital.

Investing Activities

Net cash used for investing activities was $795.6 million in 2008, compared with $745.4 million in 2007 and $127.4 million in 2006. Capital expenditures were $182.5 million, $199.5 million and $119.5 million in 2008, 2007 and 2006, respectively. Other significant investing activities in 2008 included the purchases of the remaining noncontrolling interests in Portman and United Taconite and our investment in AusQuest. Investing activities in 2007 included the purchase of PinnOak as well as our investments in Sonoma and Amapá.

In addition, non-cash investing activities in 2008 include the issuance of $165 million of unregistered common shares and the commitment to provide 1.2 million tons of iron ore pellets as part of the consideration paid to acquire the remaining 30 percent interest in United Taconite. Non-cash investing activities during the year also include the issuance of four million of our common shares at a share price of $38.27 to the former owners of PinnOak to accelerate the deferred payment and settle the contingent earn-out associated with the initial purchase agreement.

Financing Activities

Net cash provided by financing activities in 2008 was $32.4 million, compared with $250.1 million in 2007. In 2006, our net cash used in financing activities was $148.4 million. Consolidated long-term debt at December 31, 2008 was $525 million, compared to $440 million at December 31, 2007. Cash flows from financing activities in 2008 primarily included borrowings under our revolving credit facility and senior notes of $865 million, partially offset by debt repayments of $780 million during the year.

The following is a summary of significant sources and uses of cash in 2008 and 2007:

	(In Millions)
	2008	2007
Cash and cash equivalents—January 1	$157.1	$351.7

Significant Transactions
Purchase of Portman	$(485.1)	$—
Purchase of United Taconite	(104.4)	—
Purchase of PinnOak	—	(343.8)
Acquisition termination fees	(70.0)	—
Investments in ventures and other securities	(93.1)	(265.9)
Michigan expansion project	(47.7)	—
Longwall development	(29.6)	—
Rail upgrade	(11.7)	—
Northshore capacity expansion project	(7.6)	(8.6)
Other capital expenditures	(85.9)	(190.9)
Repayment of debt and other borrowings	(788.4)	(921.5)
Dividend distributions	(37.2)	(26.4)
Sale of assets	41.2	23.2

Total	(1,719.5)	(1,733.9)

Sources of Financing
Net cash provided by operations (1)	923.2	288.9
Borrowings under senior notes	325.0	—
Borrowings under revolving loans	540.0	1,195.0

Total	1,788.2	1,483.9

Other net activity	(46.8)	55.4

Cash and cash equivalents—December 31	$179.0	$157.1

(1) Excludes $70 million of acquisition termination fees paid in 2008 related to the Alpha transaction.

Refer to NOTE 2 – ACQUISITIONS, DIVESTITURES & OTHER INVESTMENTS of the Consolidated Financial Statements for further information regarding the purchase of noncontrolling interests in Portman and United Taconite, the prior year acquisition of PinnOak as well as our investments in ventures.

Current Economic Environment and Future Outlook

The current volatility and uncertainty in global markets, coupled with the slowdown in the world’s major economies, has had a significant impact on commodity prices. The mining industry has seen a reduction in high cost operations, and the credit environment is expected to limit the funding and expansion capabilities of many of the junior mining companies. Based on these economic conditions, we continue to evaluate and assess our capital expenditures, in order to ensure we are positioned to face the challenges, uncertainties, as well as opportunities, associated with the current environment.

In addition, recent deterioration in the securities markets has negatively impacted the value of the assets included in our defined benefit pension plans and postretirement welfare plans based upon the value of our plan assets and obligations at December 31, 2008. The decline in fair value of our plan assets, combined with negotiated plan changes, has resulted in increased total estimated pension and OPEB costs for 2009 of $71.5 million as compared to total benefit costs of $28.9 million in 2008. Further, the decline in fair value has resulted in estimated cash contributions for 2009 of $67.4 million in accordance with our current funding strategy, which is $22.8 million higher than our 2008 funding obligation. Refer to NOTE 9 – PENSIONS AND OTHER POSTRETIREMENT BENEFITS of the Consolidated Financial Statements for additional information.

We anticipate that total cash used for investments and capital expenditures in 2009 will be approximately $300 million, including approximately $100 million related to the funding of our investment in

Amapá. We are evaluating funding options for our capital needs and expect to be able to fund these requirements through operations.

The following represents our future cash commitments and contractual obligations as of December 31, 2008:

	Payments Due by Period (1) (In Millions)
Contractual Obligations	Total	Less Than 1 Year	1 -3 Years	3 -5 Years	More Than 5 Years
Long-term debt	$530.4	$0.8	$4.6	$470.0	$55.0
Interest on debt (2)	119.3	27.8	50.4	35.7	5.4
Operating lease obligations	135.0	26.3	44.9	30.9	32.9
Capital leases	82.7	11.6	20.9	18.9	31.3
Purchase obligations:
Asia Pacific rail upgrade	27.0	27.0	—	—	—
Longwall plow system	54.8	53.8	1.0
Open purchase orders	256.2	251.4	4.8	—	—
Forward energy contracts	41.5	41.5	—	—	—
Minimum “take or pay” purchase commitments (3)	438.7	110.9	218.4	27.5	81.9

Total purchase obligations	818.2	484.6	224.2	27.5	81.9
Other long-term liabilities:
Pension funding minimums	256.9	32.1	116.1	108.7	—
OPEB claim payments	159.3	35.3	68.4	55.6	—
Foreign exchange derivative contracts	111.8	77.5	34.3	—	—
Deferred revenue (4)	106.5	106.5	—	—	—
Mine closure obligations	100.7	0.8	0.7	0.6	98.6
FIN 48 obligations (5)	35.9	12.6	23.3	—	—
Personal injury	30.3	5.2	4.8	1.5	18.8
Other (6)

Total other long-term liabilities	801.4	270.0	247.6	166.4	117.4

Total	$2,487.0	$821.1	$592.6	$749.4	$323.9

(1)	Includes our consolidated obligations.
(2)

Interest on the $200 million term debt is calculated using actual rates through April 2009 and is estimated using a 3-year Libor swap rate of 1.75 percent plus a margin of 0.50 from April 2009 through maturity in August 2012. The calculation includes a $100 million Libor interest rate swap fixed at 4.65 percent with an October 2009 maturity date. For the $325 million senior notes, interest is calculated for the $270 million five-year senior notes using a fixed rate of 6.31 percent from 2009 to maturity in June 2013, and for the $55 million seven-year senior notes, interest is calculated at 6.59 percent from 2009 to maturity in June 2015.

(3)

Includes minimum electric power demand charges, minimum coal, diesel and natural gas obligations, minimum railroad transportation obligations, minimum port facility obligations and minimum water pipeline access obligations for the Sonoma washplant.

(4)	Relates to pellet delivery consideration for purchase of the remaining 30 percent interest in United Taconite.
(5)	Includes accrued interest.
(6)	Other contractual obligations of approximately $86.8 million primarily include income taxes payable and deferred income tax amounts for which timing of payment is non-determinable.

Refer to NOTE 16 – COMMITMENTS AND CONTINGENCIES of the Consolidated Financial Statements for additional information regarding our future purchase commitments and obligations.

Capital Resources

We expect to fund our business obligations from available cash, current operations and borrowings under our credit facility. The following represents a summary of key liquidity measures at December 31, 2008 and 2007:

	(In Millions)
	December 31, 2008	December 31, 2007
Cash and cash equivalents	$179.0	$157.1

Credit facility	$800.0	$800.0
Senior notes	325.0	—
Portman facilities	27.6	—
Senior notes drawn	(325.0)	—
Term loans drawn	(200.0)	(200.0)
Revolving loans drawn	—	(240.0)
Letter of credit obligations and other commitments	(40.3)	(16.2)

Borrowing capacity available	$587.3	$343.8

Refer to NOTE 5 – DEBT AND CREDIT FACILITIES of our consolidated financial statements for further information regarding our debt and credit facilities.

We expect meaningful cash flow from operations in 2009. Cash flows from operations are expected to fund all of our contractual obligations in 2009, as well as, expected capital expenditures, pension and OPEB contributions and dividends. Apart from cash generated by the business our primary source of funding is cash on hand, which totals $179.0 million as of December 31, 2008. We also have a $600 million revolving credit facility, which comes due in 2012. This facility has available borrowing capacity of $578.5 million as of December 31, 2008. The combination of cash and the credit facility give us over $750 million in liquidity entering 2009.

As is the case each year, cash flows will be negatively impacted in the first two quarters of 2009 due to an inability to ship over the Great Lakes in the early part of the year. While this will have a detrimental impact on cash flow and earnings in those quarters, we do not expect it to create any liquidity issues, nor do we expect any adverse impact on our debt covenants. Assuming current projected volumes, our liquidity appears to be sufficient, and we will maintain ample room under our debt covenants for 2009.

Several credit markets may provide additional capacity should that become necessary. The bank market may provide funding through a term loan or through exercising the $200 million accordion in our credit facility. In October 2008, we were able to obtain approximately $1.5 billion in commitments from the bank market as part of the funding for the proposed acquisition of Alpha Natural Resources. The risk associated with this market is that decreasing capacity has lead to significant increases in borrowing costs. In 2008, we went to the private placement market to fund $325 million senior notes which are due in 2013 and 2015. Capacity, as in all debt markets, is a global issue in addition to the fact that our notes have been outstanding for less than one year. Capacity in the bond market appears to be rebounding slowly for investment grade companies. Longer term debt arrangements at current corporate bond rates must be aligned with our longer term capital structure needs. Finally, the equity market has begun to see some activity. Shareholder dilution is a significant determining factor in deciding whether to access this market, in addition to considering how this alternative would align with our longer term capital structure.

Off-Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has:

•	made guarantees,

•	retained or held a contingent interest in transferred assets,

•	undertaken an obligation under certain derivative instruments, or

•

undertaken any obligation arising our of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or engages in leasing, hedging or research and development arrangements with the company.

We have entered into certain agreements under which we have provided guarantees to an unconsolidated entity that are off-balance sheet arrangements. In addition, we have operating leases, which are primarily utilized for certain equipment and office space. Aside from this, we do not have any other off-balance sheet financing arrangements. Refer to NOTE 16 – COMMITMENTS AND CONTINGENCIES for additional information regarding our guarantees.

Market Risks

We are subject to a variety of risks, including those caused by changes in the market value of equity investments, changes in commodity prices, interest rates and foreign currency exchange rates. We have established policies and procedures to manage such risks; however, certain risks are beyond our control.

Foreign Currency Exchange Rate Risk

We are subject to changes in foreign currency exchange rates in Australia as a result of our operations at Portman and Sonoma, which could impact our financial condition. Foreign exchange risk arises from our exposure to fluctuations in foreign currency exchange rates because our reporting currency is the United States dollar. Portman hedges a portion of its United States currency-denominated sales in accordance with a formal policy. The primary objective for using derivative financial instruments is to reduce the volatility attributable to changes in Australian and United States currency fluctuations. The instruments were subject to formal documentation, intended to achieve qualifying hedge treatment, and were tested at inception and at each reporting period as to effectiveness. Effective July 1, 2008, Portman discontinued hedge accounting for these derivatives, but continues to hold these instruments as economic hedges to manage currency risk. Upon de-designation of the cash flow hedges, the instruments are prospectively marked to fair value each reporting period through Changes in fair value of derivative instruments, net on the Statement of Consolidated Operations. At December 31, 2008, Portman had approximately $869.0 million of outstanding exchange rate contracts in the form of call options, collar options, convertible collar options and forward exchange contracts with varying maturity dates ranging from January 2009 to August 2011. A 10 percent increase in the value of the Australian dollar from the month-end rate would increase the fair value by approximately $65.4 million, and a 10 percent decrease would reduce the fair value by approximately $79.9 million.

We are required to record on our Statements of Consolidated Financial Position the market value of our open derivative positions which do not qualify for hedge accounting treatment. The gain or loss resulting from changes in the market value of these derivative instruments is recorded as an unrealized gain or loss each reporting period. These mark-to-market adjustments are recorded as non-operating costs on the Statements of Consolidated Operations.

Our share of pellets produced at the Wabush operation in Canada represents approximately five percent of our North American iron ore pellet production. This operation is subject to currency exchange fluctuations between the United States and Canadian currency; however, we do not hedge our exposure to this currency exchange fluctuation.

Under the majority ownership of MMX, Amapá’s functional currency was previously determined to be the Brazilian real. The analysis performed to determine the functional currency at the time indicated a mixed outcome assessment of the pertinent determining economic factors as set forth under SFAS No. 52, Foreign Currency Translation (“SFAS 52”), including, for example, sales being priced in U. S. dollars and operating costs being largely incurred in Brazilian real. The change in control of Amapá to Anglo in August 2008 resulted in the review of financial, operating and treasury policies of the entity under new management. This, along with recent efforts to mitigate exposures related to fluctuations in foreign currency exchange rates resulted in the reassessment of the accounting principles related to the determination of Amapá’s functional currency during the fourth quarter of 2008. As a result, effective October 1, 2008, we changed the functional currency of Amapá from the local currency to the U.S. dollar reporting currency primarily due to changes in the debt structure under which the entity is financed as well as changes in the treasury, risk mitigation and financial reporting policies under which the entity’s operations are managed, resulting in the U.S. dollar becoming the currency of the primary economic environment in which the business operates. Refer to NOTE 1 – BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, of the consolidated financial statements for further information.

Interest Rate Risk

Interest for borrowings under our credit facility is at a floating rate, dependent in part on the LIBOR rate, which exposes us to the effects of interest rate changes. Based on $100 million in outstanding revolving and term loans at December 31, 2008, with a floating interest rate and no corresponding fixed rate swap, a 100 basis point change to the LIBOR rate would result in a change of $1.0 million to interest expense on an annual basis.

In October 2007, we entered into a $100 million fixed rate swap to convert a portion of this floating rate into a fixed rate. With the swap agreement, we pay a fixed three-month LIBOR rate for $100 million of our floating rate borrowings. The interest rate swap terminates in October 2009 and qualifies as a cash flow hedge.

Pricing Risks

The current global economic crisis has resulted in increasing downward pressure from customers, particularly in China, for a roll back of the 2008 price increases for seaborne iron ore and metallurgical coal in 2009. The 2008 record price increase was driven by high demand for iron ore and coking coal, global steel production at historically high levels, combined with production and logistics constraints for both iron ore and coking coal, resulting in tight supply conditions. With the current global economic crisis, none of these conditions exist in early 2009; and the market now is characterized by a collapse in steel demand and limited global demand for iron ore and coking coal. Reduced demand for iron ore and coking coal will likely result in decreased demand for our products and decreasing prices, resulting in lower revenue levels in 2009, and decreasing margins as a result of decreased production, adversely affecting our results of operations, financial condition and liquidity.

Nonperformance and Liquidity Risks

The current global economic crisis has adversely affected our business and could impact our financial results. All of our customers have announced curtailments of production, which has adversely affected the demand for our iron ore and coal products. Continuation or worsening of the current economic conditions, a prolonged global, national or regional economic recession or other events that could produce major changes in demand patterns, could have a material adverse effect on our sales, margins and profitability. We are not able to predict the impact the current global economic crisis will have on our operations and the industry in general going forward.

In addition, consolidations in some of the industries in which our customers operate have created larger customers, some of which are highly leveraged. These factors have caused some customers to be less profitable and increased our exposure to credit risk. Current credit markets are highly volatile, and some of our customers are highly leveraged. A significant adverse change in the financial and/or credit position of a customer could require us to assume greater credit risk relating to that customer and could limit our ability to collect receivables. Failure to receive payment from our customers for products that we have delivered could adversely affect our results of operations, financial condition and liquidity.

Our investment policy relating to short-term investments is to preserve principal and liquidity while maximizing the short-term return through investment of available funds. The carrying value of these investments approximates fair value on the reporting dates. We commonly use AAA-rated money market funds for short-term investments. On September 19, 2008, we received notice that one of the money market funds, in which we had $20 million invested, was suspending all-cash redemptions and redeeming a combination of cash and in-kind securities until December 12, 2008, when all of the fund’s securities matured. The investment was redeemed in cash for full value on December 12, 2008. All other money market funds we invested in maintained daily cash redemptions throughout 2008.

Approximately 2.9 percent of our U.S. pension trust assets and 1.5 percent of VEBA assets are exposed to sub prime risk, all of which are investment grade and fully collateralized by properties. These investments primarily include Mortgage-Backed Securities and the Home Equity subset of the Asset-Backed Securities sector with AAA and AA credit quality ratings. Due to the continuing liquidity crisis in the U.S., the spreads of these structures have widened and, as a result, their market values have declined. However, the over-collateralization of these arrangements is expected to mitigate the potential for principal loss in these tranches. As evidence, there has been no material impairment in these securities as of December 31, 2008. The U.S. pension and VEBA trusts have no allocations to mortgage-related collateralized debt obligations.

Volatile Energy and Fuel Costs

The volatile cost of energy and supplies is an important issue affecting our production costs, primarily in relation to our iron ore operations. Recent trends have shown that although electric power, natural gas, and oil costs are declining, the direction and magnitude of short-term changes are difficult to predict. Our consolidated North American iron ore mining ventures consumed approximately 13.5 million MMBtu’s of natural gas at an average delivered price of $9.18 per MMBtu, and 22.5 million gallons of diesel fuel at an average delivered price of $3.03 per gallon in 2008. Consumption of diesel fuel by our Asia Pacific Operations was approximately 10.6 million gallons for the same period. As of December 31, 2008 we have 3.5 million MMBtu’s of natural gas, representing approximately 38 percent of our 2009 natural gas requirements, purchased forward at an average price of $8.99 per MMBtu. We also have 6.4 million gallons of diesel fuel, representing approximately 31 percent of our 2009 requirements, purchased forward at $2.58 per gallon for our North American iron ore mining ventures. Such contracts are a means to limit our exposure to potential future market price increases.

Our strategy to address increasing energy rates includes improving efficiency in energy usage and utilizing the lowest cost alternative fuels. Our North American Iron Ore mining ventures enter into forward contracts for certain commodities, primarily natural gas and diesel fuel, as a hedge against price volatility. Such contracts are in quantities expected to be delivered and used in the production process. At December 31, 2008, the notional amount of the outstanding forward contracts was $41.5 million, with an unrecognized fair value net loss of $8.4 million based on December 31, 2008 forward rates. The contracts mature at various times through December 2009. If the forward rates were to change 10 percent from the month-end rate, the value and potential cash flow effect on the contracts would be approximately $3.3 million.

Outlook

Given the current macroeconomic environment and the impact on demand for steelmaking raw materials in the intermediate term, our priority in 2009 is to generate and preserve cash in order to maintain our high degree of financial flexibility. While our Company’s management team has taken swift action to bring production levels at all of our businesses in line with current demand, a great deal of uncertainty remains in the marketplace.

North American Iron Ore Outlook

For 2009, we have contractual obligations for approximately 18 million tons of sales volume. These commitments, combined with eventual revenue recognition of 1.2 million tons deferred in 2008, total approximately 19 million tons of sales volume for 2009. This sales volume total assumes we will recognize “bill and hold” sales, which are anticipated to occur in the fourth quarter of 2009. In addition, based on current market uncertainties and corresponding blast furnace capacity utilization in North America, we must continue to monitor the marketplace as well as the financial health of our customers.

With annual price settlements for iron ore in 2009 not yet concluded, we are unable to provide guidance on average revenue per ton in our North American Iron Ore business segment. We previously indicated our average revenue per ton in 2009 will benefit from contractual base-price adjustments, lag-year adjustments and price caps and floors contained in most of our current supply agreements. Actual realized average revenue per ton will ultimately depend on sales volume levels, World Pellet Prices, production input costs and/or steel prices, all of which are factors in our formula-based pricing for the North American Iron Ore business segment.

At the current annualized production rate for our North American Iron Ore business segment, 2009 cost per ton is expected to be between $70 and $80. The expected increase from 2008 cost per ton is the result of reduced leverage over fixed costs resulting from lower year-over-year production levels.

North American Coal Outlook

We begin 2009 with approximately 1.6 million tons of coal under contractual obligation, or approximately 45 percent of our current annualized production rate. This coal is priced at an average of $108 per ton, which includes production earmarks to fulfill obligations for tons deferred as a result of past production disruptions.

With negotiations for international met coal contracts not yet concluded, we are unable to provide guidance for uncommitted 2009 production related to our North American Coal business segment. Currently there is no precise indication where prices will settle for the high quality, low volatility coal that we produce.

In 2009, we will continue to execute our extended long-term mine planning and development activities at our North American Coal mines designed to ultimately increase annual production and improve cost per ton. As a result, cost per ton for the year is expected to be approximately between $110 and $120.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2009 sales volume is expected to be 8.4 million tonnes, with production of 8.6 million tonnes. With annual price settlements for iron ore in 2009 not yet concluded, we are unable to provide guidance on average revenue per tonne for our Asia Pacific Iron Ore business segment. We expect Asia Pacific Iron Ore cost per tonne of approximately $50 to $60.

Sonoma Coal Project Outlook

We have a 45 percent economic interest in the Sonoma coal project and expect total production of approximately 3.5 million tonnes for 2009. Sonoma is expected to have sales volume of 3.3 million tonnes with an approximate 60/40 mix between thermal and metallurgical coal, respectively. Per-tonne costs at Sonoma are expected to be between $85 and $95. The increase from 2008 cost per ton levels is the result of an anticipated special royalty payment under an agreement with our partner, QCoal, that occurs when the mine exceeds a certain performance threshold.

Amapá Iron Ore Project Update

In the third quarter of 2008, our new partner in the Amapá project, Anglo, closed its acquisition of MMX’s 70 percent share of the project and assumed management control over the venture. Throughout the year, the ramp-up of operations was significantly slower than previously anticipated, with annual production totaling 1.2 million tonnes. We, along with Anglo, continue to study all aspects of the project and are taking proactive steps to ensure production is ramped up to the design annual capacity of 6.5 million tonnes. We expect to incur an equity loss related to the project of approximately $50 million to $60 million in 2009.

Selling, General and Administrative Expenses and Other Expectations

As a result of limited headcount rationalization, including the elimination and combination of some executive and management positions, combined with tight cost controls, selling, general and administrative expenses are anticipated to be approximately flat to slightly down in 2009 from 2008 levels. We anticipate an effective tax rate of approximately 26 percent to 28 percent for the year. We also expect 2009 capital expenditures of approximately $200 million and depreciation and amortization of approximately $215 million.

Recently Issued Accounting Pronouncements

Refer to NOTE 1 – BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES of the consolidated financial statements for a description of recent accounting pronouncements, including the respective dates of adoption and effects on results of operations and financial condition.

Critical Accounting Estimates

Management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. Preparation of financial statements requires management to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the related disclosures of contingencies. Management bases its estimates on various assumptions and historical experience, which are believed to be reasonable; however, due to the inherent nature of estimates, actual results may differ significantly due to changed conditions or assumptions. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are fairly presented in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Management believes that the following critical accounting estimates and judgments have a significant impact on our financial statements.

Revenue Recognition

North American Iron Ore

Revenue is recognized on the sale of products when title to the product has transferred to the customer in accordance with the specified provisions of each term supply agreement and all applicable criteria for revenue recognition have been satisfied. Most of our North American Iron Ore term supply agreements provide that title and risk of loss transfer to the customer when payment is received. This is a practice utilized to reduce our financial risk to customer insolvency. Under some term supply agreements, we ship the product to ports on the lower Great Lakes or to the customer’s facilities prior to the transfer of title. Our rationale for shipping iron ore products to some customers and retaining title until payment is received for these products is to minimize credit risk exposure.

We recorded revenue of $25.4 million in the fourth quarter of 2008 related to sales to customers under minimum purchase requirements of supply agreements, who had paid for the iron ore but requested that we not ship the product until the spring of 2009, when the Great Lakes waterways re-open for shipping. This compares to $87 million of revenue recorded under similar arrangements in the fourth quarter of 2007. These bill-and-hold sales were made pursuant to long-term contracts that include annual take-or-pay arrangements. Critical estimates and other factors related to the recognition of revenue on these stockpile sales include the freezing weather conditions on the Great Lakes and the existence of a fixed delivery schedule that is reflective of the customer’s historical stockpile shipment requests.

In 2008, certain customers purchased and paid for 1.2 million tons of pellets in upper lakes stockpiles in order to meet minimum contractual purchase requirements. At the request of the customers, the ore was not shipped. We considered whether revenue should be recognized on these sales under the “bill and hold” guidance provided in SEC Staff Accounting Bulletin No. 104 Topic 13; however, since fixed shipment schedules were not established prior to year-end, revenue recognition on these transactions, totaling $82.9 million, was deferred and will be recognized upon shipment in 2009.

Most of our North American Iron Ore long-term supply agreements are comprised of a base price with annual price adjustment factors. These price adjustment factors vary based on the agreement but typically include adjustments based upon changes in international pellet prices, changes in specified Producers Price Indices including those for all commodities, industrial commodities, energy and steel. The adjustments generally operate in the same manner, with each factor typically comprising a portion of the price adjustment, although the weighting of each factor varies based upon the specific terms of each agreement. One of our term supply agreements contains price collars, which typically limit the percentage increase or decrease in prices for our iron ore pellets during any given year. In most cases, these adjustment factors have not been finalized at the time our product is sold; we routinely estimate these adjustment factors. The price adjustment factors have been evaluated to determine if they contain embedded derivatives. We evaluated the embedded derivatives in the supply agreements in accordance with the provisions of SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133. The price adjustment factors share the same economic characteristics and risks as the host contract and are integral to the host contract as inflation adjustments; accordingly they have not been separately valued as derivative instruments. In addition, certain supply agreements with one customer include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnaces. We account for this provision as a derivative instrument at the time of sale and record this provision at fair value until the year the product is consumed and the amounts are settled as an adjustment to revenue.

As part of the agreement to acquire the remaining 30 percent interest in United Taconite, effective July 1, 2008, we committed approximately 1.2 million tons of iron ore pellets, which are to be provided through September 2009. This commitment represents an obligation to deliver the pellets as additional consideration for the remaining interest in United Taconite. The pellets were initially valued at $181.3 million, based upon the 2008 Eastern Canadian pellet price at the time of acquisition, and the additional consideration is recorded as current Derivative liabilities on the Statement of Consolidated Financial Position until the pellets are delivered. The purchase agreement contains a penalty provision in the event the 1.2 million tons of pellets are not delivered by a specified date. The penalty provision, which is not a fixed amount or a fixed amount per unit, causes net settlement in this arrangement, and therefore causes the obligation to be accounted for as a derivative instrument, which is based on the future Eastern Canadian pellet price. The instrument is marked to fair value each reporting period until the pellets are delivered and the amounts are settled. In 2008, we recognized $24.2 million as Product revenues on the Statements of Consolidated Operations upon shipment of 0.16 million tons of iron ore pellets. The derivative liability associated with the undelivered pellets was reduced by a mark-to-market adjustment of $50.6 million through Product revenues, resulting in $106.5 remaining in current Derivative liabilities at December 31, 2008.

Revenue from product sales includes cost reimbursements from venture partners for their share of mine costs. The mining ventures function as captive cost companies; they supply product only to their owners effectively on a cost basis. Accordingly, the noncontrolling interests’ revenue amounts are stated at cost of production and are offset in entirety by an equal amount included in cost of goods sold resulting in no profits or losses reflected in noncontrolling interest participants. As we are responsible for product fulfillment, we have the risks and rewards of a principal in the transaction, and accordingly, we record revenue in this arrangement on a gross basis in accordance with EITF, 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, under the line item “Freight and other reimbursements”.

Revenue from product sales also includes reimbursement for freight charges paid on behalf of customers in Freight and Venture Partners’ Cost Reimbursements separate from product revenue, in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs. Where we are joint venture participants in the ownership of a North American iron ore mine, our contracts entitle us to receive royalties and management fees, which we earn as the pellets are produced.

North American Coal

We recognize revenue when title passes to the customer. For domestic coal sales, this generally occurs when coal is loaded into rail cars at the mine. For export coal sales, this generally occurs when coal is loaded into the vessels at the terminal.

Asia Pacific Iron Ore

Sales revenue is recognized at the free on board, or F.O.B., point, which is generally when the product is loaded into the vessel. Foreign currency revenues are converted to Australian dollars at the currency exchange rate in effect at the time of the transaction.

Our Asia Pacific operations receive funds in United States currency for their iron ore and coal sales. We use forward exchange contracts, call options, collar options and convertible collar options to hedge our foreign currency exposure for a portion of our sales receipts. United States currency is converted to Australian dollars at the currency exchange rate in effect at the time of the transaction. The primary objective for the use of these instruments is to reduce exposure to changes in Australian and United States currency exchange rates and to protect against undue adverse movement in these exchange rates. Effective July 1, 2008, we discontinued hedge accounting for these derivatives, but continue to hold these instruments as economic hedges to manage currency risk. At December 31, 2008, we had approximately $869.0 million of outstanding exchange rate contracts in the form of call options, collar options, convertible collar options and forward exchange contracts with varying maturity dates ranging from January 2009 to August 2011.

Upon de-designation of these cash flow hedges, the instruments are prospectively marked to fair value each reporting period through Changes in fair value of derivative instruments, net on the Statements of Consolidated Operations. In 2008 the mark-to-market adjustments resulted in a net unrealized loss of $188.2 million, based on a spot rate of 0.69 at December 31, 2008. The amounts that were previously recorded as a component of Other comprehensive income are reclassified to earnings and a corresponding realized gain or loss is recognized upon settlement of the related contracts. Since the July 1, 2008 date of de-designation, we reclassified a $25.0 million gain out of Accumulated other comprehensive loss related to contracts that settled during the period, which was recorded as Product revenues on the Statements of Consolidated Operations for the year ended December 31, 2008. In 2008, 2007 and 2006, ineffectiveness resulting in an $8.6 million loss, a $17.0 million loss, and a $2.7 million gain, respectively, was recorded in Miscellaneous – net on the Statements of Consolidated Operations. As of December 31, 2008, approximately $19.0 million of gains remains in Accumulated other comprehensive loss related to the effective cash flow hedge contracts prior to de-designation. Of this amount, we estimate $14.9 million will be reclassified to Product revenues in the next 12 months upon settlement of the related contracts.

Certain supply agreements primarily with our Asia Pacific customers provide for revenue or refunds based on the ultimate settlement of annual international benchmark pricing provisions. The pricing provisions are characterized as freestanding derivatives and are required to be accounted for separately once iron ore is shipped. The derivative instrument, which is settled and billed once the annual international benchmark price is settled, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until the benchmark is actually settled.

In the fourth quarter of 2008, we negotiated additional sales with certain of our Asia Pacific Iron Ore customers who had previously fulfilled their 2008 purchase commitments under current year contracts and required additional tonnage. In response to the economic downturn and its impact on the global steel industry, we agreed that the provisional pricing for these shipments would be at a discount to 2008 benchmark prices to reflect the decline in steel demand and prices, with final pricing being based upon 2009 benchmark prices once they are settled. The discount pricing provisions are characterized as freestanding derivatives and are required to be accounted for separately once the iron ore is shipped. The derivative instrument, which is settled and billed once the 2009 international benchmark price is settled, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until the benchmark is actually settled. We recognized approximately $34.3 million as Product revenues on the Statement of Consolidated

Operations for the year ended December 31, 2008, related to the shipment of approximately 0.4 million tonnes under these pricing provisions. As of December 31, 2008, the 2009 international benchmark prices have not yet settled. Therefore, the derivative instrument was marked to fair value at December 31, 2008 resulting in a $7.7 million reduction in Product revenues on the Statement of Consolidated Operations in 2008.

Refer to NOTE 1 – BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, for further information regarding our revenue recognition policy.

Litigation Accruals

We are subject to proceedings, lawsuits and other claims. We are required to assess the likelihood of any adverse judgments or outcomes to these matters as well as the potential ranges of probable losses. A determination of the amount of accrual required, if any, for these contingencies is made after careful analysis of each matter. The required accrual may change in the future due to new developments in each matter or changes in approach, such as a change in settlement strategy in dealing with these matters. We do not believe that any such matter will have a material adverse effect on our financial condition or results of operations.

Income Taxes

Contingencies

Domestic and foreign tax authorities periodically audit our income tax returns. These audits include questions regarding our tax-filing positions, including the timing and amount of deductions and allocation of income among various tax jurisdictions. At any time, multiple tax years are subject to audit by the various tax authorities. In evaluating the exposures associated with our various tax-filing positions, we record reserves for exposures where a position taken has not met a more-likely-than-not threshold. A number of years may elapse before a particular matter, for which we have established a reserve, is audited and fully resolved. When facts change or the actual results of a settlement with tax authorities differs from our established reserve for a matter, we adjust our tax contingencies reserve and income tax provision in the period in which the facts changed or the income tax matter is resolved.

Prior to 2007, we recorded estimated tax liabilities to the extent they were probable and could be reasonably estimated. On January 1, 2007, we adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). The effects of applying this Interpretation resulted in a decrease of $7.7 million to retained earnings as of January 1, 2007. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken in a tax return). This Interpretation also provides guidance on derecognition of income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

Valuation Allowance

At December 31, 2008, we had a valuation allowance of $17.6 million against our deferred tax assets. In determining the valuation allowance, we assess both negative and positive evidence when measuring the need for a valuation allowance. Evidence, such as operating results during the most recent three-year period, is given more weight than our expectations of future profitability, which are inherently uncertain. Our losses in certain foreign locations in recent periods represented sufficient negative evidence to require a full valuation allowance against certain of our foreign deferred tax assets. We intend to maintain a valuation allowance against our net deferred tax assets until sufficient positive evidence exists to support the realization of such assets.

Mineral Reserves

We regularly evaluate our economic mineral reserves and update them as required in accordance with SEC Industry Guide 7. The estimated mineral reserves could be affected by future industry conditions, geological conditions and ongoing mine planning. Maintenance of effective production capacity or the mineral reserve could require increases in capital and development expenditures. Generally as mining operations progress, haul lengths and lifts increase. Alternatively, changes in economic conditions, or the expected quality of ore reserves could decrease capacity or ore reserves. Technological progress could alleviate such factors, or increase capacity or ore reserves.

We use our mineral reserve estimates combined with our estimated annual production levels, to determine the mine closure dates utilized in recording the fair value liability for asset retirement obligations. Refer to NOTE 7 – ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS, for further information. Since the liability represents the present value of the expected future obligation, a significant change in mineral reserves or mine lives would have a substantial effect on the recorded obligation. We also utilize economic mineral reserves for evaluating potential impairments of mine assets and in determining maximum useful lives utilized to calculate depreciation and amortization of long-lived mine assets. Decreases in mineral reserves or mine lives could significantly affect these items.

Asset Retirement Obligations

The accrued mine closure obligations for our active mining operations provide for contractual and legal obligations associated with the eventual closure of the mining operations. Our obligations are determined based on detailed estimates adjusted for factors that a market participant would consider (i.e., inflation, overhead and profit), which are escalated at an assumed rate of inflation to the estimated closure dates, and then discounted using the current credit-adjusted risk-free interest rate. The estimate also incorporates incremental increases in the closure cost estimates and changes in estimates of mine lives. The closure date for each location is determined based on the exhaustion date of the remaining iron ore reserves. The estimated obligations are particularly sensitive to the impact of changes in mine lives given the difference between the inflation and discount rates. Changes in the base estimates of legal and contractual closure costs due to changes in legal or contractual requirements, available technology, inflation, overhead or profit rates would also have a significant impact on the recorded obligations. Refer to NOTE 7 – ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS, for further information.

Asset Impairment

In assessing the recoverability of our long-lived assets, significant assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets must be made, as well as the related estimated useful lives. If these estimates or their related assumptions change in the future as a result of changes in strategy or market conditions, we may be required to record impairment charges for these assets in the period such determination was made.

We monitor conditions that indicate that the carrying value of an asset or asset group may be impaired. We determine impairment based on the asset’s ability to generate cash flow greater than its carrying value, utilizing an undiscounted probability-weighted analysis. If the analysis indicates the asset is impaired, the carrying value is adjusted to fair value. Fair value can be determined using a market approach, income approach or cost approach. The impairment analysis and fair value determination can result in substantially different outcomes based on critical assumptions and estimates including the quantity and quality of remaining economic ore reserves, future iron ore prices and production costs. Refer to NOTE 1 – BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES, for further information regarding our policy on asset impairment.

Environmental Remediation Costs

We have a formal policy for environmental protection and restoration. Our obligations for known environmental problems at active and closed mining operations and other sites have been recognized based on estimates of the cost of investigation and remediation at each site. If the estimate can only be estimated as a range of possible amounts, with no specific amount being more likely, the minimum of the range is accrued. Management reviews its environmental remediation sites quarterly to determine if additional cost adjustments or disclosures are required. The characteristics of environmental remediation obligations, where information concerning the nature and extent of clean-up activities is not immediately available, and which are subject to changes in regulatory requirements, result in a significant risk of increase to the obligations as they mature. Expected future expenditures are not discounted to present value unless the amount and timing of the cash disbursements can be reasonably estimated. Potential insurance recoveries are not recognized until realized.

Employee Retirement Benefit Obligations

We, along with our North American Iron Ore mining ventures, sponsor defined benefit pension plans covering substantially all North American employees. These plans are largely noncontributory, and benefits are generally based on employees’ years of service and average earnings for a defined period prior to retirement. We do not provide OPEB for most U.S. salaried employees hired after January 1, 1993.

Pursuant to a 2003 asset purchase agreement with the previous owner, PinnOak assumed postretirement benefits for certain employees who will vest more than five years after the asset purchase date of June 30, 2003. Postretirement benefits for vested employees and those that will vest within the five-year period subsequent to the acquisition date remain obligations of the previous owner. PinnOak records a provision for estimated postretirement benefits for employees not covered by the asset purchase agreement with the former owner based upon annual valuations.

Portman does not have employee retirement benefit obligations.

On September 12, 2006, our Board of Directors approved modifications to the pension benefits provided to salaried participants. The modifications retroactively reinstated the final average pay benefit formula (previously terminated and replaced with a cash balance formula in July 2003) to allow for additional accruals through June 30, 2008 or the continuation of benefits under an improved cash balance formula, whichever is greater. The change increased the projected benefit obligation, or PBO, by $15.1 million and pension expense by $1.1 million in 2006. On October 6, 2008, the USW ratified a new four-year labor contract, which replaces the labor agreement that expired on September 1, 2008. The new agreement covers approximately 2,300 USW-represented workers at our Empire and Tilden mines in Michigan, and our United Taconite and Hibbing mines in Minnesota. The changes enhanced the minimum pension formula by increasing the benefit dollar multipliers and renewed the lump sum special payments for certain employees retiring in the near future. The changes also included renewal of payments to surviving spouses of certain retirees. The result of the changes is an increase of $5.6 million in PBO and $1.8 million in 2008 pension expense.

Following is a summary of our defined benefit pension and OPEB funding and expense for the years 2006 through 2009:

	(In Millions)
	Pension		OPEB
	Funding	Expense	Funding	Expense
2006	40.7	23.0	30.4	9.8
2007	32.5	17.4	23.0	4.5
2008	24.9	20.3	19.7	8.6
2009 (Estimated)	32.1	48.3	35.3	23.2

Assumptions used in determining the benefit obligations and the value of plan assets for defined benefit pension plans and postretirement benefit plans (primarily retiree healthcare benefits) offered by the Company are evaluated periodically by management. Critical assumptions, such as the discount rate used to measure the benefit obligations, the expected long-term rate of return on plan assets, the medical care cost trend, and the rate of compensation increase are reviewed annually. Our 2008 discount rate of 6.00 percent remained consistent with 2007. We assumed a compensation increase of 4.0 percent in 2008 to determine both our pension and OPEB obligations. This compares with a rate of compensation increase of 4.13 percent for pension and 4.50 percent for OPEB in 2007. Additionally, on December 31, 2008, we adopted the IRS 2009 prescribed mortality tables (separate pre-retirement and postretirement) to determine the expected life of our plan participants, replacing the IRS static 2023/2015 tables. Following are sensitivities on estimated 2009 pension and OPEB expense of potential further changes in these key assumptions:

	Increase in 2009 Expense (In Millions)
	Pension	OPEB
Decrease discount rate .25 percent	$1.3	$0.8
Decrease return on assets 1 percent	4.4	1.1
Increase medical trend rate 1 percent	N/A	5.6

Changes in actuarial assumptions, including discount rates, employee retirement rates, mortality, compensation levels, plan asset investment performance, and healthcare costs, are determined by the Company based on analyses of actual and expected factors. Changes in actuarial assumptions and/or investment performance of plan assets can have a significant impact on our financial condition due to the magnitude of our retirement obligations. Refer to NOTE 9 — PENSIONS AND OTHER POSTRETIREMENT BENEFITS in Item 8 for further information.

Accounting for Business Combinations

In June 2008, we acquired an additional 4.8 percent interest in Portman through a share repurchase program offered by Portman, in which we did not participate. We subsequently made an off-market offer to purchase the outstanding shares and proceeded with a compulsory acquisition of the remaining shares to obtain full ownership of Portman in the fourth quarter of 2008. In addition, effective July 1, 2008, we acquired the remaining 30 percent interest in United Taconite. Upon consummation of the purchase, our ownership interest increased from 70 percent to 100 percent. Each of these transactions constituted a step acquisition of a noncontrolling interest. In accordance with SFAS 141, Business Combinations, we accounted for the acquisition of the noncontrolling interests by the purchase method. As a result of each step acquisition, the then historical cost basis of the noncontrolling interest balance was reduced to the extent of the percentage interest sold, and the increased ownership obtained was accounted for by increasing the entity’s basis from historical cost to fair value for the portion of the assets acquired and liabilities assumed based on the additional ownership acquired.

We are in the process of conducting a valuation of the assets acquired and liabilities assumed related to each of the acquisitions, most notably, property, plant and equipment, mineral reserves, inventory and sales contracts, and the final allocation will be made when completed. Accordingly, allocation of the purchase price is preliminary and subject to modification in the future. In estimating the fair value of the assets acquired and liabilities assumed, we consider information obtained during our due diligence process and utilize various valuation methods, including a market approach, income approach or cost approach. Depending on the approach used, the valuation is performed based upon market prices, where available, the present value of estimated future cash flows, or comparisons to transactions for similar assets and liabilities. We are required to make subjective estimates in connection with these valuations and allocations.

Forward-Looking Statements

This report contains statements that constitute “forward-looking statements.” These forward-looking statements may be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. These statements speak only as of the date of this report, and we undertake no ongoing obligation, other than that imposed by law, to update these statements. These statements appear in a number of places in this report and include statements regarding our intent, belief or current expectations of our directors or our officers with respect to, among other things:

•	trends affecting our financial condition, results of operations or future prospects;

•	uncertainty relating to contractual disputes with any of our customers;

•	estimates of our economic iron ore and coal reserves;

•	uncertainties relating to our ability to identify and consummate any strategic investments;

•	adverse changes in currency values;

•	uncertainties relating to contractual disputes with any of our significant energy, material or service providers;

•	the success of cost-savings efforts;

•	our business and growth strategies;

•	our financing plans and forecasts;

•	labor relations;

•	uncertainties associated with unanticipated geological conditions related to underground mining; and

•

the potential existence of significant deficiencies or material weaknesses in internal controls over financial reporting that may be identified during the performance of testing under Section 404 of the Sarbanes-Oxley Act of 2002.

You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. For additional factors affecting the business of Cliffs Natural Resources Inc., see Item 1A. Risk Factors in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.

You are urged to carefully consider these risk factors. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements.

Item 8.	Financial Statements and Supplementary Data.

Statements of Consolidated Financial Position

Cliffs Natural Resources Inc. and Subsidiaries

	December 31 (In Millions)
	2008	2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$179.0	$157.1
Accounts receivable	68.5	84.9
Inventories	265.4	241.9
Supplies and other inventories	101.2	77.0
Deferred and refundable taxes	54.8	19.7
Derivative assets	76.9	69.5
Other	115.9	104.5

TOTAL CURRENT ASSETS	861.7	754.6

PROPERTY, PLANT AND EQUIPMENT, NET	2,456.1	1,823.9

OTHER ASSETS
Investments in ventures	305.3	265.3
Marketable securities	25.4	55.7
Intangible assets, net	109.6	—
Long-term receivables	33.4	38.0
Prepaid pensions—salaried	—	6.7
Deferred income taxes	251.2	42.1
Deposits and miscellaneous	68.4	89.5

TOTAL OTHER ASSETS	793.3	497.3

TOTAL ASSETS	$4,111.1	$3,075.8

See notes to consolidated financial statements.

Statements of Consolidated Financial Position

Cliffs Natural Resources Inc. and Subsidiaries

	December 31 (In Millions)
	2008	2007
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$201.0	$149.9
Accrued employment costs	98.9	73.2
Other postretirement benefits	17.9	11.2
Income taxes payable	99.3	11.5
State and local taxes payable	45.5	33.6
Below-market sales contracts—current	30.3	—
Environmental and mine closure obligations	12.2	7.6
Accrued expenses	46.1	50.1
Deferred revenue	86.8	28.4
Derivative liabilities	194.3	1.4
Other	12.6	32.7

TOTAL CURRENT LIABILITIES	844.9	399.6
POSTEMPLOYMENT BENEFIT LIABILITIES
Pensions	250.1	90.0
Other postretirement benefits	197.9	114.8

TOTAL POSTEMPLOYMENT BENEFIT LIABILITIES	448.0	204.8
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	104.9	123.2
DEFERRED INCOME TAXES	67.3	189.0
SENIOR NOTES	325.0	—
REVOLVING CREDIT FACILITY	—	240.0
TERM LOAN	200.0	200.0
BELOW-MARKET SALES CONTRACTS	183.6	—
CONTINGENT CONSIDERATION	—	99.5
DEFERRED PAYMENT	—	96.2
DERIVATIVE LIABILITIES	34.3	—
OTHER LIABILITIES	149.1	107.3

TOTAL LIABILITIES	2,357.1	1,659.6
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK—ISSUED 172,500 SHARES 205 AND 134,715 OUTSTANDING IN 2008 AND 2007	0.2	134.7
EQUITY
CLIFFS SHAREHOLDERS’ EQUITY
Preferred stock—no par value
Class A—3,000,000 shares authorized and unissued
Class B—4,000,000 shares authorized and unissued
Common Shares—par value $0.125 per share
Authorized—224,000,000 shares;
Issued—134,623,528 shares; Outstanding—113,508,990 shares	16.8	16.8
Capital in excess of par value of shares	442.2	116.6
Retained Earnings	1,799.9	1,316.2
Cost of 21,114,538 common shares in treasury (2007—47,455,922 shares)	(113.8)	(255.6)
Accumulated other comprehensive loss	(394.6)	(30.3)

TOTAL CLIFFS SHAREHOLDERS’ EQUITY	1,750.5	1,163.7

NONCONTROLLING INTEREST	3.3	117.8

TOTAL EQUITY	1,753.8	1,281.5

COMMITMENTS AND CONTINGENCIES
TOTAL LIABILITIES AND EQUITY	$4,111.1	$3,075.8

See notes to consolidated financial statements.

Statements of Consolidated Operations

Cliffs Natural Resources Inc. and Subsidiaries

	(In Millions, Except Per Share Amounts)
	Year Ended December 31,
	2008	2007	2006
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$3,294.8	$1,997.3	$1,669.1
Freight and venture partners’ cost reimbursements	314.3	277.9	252.6

	3,609.1	2,275.2	1,921.7
COST OF GOODS SOLD AND OPERATING EXPENSES	(2,449.4)	(1,813.2)	(1,507.7)

SALES MARGIN	1,159.7	462.0	414.0
OTHER OPERATING INCOME (EXPENSE)
Casualty recoveries	10.5	3.2	—
Royalties and management fee revenue	21.7	14.5	11.7
Selling, general and administrative expenses	(188.6)	(114.2)	(72.4)
Terminated acquisition costs	(90.1)	—	—
Gain on sale of other assets—net	22.8	18.4	—
Miscellaneous—net	2.9	(2.3)	12.4

	(220.8)	(80.4)	(48.3)

OPERATING INCOME	938.9	381.6	365.7
OTHER INCOME (EXPENSE)
Changes in fair value of derivative instruments, net	(188.2)	—	—
Impairment of securities	(25.1)	—	—
Interest income	26.2	20.0	17.2
Interest expense	(39.8)	(22.6)	(5.3)
Other—net	4.3	1.7	10.2

	(222.6)	(0.9)	22.1

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	716.3	380.7	387.8
PROVISION FOR INCOME TAXES	(144.2)	(84.1)	(90.9)
EQUITY LOSS FROM VENTURES	(35.1)	(11.2)	—

INCOME FROM CONTINUING OPERATIONS	537.0	285.4	296.9
INCOME FROM DISCONTINUED OPERATIONS (net of tax of $0.2 in 2007 and 2006)	—	0.2	0.3

NET INCOME	537.0	285.6	297.2
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST (net of tax of $9.1, $4.7, and $7.3 in 2008, 2007 and 2006)	(21.2)	(15.6)	(17.1)

NET INCOME ATTRIBUTABLE TO CLIFFS	515.8	270.0	280.1
PREFERRED STOCK DIVIDENDS	(1.1)	(5.2)	(5.6)

INCOME ATTRIBUTABLE TO CLIFFS COMMON SHAREHOLDERS	$514.7	$264.8	$274.5

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS—BASIC	$5.07	$3.19	$3.26

EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS—DILUTED	$4.76	$2.57	$2.60

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	101,471	82,988	84,144
Diluted	108,288	105,026	107,654

See notes to consolidated financial statements.

Statements of Consolidated Cash Flows

Cliffs Natural Resources Inc. and Subsidiaries

	(In Millions)
	Year Ended December 31,
	2008	2007	2006
CASH FLOW FROM CONTINUING OPERATIONS
OPERATING ACTIVITIES
Net income	$537.0	$285.6	$297.2
Income from discontinued operations	—	(0.2)	(0.3)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	201.1	107.2	73.9
Share-based compensation	21.4	11.8	4.9
Equity loss in ventures (net of tax)	35.1	11.2	—
Environmental and mine closure obligations	3.7	1.3	(1.6)
Pensions and other postretirement benefits	(32.9)	(35.4)	(40.3)
Deferred income taxes	(88.5)	(33.1)	(4.8)
Derivatives and currency hedges	58.4	(15.4)	(8.0)
Impairment of securities	25.1	—	—
Gain on sale of assets	(20.5)	(17.9)	(9.9)
Property damage recoveries	(10.5)	—	—
Excess tax benefit from share-based compensation	(3.5)	(4.3)	(1.2)
Casualty recoveries	—	(3.2)	—
Proceeds from casualty recoveries	—	3.2	—
Other	27.0	5.9	(0.2)
Changes in operating assets and liabilities:
Receivables and other assets	(55.4)	18.0	73.0
Product inventories	(44.6)	3.2	(29.9)
Deferred revenue and below-market sales contracts	58.0	(34.2)	62.4
Payables and accrued expenses	142.3	(14.8)	3.4
Sales of marketable securities	—	—	13.6
Purchases of marketable securities	—	—	(3.7)

Net cash from operating activities	853.2	288.9	428.5
INVESTING ACTIVITIES
Purchase of PinnOak	—	(343.8)	—
Purchase of minority interest in Portman	(485.1)	—	—
Purchase of minority interest in United Taconite	(104.4)	—	—
Purchase of property, plant and equipment	(182.5)	(199.5)	(119.5)
Investments in ventures	(62.7)	(180.6)	(13.4)
Investment in marketable securities	(30.4)	(85.3)	—
Redemption of marketable securities	17.8	40.6	—
Proceeds from sale of assets	41.2	23.2	5.5
Proceeds from property damage insurance recoveries	10.5	—	—

Net cash used by investing activities	(795.6)	(745.4)	(127.4)
FINANCING ACTIVITIES
Borrowings under credit facility	540.0	1,195.0	—
Repayments under credit facility	(780.0)	(755.0)	—
Repayment of PinnOak debt	—	(159.6)	—
Borrowings under senior notes	325.0	—	—
Common stock dividends	(36.1)	(20.9)	(20.2)
Preferred stock dividends	(1.1)	(5.5)	(5.6)
Repayment of other borrowings	(8.4)	(6.9)	(3.9)
Repurchases of common stock	—	(2.2)	(121.5)
Issuance costs of revolving credit	—	(1.0)	(1.0)
Excess tax benefit from share-based compensation	3.5	4.3	1.2
Contributions by (to) joint ventures, net	(10.5)	1.9	1.9
Proceeds from stock options exercised	—	—	0.7

Net cash from (used by) financing activities	32.4	250.1	(148.4)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(68.1)	11.8	5.9

CASH FROM (USED BY) CONTINUING OPERATIONS	21.9	(194.6)	158.6
CASH FROM DISCONTINUED OPERATIONS—OPERATING	—	—	0.3

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	21.9	(194.6)	158.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	157.1	351.7	192.8

CASH AND CASH EQUIVALENTS AT END OF YEAR	$179.0	$157.1	$351.7

See notes to consolidated financial statements.

Statements of Consolidated Changes in Equity

Cliffs Natural Resources Inc. and Subsidiaries

	(In Millions)
	Cliffs Shareholders
	Number of Common Shares	Common Shares	Capital in Excess of Par Value of Shares	Retained Earnings	Common Shares in Treasury	Accumulated Other Compre- hensive Income (Loss)	Non- Controlling Interest	Total
January 1, 2006	43.8	$16.8	$100.5	$824.2	$(164.3)	$(125.6)	$71.7	$723.3
Comprehensive income
Net income	—	—	—	280.1	—	—	17.1	297.2
Other comprehensive income
Minimum pension and OPEB liability	—	—	—	—	—	17.9	3.7	21.6
Unrealized gain on marketable securities	—	—	—	—	—	7.9	—	7.9
Unrealized gain on foreign currency translation	—	—	—	—	—	34.3	3.3	37.6
Unrealized gain on derivative instruments	—	—	—	—	—	6.3	0.5	6.8

Total comprehensive income	—	—	—	—	—	—	—	371.1
Effect of implementing SFAS 158	—	—	—	—	—	(110.7)	(12.9)	(123.6)
Undistributed earnings to noncontrolling interest	—	—	—	—	—	—	2.8	2.8
Payment made to noncontrolling interest of subsidiary	—	—	—	—	—	—	(0.4)	(0.4)
Stock options exercised	—	—	0.3	—	0.4	—	—	0.7
Stock and other incentive plans	0.4	—	2.3	—	2.5	—	—	4.8
Stock split	42.4	—	—	—	—	—	—	—
Repurchases of common stock	(4.8)	—	—	—	(121.5)	—	—	(121.5)
Conversion of preferred stock	—	—	0.1	—	0.1	—	—	0.2
Preferred stock dividends	—	—	—	(5.6)	—	—	—	(5.6)
Common stock dividends	—	—	—	(20.2)	—	—	—	(20.2)

December 31, 2006	81.8	16.8	103.2	1,078.5	(282.8)	(169.9)	85.8	831.6
Comprehensive income
Net income	—	—	—	270.0	—	—	15.6	285.6
Other comprehensive income
Pension and OPEB liability	—	—	—	—	—	38.8	3.1	41.9
Unrealized net gain on marketable securities	—	—	—	—	—	0.6	—	0.6
Unrealized net gain on foreign currency translation	—	—	—	—	—	86.9	6.8	93.7
Unrealized loss on interest rate swap	—	—	—	—	—	(0.9)	—	(0.9)
Unrealized gain on derivative instruments	—	—	—	—	—	14.2	3.5	17.7

Total comprehensive income	—	—	—	—	—	—	—	438.6
Effect of implementing FIN 48	—	—	—	(7.7)	—	—	(1.8)	(9.5)
Undistributed earnings to noncontrolling interest	—	—	—	—	—	—	4.8	4.8
Stock options exercised	—	—	—	—	0.2	—	—	0.2
Stock and other incentive plans	0.4	—	4.1	—	2.5	—	—	6.6
Repurchases of common stock	—	—	—	—	(2.2)	—	—	(2.2)
Conversion of preferred stock	5.0	—	9.3	1.6	26.7	—	—	37.6
Preferred stock dividends	—	—	—	(5.3)	—	—	—	(5.3)
Common stock dividends	—	—	—	(20.9)	—	—	—	(20.9)

December 31, 2007	87.2	$16.8	$116.6	$1,316.2	$(255.6)	$(30.3)	$117.8	1,281.5
Comprehensive income
Net income	—	—	—	515.8	—	—	21.2	537.0
Other comprehensive income
Pension and OPEB liability	—	—	—	—	—	(188.5)	(8.0)	(196.5)
Unrealized net loss on marketable securities	—	—	—	—	—	(10.3)	(1.4)	(11.7)
Unrealized net loss on foreign currency translation	—	—	—	—	—	(165.1)	(13.7)	(178.8)
Unrealized loss on interest rate swap	—	—	—	—	—	(0.8)		(0.8)
Unrealized gain on derivative instruments	—	—	—	—	—	0.4	0.8	1.2

Total comprehensive income	—	—	—	—	—	—	—	150.4
Equity purchase of minority interest	4.3	—	141.8	—	23.2	—	—	165.0
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	—	(111.2)	(111.2)
Undistributed earnings to noncontrolling interest	—	—	—	—	—	—	(2.9)	(2.9)
Capital contribution by noncontrolling interest to subsidiary	—	—	—	—	—	—	0.7	0.7
PinnOak settlement	4.0	—	131.5	—	21.5	—	—	153.0
Stock and other incentive plans	—	—	19.2	—	0.8	—	—	20.0
Conversion of preferred stock	18.0	—	33.1	5.1	96.3	—	—	134.5
Preferred stock dividends	—	—	—	(1.1)	—	—	—	(1.1)
Common stock dividends	—	—	—	(36.1)	—	—	—	(36.1)

December 31, 2008	113.5	$16.8	$442.2	$1,799.9	$(113.8)	$(394.6)	$3.3	$1,753.8

See notes to consolidated financial statements.

Cliffs Natural Resources Inc. and Subsidiaries

Notes to Consolidated Financial Statements

NOTE 1 — BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES

Business Summary

We are an international mining company, the largest producer of iron ore pellets in North America and a supplier of metallurgical coal to the global steelmaking industry. We operate six iron ore mines in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes in West Virginia and Alabama. We also own 100 percent of Portman, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, we have a 30 percent interest in Amapá, a Brazilian iron ore project, and a 45 percent economic interest in Sonoma, an Australian coking and thermal coal project. Our company is organized and managed according to product category and geographic location: North American Iron Ore, North American Coal, Asia Pacific Iron Ore, Asia Pacific Coal and Latin American Iron Ore. On October 3, 2008, we filed an amendment to our amended articles of incorporation to change the name of the corporation to Cliffs Natural Resources Inc., effective October 15, 2008. Our ticker symbol, CLF, has remained the same.

Accounting Policies

We consider the following policies to be beneficial in understanding the judgments that are involved in the preparation of our consolidated financial statements and the uncertainties that could impact our financial condition, results of operations and cash flows. All common shares and per share amounts have been adjusted retroactively to reflect the two-for-one stock split effective May 15, 2008.

Basis of Consolidation

The consolidated financial statements include our accounts and the accounts of our consolidated subsidiaries, including the following significant subsidiaries:

Name	Location	Ownership Interest	Operation
Northshore	Minnesota	100.0%	Iron Ore
United Taconite	Minnesota	100.0%	Iron Ore
Pinnacle	West Virginia	100.0%	Coal
Oak Grove	Alabama	100.0%	Coal
Portman	Western Australia	100.0%	Iron Ore
Tilden	Michigan	85.0%	Iron Ore
Empire	Michigan	79.0%	Iron Ore

Intercompany accounts are eliminated upon consolidation.

On May 21, 2008, Portman authorized a tender offer to repurchase up to 16.5 million shares, or 9.39 percent of its common stock. At that time, we owned approximately 80.4 percent of the 176 million shares outstanding in Portman and indicated we would not participate in the tender buyback. The tender period closed on June 24, 2008. Under the buyback, 9.8 million fully paid ordinary shares were tendered at a price of $14.10 (A$14.66) per share. The total consideration paid under the buyback was $136.5 million (A$143.3 million). As a result of the buyback, our ownership interest in Portman increased from 80.4 percent to 85.2 percent. On September 10, 2008, we announced an off-market takeover offer to acquire all of the shares in Portman that we did not already own. The off-market tender offer for Portman closed on November 3, 2008, at which time we had received tenders of Portman shares sufficient to give us a 99.3 percent ownership interest in Portman’s outstanding shares. We subsequently proceeded with a compulsory acquisition of the remaining shares and at December 31, 2008 had full ownership of Portman. See NOTE 2 – ACQUISITIONS, DIVESTITURES & OTHER INVESTMENTS for further information.

Effective July 1, 2008, we acquired the remaining 30 percent interest in United Taconite. Upon consummation of the purchase, our ownership interest increased from 70 percent to 100 percent. Total consideration paid for the acquisition was approximately $450.7 million, which was comprised of $104.4 million in cash, 4.3 million of our common shares, and 1.2 million tons of iron ore pellets. The consolidation of the United Taconite noncontrolling interest, together with our Northshore property, represents two wholly-owned iron ore subsidiaries in North America. See NOTE 2 – ACQUISITIONS, DIVESTITURES & OTHER INVESTMENTS for further information.

Noncontrolling Interest

Effective January 1, 2009, we adopted the provisions of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). This Statement amended ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 clarified that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This Statement was effective for fiscal years and interim periods within those fiscal years, beginning on or after December 15, 2008. SFAS 160 has been applied prospectively as of January 1, 2009, except for the presentation and disclosure requirements, which have been applied retrospectively for all periods presented. The impact of adoption is reflected in our consolidated financial statements included herein for the three years ended December 31, 2008 and as of December 31, 2007 and December 31, 2008.

Certain of our noncontrolling interests include majority-owned subsidiaries within our North American Iron Ore business segment (Tilden and Empire). The mining ventures function as captive cost companies, as they supply products only to their owners effectively on a cost basis. Accordingly, the noncontrolling interests’ revenue amounts are stated at cost of production and are offset entirely by an equal amount included in cost of goods sold, resulting in no sales margin reflected in noncontrolling interest participants. As a result, the adoption of SFAS 160 did not have a material impact on our consolidated financial statements with respect to these subsidiaries.

Investments in Ventures

Our investments in ventures include our 30 percent equity interest in Amapá, an iron ore project located in Brazil, our 30 percent interest in AusQuest, a diversified Australian exploration company, our 23 percent equity interest in Hibbing, an unincorporated joint venture in Minnesota, our 26.83 percent equity interest in Wabush, an unincorporated joint venture located in Canada, and Portman’s 50 percent noncontrolling interest in Cockatoo Island.

Investments in certain joint ventures (Wabush, Cockatoo Island, Hibbing) in which our ownership is 50 percent or less, or in which we do not have control but have the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. Our share of equity income (loss) is eliminated against consolidated product inventory upon production, and against cost of goods sold and operating expenses when sold. This effectively reduces our cost for our share of the mining venture’s production to its cost, reflecting the cost-based nature of our participation in unconsolidated ventures.

Through various interrelated arrangements, we achieve a 45 percent economic interest in Sonoma, despite the ownership percentages of the individual components of Sonoma. We own 100 percent of CAWO, 8.33 percent of the exploration permits and applications for mining leases for the real estate that is involved in Sonoma (“Mining Assets”) and 45 percent of the infrastructure, including the construction of a rail loop and related equipment (“Non-Mining Assets”). CAWO is consolidated as a wholly-owned subsidiary, and as a result of being the primary beneficiary, we absorb greater than 50 percent of the residual returns and expected losses of CAWO. We record our ownership share of the Mining Assets and Non-Mining Assets and share in the respective costs. Although SMM does not have sufficient equity at risk and accordingly is a VIE under paragraph 5(a) of FIN 46R, Consolidation of Variable Interest Entities, we are not the primary beneficiary of SMM. Accordingly, we account for our investment in SMM in accordance with the equity method.

Our 30 percent ownership interest in Amapá, in which we do not have control but have the ability to exercise significant influence over operating and financial policies, is accounted for under the equity method. Accordingly, our share of the results from Amapá is reflected as Equity loss from ventures on the Statements of Consolidated Operations. The financial information of Amapá included in our financial statements is as of and for the periods ended November 30, 2008 and 2007. The earlier cut-off is to allow for sufficient time needed by Amapá to properly close and prepare complete financial information, including consolidating and eliminating entries, conversion to U.S. GAAP and review and approval by the Company. There were no intervening transactions or events which materially affect Amapá’s financial position or results of operations that were not reflected in our year-end financial statements.

On September 11, 2008, we announced a strategic alliance and subscription and option agreement with AusQuest, a diversified Australian exploration company. Under the agreement reached, we acquired a 30 percent fully diluted interest in AusQuest through a staged issuance of shares and options. Our 30 percent ownership interest in AusQuest, in which we do not have control but have the ability to exercise significant influence over operating and financial policies, is accounted for under the equity method. Accordingly, our share of the results from AusQuest is reflected as Equity loss from ventures on the Statements of Consolidated Operations. The financial information of AusQuest included in our financial statements is as of and for the period from the date of acquisition through November 30, 2008. The earlier cut-off is to allow for sufficient time needed by AusQuest to properly close and prepare complete financial information, including consolidating and eliminating entries, conversion to U.S. GAAP and review and approval by the Company. There were no intervening transactions or events which materially affect AusQuest’s financial position or results of operations that were not reflected in our year-end financial statements.

The following table presents the detail of our investments in ventures and where those investments are classified on the Statements of Consolidated Financial Position. Parentheses indicate a net liability.

Investment	Classification	Interest Percentage	(In Millions)
			December 31,
			2008	2007
Amapá	Investments in ventures	30	$266.3	$247.2
AusQuest	Investments in ventures	30	19.2	—
Wabush	Investments in ventures	27	12.1	5.8
Cockatoo	Other liabilities	50	(13.5)	(9.9)
Hibbing	Other liabilities	23	(22.1)	(0.3)
Other	Investments in ventures		7.7	12.3

			$269.7	$255.1

Revenue Recognition

North American Iron Ore

Revenue is recognized on the sale of products when title to the product has transferred to the customer in accordance with the specified provisions of each term supply agreement and all applicable criteria for revenue recognition have been satisfied. Most of our North American Iron Ore term supply agreements provide that title and risk of loss transfer to the customer when payment is received. This is a practice utilized to reduce our financial risk due to customer insolvency but is not believed to be widely used throughout the industry.

We recognize revenue based on the gross amount billed to a customer as we earn revenue from the sale of the goods or services. Revenue from product sales also includes reimbursement for freight charges paid on behalf of customers in Freight and Venture Partners’ Cost Reimbursements separate from product revenue, in accordance with EITF 00-10, Accounting for Shipping and Handling Fees and Costs.

The mining ventures function as captive cost companies; they supply product only to their owners effectively on a cost basis. Accordingly, the noncontrolling interests’ revenue amounts are stated at cost of production and are offset in entirety by an equal amount included in cost of goods sold resulting in no sales margin reflected in noncontrolling interest participants. As we are responsible for product fulfillment, we retain the risks and rewards of a principal in the transaction and accordingly record revenue under these arrangements on a gross basis in accordance with EITF 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent, in Freight and Venture Partners’ Cost Reimbursements.

The following table is a summary of reimbursements in our North American Iron Ore operations for the years ended December 31, 2008, 2007 and 2006:

	(In Millions)
	Year Ended December 31,
	2008	2007	2006
Reimbursements for:
Freight	$98.5	$78.3	$70.4
Venture partners’ cost	170.8	197.3	182.2

Total reimbursements	$269.3	$275.6	$252.6

Under some term supply agreements, we ship the product to ports on the lower Great Lakes or to the customer’s facilities prior to the transfer of title. Our rationale for shipping iron ore products to some customers and retaining title until payment is received for these products is to minimize credit risk exposure. In addition, certain supply agreements with one customer include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnaces. We account for this provision as a derivative instrument at the time of sale and record this provision at fair value until the year the product is consumed and the amounts are settled as an adjustment to revenue.

We have long-term supply agreements with several North American Iron Ore customers which include take-or-pay provisions that require the customer to purchase a specified number of tons of pellets each calendar year. In order to comply with the take-or-pay provisions of their existing long-term supply agreements, certain of our customers purchased and paid for approximately 0.3 million tons of iron ore pellets in stockpiles at the end of 2008. The customers requested via a fixed shipping schedule that we delay shipment of the iron ore until 2009, when the Great Lakes waterways re-open for shipping. We recorded revenue of $25.4 million in the fourth quarter of 2008 related to these transactions. This compares to $87 million of revenue recorded under similar arrangements in the fourth quarter of 2007.

Where we are joint venture participants in the ownership of a mine, our contracts entitle us to receive royalties and/or management fees, which we earn as the pellets are produced. Revenue is recognized on the sale of services when the services are performed.

North American Coal

We recognize revenue when title passes to the customer. For domestic coal sales, this generally occurs when coal is loaded into rail cars at the mine. For export coal sales, this generally occurs when coal is loaded into the vessels at the terminal. Revenue from product sales in 2008 and 2007 included reimbursement for freight charges paid on behalf of customers of $45.0 million and $2.3 million, respectively. Amounts reported for 2007 are for the five months ended December 31, 2007 since the July 31, 2007 date of acquisition.

Asia Pacific Iron Ore

Sales revenue is recognized at the F.O.B. point, which is generally when the product is loaded into the vessel.

Deferred Revenue

In 2008, the terms of one of our North American Iron Ore pellet supply agreements require a prepayment by the customer for one estimated weekly shipment of pellets in addition to the amount of the bi-weekly invoice for shipments previously made. In 2007, the terms of the agreement required semi-monthly installments equaling 1/24th of the estimated total purchase value of the calendar-year nomination. In both years, revenue related to this supply agreement has been recognized when title transfers upon shipment of the pellets. Installment amounts received in excess of sales totaled $14.6 million, which were recorded as Deferred revenue on the Statements of Consolidated Financial Position at December 31, 2007. As of December 31, 2008 all revenue related to the supply agreement has been recognized.

In 2008, certain customers purchased and paid for 1.2 million tons of pellets in order to meet minimum contractual purchase requirements under the terms of take-or-pay contracts. The inventory was stored at our facilities in upper lakes stockpiles. At the request of the customers, the ore was not shipped. We considered whether revenue should be recognized on these sales under the “bill and hold” guidance provided in SEC Staff Accounting Bulletin No. 104 Topic 13; however, since a fixed shipment schedule was not established prior to year-end, revenue recognition on these transactions, totaling $82.9 million, was deferred on the December 31, 2008 Statements of Consolidated Financial Position and will be recognized upon shipment.

Two of our North American Iron Ore customers purchased and paid for approximately 1.5 million tons of iron ore pellets in stockpiles in the fourth quarter of 2007. The customers requested the Company to not ship the iron ore pellets until the spring of 2008 under a fixed shipment schedule, when the Great Lakes waterways re-opened for shipping. Freight revenue related to these transactions of $13.8 million was deferred on the Statements of Consolidated Financial Position at December 31, 2007 and subsequently recognized in 2008 upon shipment. First and second quarter 2008 freight revenues included $5.3 million and $8.5 million, respectively, related to the shipment of 0.6 million and 0.9 million respective tons of pellets from the stockpiles.

Use of Estimates

The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimates. On an ongoing basis, management reviews estimates. Changes in facts and circumstances may alter such estimates and affect results of operations and financial position in future periods.

Cash Equivalents

Cash and cash equivalents include cash on hand and in the bank as well as all short-term securities held for the primary purpose of general liquidity. We consider investments in highly liquid debt instruments with an original maturity of three months or less from the date of acquisition to be cash equivalents. We routinely monitor and evaluate counterparty credit risk related to the financial institutions by which our short-term investment securities are held.

Marketable Securities

Our marketable securities are classified as either held-to-maturity or available-for-sale. We account for marketable securities in accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”). SFAS 115 addresses the accounting and reporting for investments in fixed maturity securities and for equity securities with readily determinable fair values. We determine the appropriate classification of debt and equity securities at the time of purchase and re-evaluate such designation as of each balance sheet date. In addition, we review our investments on an ongoing basis for indications of possible impairment. We review impairments in accordance with FSP SFAS 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, to determine the classification of the impairment as temporary or other-than-temporary. Once identified, the determination of whether the impairment is temporary or other-than-temporary requires significant judgment. The primary factors that we consider in classifying the impairment include the extent and time the fair value of each investment has been below cost. If a decline in fair value is judged other than temporary, the basis of the individual security is written down to fair value as a new cost basis, and the amount of the write-down is included as a realized loss.

In 2008, we recorded impairment charges of $25.1 million related to declines in the fair value of our available-for-sale securities which we concluded were other than temporary. As of December 31, 2008, our investments in PolyMet and Golden West had fair values totaling $6.2 million and $4.7 million, respectively, compared with a cost of $14.2 million and $21.8 million, respectively. The metals and mining industry and our investees are susceptible to changes in the U.S. and global economies and the industries of their customers. Their businesses have been adversely affected by the slowdown of the global economy, particularly during the last quarter of 2008 when our investments became impaired. The severity of the impairments in relation to the carrying amounts of the individual investments is consistent with the macroeconomic market and industry developments. However, we have evaluated the near-term prospects of the issuers in relation to the severity and rapid decline in the fair value of each of these investments, and based upon that evaluation, we could not reasonably assert that the impairment period would be temporary primarily as a result of the global economic crisis and the corresponding uncertainties in the market. Refer to NOTE 4 – MARKETABLE SECURITIES for further information.

Derivative Financial Instruments

The following table presents the fair value of our derivative instruments and the classification of each on the Statements of Consolidated Financial Position as of December 31, 2008 and 2007:

	(In Millions)
	Derivative Assets			Derivative Liabilities
Derivative	Balance Sheet	Fair Value		Balance Sheet	Fair Value
Instrument	Location	2008	2007	Location	2008	2007
Foreign Exchange Contracts	Derivative assets	$0.3	$15.7	Derivative liabilities (current)	$77.5	$—
	Deposits and miscellaneous	0.6	5.9	Derivative liabilities (long-term)	34.3	—
Customer Supply Agreements	Derivative assets	76.6	53.8		—	—
Discount Pricing Provision		—	—	Derivative liabilities (current)	7.7	—
United Taconite Purchase Provision		—	—	Derivative liabilities (current)	106.5	—
Interest Rate Swap		—	—	Derivative liabilities (current)	2.6	1.4

Total Derivatives		$77.5	$75.4		$228.6	$1.4

Our Asia Pacific operations receive funds in United States currency for their iron ore and coal sales. We use forward exchange contracts, call options, collar options and convertible collar options to hedge our foreign currency exposure for a portion of our sales receipts. United States currency is converted to Australian dollars at the currency exchange rate in effect at the time of the transaction. The primary objective for the use of these instruments is to reduce exposure to changes in Australian and United States currency exchange rates and to protect against undue adverse movement in these exchange rates. Effective July 1, 2008, we discontinued hedge accounting for these derivatives, but continue to hold these instruments as economic hedges to manage currency risk. At December 31, 2008, we had approximately $869.0 million of outstanding exchange rate contracts in the form of call options, collar options, convertible collar options and forward exchange contracts with varying maturity dates ranging from January 2009 to August 2011.

Upon de-designation of these cash flow hedges, the instruments are prospectively marked to fair value each reporting period through Changes in fair value of derivative instruments, net on the Statements of Consolidated Operations. In 2008 the mark-to-market adjustments resulted in a net unrealized loss of $188.2 million, based on a spot rate of 0.69 at December 31, 2008. The amounts that were previously recorded as a component of Other comprehensive income are reclassified to earnings and a corresponding realized gain or loss is recognized upon settlement of the related contracts. Since the July 1, 2008 date of de-designation, we reclassified a $25.0 million gain out of Accumulated other comprehensive loss related to contracts that settled during the period, which was recorded as Product revenues on the Statements of Consolidated Operations for the year ended December 31, 2008. In 2008, 2007 and 2006, ineffectiveness resulting in an $8.6 million loss, a $17.0 million loss, and a $2.7 million gain, respectively, was recorded in Miscellaneous – net on the Statements of Consolidated Operations. As of December 31, 2008, approximately $19.0 million of gains remains in Accumulated other comprehensive loss related to the effective cash flow hedge contracts prior to de-designation. Of this amount, we estimate $14.9 million will be reclassified to Product revenues in the next 12 months upon settlement of the related contracts.

The purchase agreement for the acquisition of the remaining 30 percent interest in United Taconite contains a penalty provision in the event the 1.2 million tons of pellets, included as part of the purchase consideration, are not delivered by a specified date. The penalty provision, which is not a fixed amount or a fixed amount per unit, causes net settlement in this arrangement, and therefore causes the obligation to be accounted for as a derivative instrument, which is based on the future Eastern Canadian pellet price. The instrument is marked to fair value each reporting period until the pellets are delivered and the amounts are settled. A derivative liability of $106.5 million, representing the fair value of the pellets that have not yet been delivered, was recorded as current Derivative liabilities on the Statement of Consolidated Financial Position at December 31, 2008. Refer to NOTE 2 – ACQUISITIONS, DIVESTITURES & OTHER INVESTMENTS and NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS for further information.

Most of our North American Iron Ore long-term supply agreements are comprised of a base price with annual price adjustment factors. These price adjustment factors vary based on the agreement but typically include adjustments based upon changes in international pellet prices, changes in specified Producers Price Indices including those for all commodities, industrial commodities, energy and steel. The adjustments generally operate in the same manner, with each factor typically comprising a portion of the price adjustment, although the weighting of each factor varies based upon the specific terms of each agreement. One of our term supply agreements contains price collars, which typically limit the percentage increase or decrease in prices for our iron ore pellets during any given year. In most cases, these adjustment factors have not been finalized at the time our product is sold; we routinely estimate these adjustment factors. The price adjustment factors have been evaluated to determine if they contain embedded derivatives. We evaluated the embedded derivatives in the supply agreements in accordance with the provisions of SFAS, 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities — an amendment of FASB Statement No. 133. The price adjustment factors share the same economic characteristics and risks as the host contract and are integral to the host contract as inflation adjustments; accordingly they have not been separately valued as derivative instruments.

Certain supply agreements with one North American Iron Ore customer provide for supplemental revenue or refunds based on the customer’s average annual steel pricing at the time the product is consumed in the customer’s blast furnace. The supplemental pricing is characterized as an embedded derivative and is required to be accounted for separately from the base contract price. The embedded derivative instrument, which is finalized based on a future price, is marked to fair value as a revenue adjustment each reporting period until the pellets are consumed and the amounts are settled. We recognized $225.5 million, $98.3 million, and $107.9 in 2008, 2007, and 2006 respectively, as Product revenues on the Statements of Consolidated Operations related to the supplemental payments. Derivative assets, representing the fair value of the pricing factors, were $76.6 million and $53.8 million, respectively, on the December 31, 2008 and 2007 Statements of Consolidated Financial Position.

Certain supply agreements primarily with our Asia Pacific Iron Ore customers provide for revenue or refunds based on the ultimate settlement of annual international benchmark pricing provisions. The pricing provisions are characterized as freestanding derivatives and are required to be accounted for separately once iron ore is shipped. The derivative instrument, which is settled and billed once the annual international benchmark price is settled, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until the benchmark is actually settled. The fair value of the instrument is determined based on the forward price expectation of the annual international benchmark price. We recognized $160.6 million as Product revenues on the Statement of Consolidated Operations for the year ended December 31, 2008, related to the 2008 pricing provisions. The derivative instrument was settled during the second quarter of 2008 upon settlement of annual international benchmark prices, and is therefore not reflected on the Statement of Consolidated Financial Position at December 31, 2008.

In the fourth quarter of 2008, we negotiated additional sales with certain of our Asia Pacific Iron Ore customers who had previously fulfilled their 2008 purchase commitments under current year contracts and required additional tonnage. In response to the economic downturn and its impact on the global steel industry, we agreed that the provisional pricing for these shipments would be at a discount to 2008 benchmark prices to reflect the decline in steel demand and prices, with final pricing being based upon 2009 benchmark prices once they are settled. The discount pricing provisions are characterized as freestanding derivatives and are required to be accounted for separately once the iron ore is shipped. The derivative instrument, which is settled and billed once the 2009 international benchmark price is settled, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until the benchmark is actually settled. We recognized approximately $34.3 million as Product revenues on the Statement of Consolidated Operations for the year ended December 31, 2008, related to the shipment of approximately 0.4 million tonnes under these pricing provisions. As of December 31, 2008, the 2009 international benchmark prices have not yet settled. Therefore, we have recorded approximately $7.7 million as current Derivative liabilities on the Statement of Consolidated Financial Position at December 31, 2008.

In the normal course of business, we enter into forward contracts designated as normal purchases, for the purchase of commodities, primarily natural gas and diesel fuel, which are used in our North American Iron Ore operations. Such contracts are in quantities expected to be delivered and used in the production process and are not intended for resale or speculative purposes.

Effective October 19, 2007, we entered into a $100 million fixed interest rate swap to convert a portion of our floating rate debt to fixed rate debt. Interest on borrowings under our credit facility is based on a floating rate, dependent in part on the LIBOR rate, exposing us to the effects of interest rate changes. The objective of the hedge is to eliminate the variability of cash flows in interest payments for forecasted floating rate debt, attributable to changes in benchmark LIBOR interest rates. The changes in the cash flows of the interest rate swap are expected to offset the changes in the cash flows attributable to fluctuations in benchmark LIBOR interest rates for forecasted floating rate debt.

To support hedge accounting, we designate floating-to-fixed interest rate swaps as cash flow hedges of the variability of future cash flows at the inception of the swap contract. In accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, the fair value of our outstanding hedges is recorded as an asset or liability on the consolidated balance sheet. Ineffectiveness is measured quarterly based on the “hypothetical derivative” method from Implementation Issue G7, Measuring the Ineffectiveness of a Cash Flow Hedge of Interest Rate Risk under Paragraph 30(b) When the Shortcut Method Is Not Applied. Accordingly, the calculation of ineffectiveness involves a comparison of the fair value of the interest rate swap and the fair value of a hypothetical swap, which has terms that are identical to the hedged item. To the extent the change in the mark-to-market on the hedge is equal to or less than the change in the mark-to-market on the hypothetical derivative, then the entire change is recorded in Other Comprehensive Income. If the change is greater, the ineffective portion will be recognized immediately in income. The amount charged to Other comprehensive income for 2008 and 2007 was $1.2 million and $0.9 million, respectively. Derivative liabilities of $2.6 million and $1.4 million were recorded on the Statements of Consolidated Financial Position as of December 31, 2008 and 2007, respectively. There was no ineffectiveness recorded for the interest rate swap in 2008 or 2007.

Inventories

The following table presents the detail of our Inventories on the Statements of Consolidated Financial Position at December 31, 2008 and 2007:

	(In Millions)
	2008			2007
Segment	Finished Goods	Work-in Process	Total Inventory	Finished Goods	Work-in Process	Total Inventory
North American Iron Ore	$135.3	$13.5	$148.8	$114.3	$16.5	$130.8
North American Coal	15.0	6.7	21.7	8.3	0.8	9.1
Asia Pacific Iron Ore	30.6	55.1	85.7	30.2	71.8	102.0
Other	6.6	2.6	9.2	—	—	—

Total	$187.5	$77.9	$265.4	$152.8	$89.1	$241.9

North American Iron Ore

North American Iron Ore product inventories are stated at the lower of cost or market. Cost of iron ore inventories is determined using the LIFO method. The excess of current cost over LIFO cost of iron ore inventories was $84.5 million and $58.4 million at December 31, 2008 and 2007, respectively. As of December 31, 2008, the product inventory balance for North American Iron Ore increased to $135.3 million, resulting in an additional LIFO layer being added in the current year. This was primarily attributable to the fact that we received cash payment for approximately 24 million tons of iron ore sales in 2008; however, due to the timing of shipping schedules with certain customers, we deferred revenue recognition for approximately 1.2 million tons of iron ore until the product is delivered in 2009. Therefore, the product remains recorded in our inventory as of December 31, 2008. During 2007, the inventory balance declined, causing liquidation of LIFO layers.

We had approximately 0.4 million tons and 0.8 million tons stored at ports on the lower Great Lakes to service customers at December 31, 2008 and 2007, respectively. We maintain ownership of the inventories until title has transferred to the customer, usually when payment is made. Maintaining iron ore products at ports on the lower Great Lakes reduces risk of non-payment by customers, as we retain title to the product until payment is received from the customer. It also assists the customers by more closely relating the timing of the customer’s payments for the product to the customer’s consumption of the products and by providing a portion of the three-month supply of inventories of iron ore the customers require during the winter when product shipments are curtailed over the Great Lakes. We track the movement of the inventory and verify the quantities on hand.

North American Coal

At acquisition, the fair value of PinnOak’s inventory was determined utilizing estimated selling price less costs to sell. In the second quarter of 2008, we finalized the purchase price allocation related to the PinnOak acquisition. Inventories are stated at the lower of cost or market. Cost of coal inventories includes labor, supplies and operating overhead and related costs and is calculated using the average production cost. We maintain ownership until coal is loaded into rail cars at the mine for domestic sales and until loaded in the vessels at the terminal for export sales.

Asia Pacific Iron Ore

Asia Pacific Iron Ore product inventories are stated at the lower of cost or market. Costs, including an appropriate portion of fixed and variable overhead expenses, are assigned to the inventory on hand by the method most appropriate to each particular class of inventory, with the majority being valued on a weighted average basis. We maintain ownership of the inventories until title has transferred to the customer at the F.O.B. point, which is generally when the product is loaded into the vessel.

Iron Ore and Coal Reserves

We review iron ore and coal reserves based on current expectations of revenues and costs, which are subject to change. Iron ore and coal reserves include only proven and probable quantities which can be economically and legally mined and processed utilizing existing technology.

Property, Plant and Equipment

North American Iron Ore

North American Iron Ore properties are stated at cost. Depreciation of plant and equipment is computed principally by the straight-line method based on estimated useful lives, not to exceed the estimated economic iron ore reserves. Depreciation is provided over the following estimated useful lives:

Asset Class	Basis	Life
Buildings	Straight line	45 Years
Mining equipment	Straight line	10 to 20 Years
Processing equipment	Straight line	15 to 45 Years
Information technology	Straight line	2 to 7 Years

Depreciation is not curtailed when operations are temporarily idled.

North American Coal

North American Coal properties are stated at cost. Depreciation is provided over the estimated useful lives, not to exceed the mine lives and is calculated by the straight-line method. Depreciation is provided over the following estimated useful lives:

Asset Class	Basis	Life
Buildings	Straight line	30 Years
Mining equipment	Straight line	2 to 12 Years
Processing equipment	Straight line	2 to 10 Years
Information technology	Straight line	2 to 3 Years

Asia Pacific Iron Ore

Our Asia Pacific Iron Ore properties are stated at cost. Depreciation at Portman is calculated by the straight-line method or production output basis provided over the following estimated useful lives:

Asset Class	Basis	Life
Plant and equipment	Straight line	5 - 13 Years
Plant and equipment and mine assets	Production output	12 Years
Motor vehicles, furniture & equipment	Straight line	3 - 5 Years

The following table indicates the value of each of the major classes of our consolidated depreciable assets as of December 31, 2008 and 2007:

	(In Millions)
	December 31,
	2008 (1)	2007
Land rights and mineral rights	$1,731.0	$1,174.3
Office and information technology	37.8	39.0
Buildings	65.3	57.3
Mining equipment	248.5	221.1
Processing equipment	421.6	244.0
Railroad equipment	70.9	103.3
Electric power facilities	57.1	54.1
Port facilities	87.5	76.6
Interest capitalized during construction	19.7	19.1
Land improvements	20.4	10.1
Other	25.4	32.7
Construction in progress	120.0	123.2

	2,905.2	2,154.8
Allowance for depreciation and depletion	(449.1)	(330.9)

	$2,456.1	$1,823.9

(1)    We are in the process of evaluating purchase accounting related to the 2008 acquisition of the remaining interests in Portman and United Taconite. Therefore, allocation of each purchase price to property, plant and equipment and the related depreciation is preliminary and subject to modification in the future.

Depreciation expense and amortization of capitalized interest for 2008, 2007 and 2006 were as follows:

	(In Millions)
	2008	2007	2006
Depreciation	$113.5	$69.3	$42.7
Capitalized interest	5.6	2.0	2.0

The costs capitalized and classified as Land rights and mineral rights represent lands where we own the surface and/or mineral rights. The value of the land rights is split between surface only, surface and minerals, and minerals only.

Our North American Coal operation leases coal mining rights from a third party through lease agreements that extend through the earlier of July 1, 2023 or until all merchantable and mineable coal has been extracted. Our interest in coal reserves and resources was valued using a discounted cash flow method. The fair value was estimated based upon the present value of the expected future cash flows from coal operations over the life of the reserves.

Our Asia Pacific Iron Ore operation’s interest in iron ore reserves and resources was valued using a discounted cash flow method. The fair value was estimated based upon the present value of the expected future cash flows from iron ore operations over the economic lives of the mines.

The net book value of the land rights and mineral rights as of December 31, 2008 and 2007 is as follows:

	(In Millions)
	December 31,
	2008 (1)	2007
Land rights	$29.0	$16.6

Mineral rights:
Cost	$1,702.0	$1,157.7
Less depletion	139.3	97.3

Net mineral rights	$1,562.7	$1,060.4

(1)    We are in the process of evaluating purchase accounting related to the 2008 acquisition of the remaining interests in Portman and United Taconite. Therefore, allocation of each purchase price to mineral rights and the related depletion is preliminary and subject to modification in the future.

Accumulated depletion relating to mineral rights, which was recorded using the unit-of-production method, is included in Allowances for depreciation and depletion.

Assets Held for Sale

We consider businesses to be held for sale when management approves and commits to a formal plan to actively market a business for sale. Upon designation as held for sale, the carrying value of the assets of the business are recorded at the lower of their carrying value or their estimated fair value, less costs to sell. The Company ceases to record depreciation expense at that time.

Preferred Stock

In January 2004, we issued 172,500 shares of redeemable cumulative convertible perpetual preferred stock, without par value, at $1,000 per share. The preferred stock pays quarterly cash dividends at a rate of 3.25 percent per annum and can be converted into our common shares at an adjusted rate of 133.0646 common shares per share of preferred stock. The preferred stock is classified as “temporary equity” reflecting certain provisions of the agreement that could, under remote circumstances, require us to redeem the preferred stock for cash. Refer to NOTE 13 — CAPITAL STOCK for further information.

Asset Impairment

Long-Lived Assets and Intangible Assets

We monitor conditions that may affect the carrying value of our long-lived and intangible assets when events and circumstances indicate that the carrying value of the assets may be impaired. We determine impairment based on the asset’s ability to generate cash flow greater than the carrying value of the asset, using an undiscounted probability-weighted analysis. If projected undiscounted cash flows are less than the carrying value of the asset, the asset is adjusted to its fair value.

Various factors in 2008 related to our North American Coal segment, primarily adverse mining conditions and production delays, have contributed to negative sales margins and outlook projections reflecting reduced revenues and increased costs on a per ton basis compared with amounts previously projected for 2008. Additional costs have also been incurred for repairs and maintenance as a result of mechanical problems caused by adverse geological conditions, delays associated with equipment replacements and availability of experienced mining personnel. However, these operational factors are primarily attributable to the recent acquisition of the business and are deemed to be short-term in nature. In addition, over the past several months, significant changes have taken place in the North American and global economy. In the third quarter of 2008, these changes also began to impact the global steel industry. As part of that industry, we have started to see the adverse effects of the economy and how it may impact our business with respect to declines in customer demand and future pricing projections.

Based upon each of these factors, most notably the recent decline in the steel industry and resulting impact on future pricing projections, we determined that indicators of impairment may exist, and accordingly, evaluated impairment of long-lived assets for our North American Coal segment in the fourth quarter of 2008 under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based on this assessment, indicators of impairment were apparent relative to the operations of our Oak Grove mine based on projected losses associated with the use of the long-lived assets at this location. As a result, our evaluation included performing a test for recoverability specific to the assets of Oak Grove based on the ability of the assets to generate cash flow greater than the carrying value of the assets, using an undiscounted probability-weighted analysis. The results of this analysis have indicated that the projected undiscounted cash flows directly associated with the assets exceed the carrying value of the assets. In particular, the operational factors and additional costs addressed above are believed to be short term in nature based upon the recent acquisition of the business. In addition, we continue to observe and monitor the declines in pricing and the potential impact on our business as a result of the recent economic downturn in the industry. While pricing is projected to be significantly lower than early 2008 spot rates in the market, we expect pricing to continue at a rate higher than we have historically realized at our North American Coal segment. Therefore, future operations at our Oak Grove mine are expected to generate sufficient cash flows to support the recovery of the carrying value of its long-lived assets.

Equity Investments

In accordance with APB Opinion 18, The Equity Method of Accounting for Investments in Common Stock, we evaluate the loss in value of our equity method investments each reporting period to determine whether the loss is other than temporary. The primary factors that we consider in evaluating the impairment include the extent and time the fair value of each investment has been below cost, the financial condition and near-term prospects of the investment, and our intent and ability to hold the investment to recovery. If a decline in fair value is judged other than temporary, the basis of the investment is written down to fair value as a new cost basis, and the amount of the write-down is included as a realized loss.

Our investment in Amapá resulted in an equity loss of $35.1 million in 2008 compared with a loss of $11.2 million in 2007. Based upon the increase in equity losses resulting from start-up costs and production delays in 2008, we determined that indicators of impairment may exist relative to our investment in Amapá. Accordingly, we performed an assessment of the potential impairment of our investment during the fourth quarter of 2008 using a discounted cash flow model to determine the fair value of our investment in relation to its carrying value as of December 31, 2008. Based upon the analysis performed, we have determined that our investment is not impaired. In addition, we will continue to evaluate the results of our investment on a quarterly basis while monitoring the declines in pricing and the potential impact on our business as a result of the recent economic downturn in the industry.

In 2008, we made an initial investment of $18.0 million (A$26 million) to acquire a 30 percent interest in AusQuest, a publicly-traded minerals exploration company in Australia whose shares are traded on the ASX. Our 30 percent ownership interest in AusQuest, in which we do not have control but have the ability to exercise significant influence over operating and financial policies, is accounted for under the equity method. As a result of the global credit crisis and weakening economy, the market price declined to $0.07 per share (A$0.10 per share) at December 31, 2008 compared with our average cost upon purchase of $0.28 per share (A$0.40 per share). As a result of the decline in fair value, we performed an assessment of the impairment of our investment during the fourth quarter of 2008 to determine whether the loss was considered other than temporary. The severity of the impairments in relation to the carrying amounts of the individual investments was deemed to be consistent with the macroeconomic market and industry developments. In addition, we have evaluated the near-term prospects of AusQuest in relation to the severity and duration of the impairment. Based upon that evaluation and our intent and ability to hold the investment for a reasonable period of time sufficient for a forecasted recovery of fair value, we do not consider the investment to be other than temporarily impaired at December 31, 2008.

Repairs and Maintenance

Repairs, maintenance and replacement of components are expensed as incurred. The cost of major power plant overhauls is deferred and amortized over the estimated useful life, which is the period until the next scheduled overhaul, generally five years. All other planned and unplanned repairs and maintenance costs are expensed when incurred.

Insurance Recoveries

Potential insurance recoveries can relate to property damage, business interruption, including profit recovery, and expenditures to mitigate loss. We account for insurance recoveries under the guidelines established by SFAS 5, Accounting for Contingencies, which indicate that the proceeds from property damage insurance claims are to be recognized only when realization of the claim is probable and only to the extent of loss recoveries. Insurance recoveries that result in a gain, and proceeds from business interruption insurance are recognized when realized in Casualty recoveries in the Statements of Consolidated Operations.

Pensions and Other Postretirement Benefits

We offer defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans, primarily consisting of retiree healthcare benefits, to most employees in North America as part of a total compensation and benefits program. This includes employees of PinnOak, who became employees of the Company through the July 2007 acquisition. We do not have employee retirement benefit obligations at our Asia Pacific Iron Ore operations.

Under the provisions of SFAS 158 Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), (effective December 31, 2006), we recognized the funded status of our postretirement benefit obligations on our December 31, 2008 and 2007 Statements of Consolidated Financial Position based on the market value of plan assets and the actuarial present value of our retirement obligations on that date. For each plan, we determine if the plan assets exceed the benefit obligations or vice-versa. If the plan assets exceed the retirement obligations, the amount of the surplus is recorded as an asset; if the retirement obligations exceed the plan assets, the amount of the underfunded obligations are recorded as a liability. Year-end balance sheet adjustments to postretirement assets and obligations are charged to other comprehensive income.

The market value of plan assets is measured at the year-end balance sheet date. The PBO is determined based upon an actuarial estimate of the present value of pension benefits to be paid to current employees and retirees. The APBO represents an actuarial estimate of the present value of OPEB benefits to be paid to current employees and retirees.

The actuarial estimates of the PBO and APBO retirement obligations incorporate various assumptions including the discount rates, the rates of increases in compensation, healthcare cost trend rates, mortality, retirement timing and employee turnover. The discount rate is determined based on the prevailing year-end rates for high-grade corporate bonds with a duration matching the expected cash flow timing of the benefit payments from the various plans. The remaining assumptions are based on our estimates of future events incorporating historical trends and future expectations. The amount of net periodic cost that is recorded in the Consolidated Statements of Operations consists of several components including service cost, interest cost, expected return on plan assets, and amortization of previously unrecognized amounts. Service cost represents the value of the benefits earned in the current year by the participants. Interest cost represents the cost associated with the passage of time. In addition, the net periodic cost is affected by the anticipated income from the return on invested assets, as well as the income or expense resulting from the recognition of previously deferred items. Certain items, such as plan amendments, gains and/or losses resulting from differences between actual and assumed results for demographic and economic factors affecting the obligations and assets of the plans, and changes in plan assumptions are subject to deferred recognition for income and expense purposes. The expected return on plan assets is determined utilizing the weighted average of expected returns for plan asset investments in various asset categories based on historical performance, adjusted for current trends. See NOTE 9 — PENSIONS AND OTHER POSTRETIREMENT BENEFITS for further information.

Income Taxes

Income taxes are based on income for financial reporting purposes calculated using our expected annual effective rate and reflect a current tax liability or asset for the estimated taxes payable or recoverable on the current year tax return and expected annual changes in deferred taxes. Any interest or penalties on income tax are recognized as a component of income tax expense.

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Under the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which we adopted effective January 1, 2007, we record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial results of operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes. See NOTE 10 – INCOME TAXES for further information.

Asset Retirement Obligations

Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. The fair value of the liability is determined as the discounted value of the expected future cash flow. The asset retirement obligation is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. We review, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site in accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations. We perform an in-depth evaluation of the liability every three years in addition to routine annual assessments.

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.

Environmental Remediation Costs

We have a formal policy for environmental protection and restoration. Our mining and exploration activities are subject to various laws and regulations governing protection of the environment. We conduct our operations to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. Our environmental liabilities, including obligations for known environmental remediation exposures at active and closed mining operations and other sites, have been recognized based on the estimated cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being more likely, the minimum of the range is accrued in accordance with SFAS 5. Future expenditures are not discounted unless the amount and timing of the cash disbursements can be reasonably estimated. It is possible that additional environmental obligations could be incurred, the extent of which cannot be assessed. Potential insurance recoveries have not been reflected in the determination of the liabilities. See NOTE 7 — ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS for further information.

Share-Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS 123(R), Share-Based Payment, using the modified prospective transition method. Because we elected to use the modified prospective transition method, results for prior periods have not been restated. Under this transition method, share-based compensation expense for 2006 included compensation expense for all share-based compensation awards granted prior to January 1, 2006 based on the grant date estimated fair value, which is being amortized on a straight-line basis over the remaining service periods of the awards.

Effective January 1, 2006, we made a one-time election to adopt the transition method described in FSP No. FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards. This election resulted in the reclassification of excess tax benefits as presented in the Statements of Consolidated Cash Flows, from operating activities to financing activities. In March 2005, the SEC issued SAB 107, which provided supplemental implementation guidance for SFAS 123(R). We have applied the provisions of SAB 107 upon our adoption of SFAS 123(R). See NOTE 12 — STOCK COMPENSATION PLANS for information on the impact of our adoption of SFAS 123(R) and the assumptions we use to calculate the fair value of share-based compensation.

Capitalized Stripping Costs

Stripping costs during the development of a mine, before production begins, are capitalized as a part of the depreciable cost of building, developing and constructing a mine. These capitalized costs are amortized over the productive life of the mine using the units of production method. The productive phase of a mine is deemed to have begun when saleable minerals are extracted (produced) from an ore body, regardless of the level of production. The production phase does not commence with the removal of de minimus saleable mineral material that occurs in conjunction with the removal of overburden or waste material for purposes of obtaining access to an ore body. The stripping costs incurred in the production phase of a mine are variable production costs included in the costs of the inventory produced (extracted) during the period that the stripping costs are incurred.

Stripping costs related to expansion of a mining asset of proven and probable reserves are variable production costs that are included in the costs of the inventory produced during the period that the stripping costs are incurred.

Earnings Per Share

We present both basic and diluted EPS amounts. Basic EPS are calculated by dividing income attributable to Cliffs common shareholders by the weighted average number of common shares outstanding during the period presented. Diluted EPS are calculated by dividing net income attributable to Cliffs by the weighted average number of common shares, common share equivalents and convertible preferred stock outstanding during the period, utilizing the treasury share method for employee stock plans. Common share equivalents are excluded from EPS computations in the periods in which they have an anti-dilutive effect. See NOTE 15 — EARNINGS PER SHARE for further information.

Fair Value Measurements

Valuation Hierarchy

SFAS No. 157, Fair Value Measurements (“SFAS 157”) establishes a three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

•	Level 1 – Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

•

Level 2 – Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 – Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety. Valuation methodologies used for assets and liabilities measured at fair value are as follows:

Cash Equivalents

Where quoted prices are available in an active market, cash equivalents are classified within Level 1 of the valuation hierarchy. Cash equivalents classified in Level 1 at December 31, 2008 include money market funds. The valuation of these instruments is determined using a market approach and is based upon unadjusted quoted prices for identical assets in active markets. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. In these instances, the valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for substantially the full term of the financial instrument, and the related financial instrument is therefore classified within Level 2 of the valuation hierarchy. Level 2 securities include short-term investments such as commercial paper for which the value of each investment is a function of the purchase price, purchase yield, and maturity date.

Marketable Securities

Where quoted prices are available in an active market, marketable securities are classified within Level 1 of the valuation hierarchy. Marketable securities classified in Level 1 at December 31, 2008 include available-for-sale securities. The valuation of these instruments is determined using a market approach and is based upon unadjusted quoted prices for identical assets in active markets.

Derivative Financial Instruments

Derivative financial instruments valued using financial models that use as their basis readily observable market parameters are classified within Level 2 of the valuation hierarchy. Such derivative financial instruments include substantially all of our foreign currency exchange contracts and interest rate swap agreements. Derivative financial instruments that are valued based upon models with significant unobservable market parameters, and that are normally traded less actively, are classified within Level 3 of the valuation hierarchy.

Non-Financial Assets and Liabilities

We have deferred the adoption of SFAS 157 until January 1, 2009 with respect to non-financial assets and liabilities in accordance with the provisions of FSP FAS 157-2. Items that are recognized or disclosed at fair value for which we have not applied the provisions of SFAS 157 include asset retirement obligations, guarantees and certain other items. See NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS for further information.

Foreign Currency Translation

In accordance with SFAS 52, financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as Accumulated other comprehensive loss. Where the U.S. dollar is the functional currency, translation adjustments are recorded in the Statements of Consolidated Operations. Income taxes are generally not provided for foreign currency translation adjustments.

Recent Accounting Pronouncements

In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. The FSP requires disclosure of additional information about investment allocation, fair values of major categories of assets, the development of fair value measurements, and concentrations of risk. The FSP is effective for fiscal years ending after December 15, 2009; however, earlier application is permitted. We will adopt the FSP upon its effective date and will report the required disclosures for our fiscal year ending December 31, 2009.

In November 2008, the FASB ratified EITF Issue No. 08-6, Equity method Investment Accounting Considerations (“EITF 08-6”). EITF 08-6 addresses certain effects associated with the impact of SFAS 141R and SFAS 160 on the accounting for equity method investments including initial recognition and measurement and subsequent measurement considerations. The consensus indicates, among other things, that transaction costs for an investment should be included in the cost of the equity method investment, and shares subsequently issued by the equity method investee that reduce the investor’s ownership percentage should be accounted for as if the investor had sold a proportionate share of its investment, with gains or losses recorded through earnings. EITF 08-6 is effective, on a prospective basis, for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We do not expect the implementation of this standard to have a material impact on our consolidated results of operations or financial condition.

In October 2008, the FASB issued FSP No. FAS 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active, which amends SFAS 157, by clarifying the application of the standard when the market for a financial asset is inactive. Specifically, the FSP clarifies how (1) management's internal assumptions should be considered in measuring fair value when observable data are not present, (2) observable market information from an inactive market should be taken into account, and (3) the use of broker quotes or pricing services should be considered in assessing the relevance of observable and unobservable data to measure fair value. This FSP was effective immediately upon its October 10, 2008 issuance and applies as well to prior periods for which financial statements have not yet been issued. Revisions resulting from a change in valuation technique are required to be accounted for as a change in estimate. This FSP was applied in our assessment of the fair values of our financial assets and liabilities accounted for under SFAS 157, but did not result in a material change to our fair value measurements or related disclosures at December 31, 2008.

In February 2008, the FASB issued FSP No. FAS 157-1, Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13 (“FSP 157-1”). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. In addition, on February 12, 2008, the FASB issued FSP FAS 157-2, Effective Date of FASB Statement No. 157, which amends SFAS 157 by delaying its effective date by one year for non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This pronouncement was effective upon issuance. We have deferred the adoption of SFAS 157 with respect to all non-financial assets and liabilities in accordance with the provisions of this pronouncement. On January 1, 2009, SFAS 157 will be applied to all other fair value measurements for which the application was deferred under FSP FAS 157-2. We are currently assessing the impact SFAS 157 will have in relation to non-financial assets and liabilities on our consolidated financial statements. See NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS for further information.

In May 2008, the FASB issued FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the PCAOB’s related amendments to remove the GAAP hierarchy from auditing standards, where it has previously resided. We are evaluating the impact SFAS 162 will have on our consolidated financial statements upon adoption, but do not expect this Statement to result in a material change in current practice.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”). The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R), and other U.S. GAAP. This FSP applies to all intangible assets, whether acquired in a business combination or otherwise and shall be effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years and applied prospectively to intangible assets acquired after the effective date. Early adoption is prohibited. We are currently evaluating the impact adoption of this FSP will have on our consolidated financial statements.

In March 2008, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, (“SFAS 161”). This Statement amends and expands the disclosure requirements of Statement 133 to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations and how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. The new requirements apply to derivative instruments and non-derivative instruments that are designated and qualify as hedging instruments and related hedged items accounted for under SFAS 133. The Statement is effective for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. We are currently evaluating the impact adoption of this Statement will have on our consolidated financial statements.

In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. This Statement establishes principles and requirements for how the acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at the acquisition date fair value. SFAS 141(R) requires information to be disclosed to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not permitted.

In December 2007, the EITF ratified Issue No. 07-1, Accounting for Collaborative Arrangements, (“EITF 07-1”). The Issue defines collaborative arrangements and establishes reporting requirements for transactions between participants in a collaborative arrangement and between participants in the arrangement and third parties. EITF 07-1 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We are evaluating the impact of this Issue on our consolidated financial statements.

NOTE 2 – ACQUISITIONS, DIVESTITURES & OTHER INVESTMENTS

In accordance with FASB Statement No. 141, Business Combinations (“SFAS 141”), we allocate the cost of acquisitions to the assets acquired and liabilities assumed based on their estimated fair values. The excess of the cost over the fair value of the net assets acquired is recorded as goodwill.

United Taconite

Effective July 1, 2008, we acquired the remaining 30 percent interest in United Taconite. Upon consummation of the purchase, our ownership interest increased from 70 percent to 100 percent. The acquisition of the remaining noncontrolling interest was completed in order to strengthen our core North American Iron Ore business. The consolidation of the United Taconite noncontrolling interest, together with our Northshore property, represents two wholly-owned iron ore subsidiaries in North America.

The aggregate acquisition price for the remaining interest in United Taconite was approximately $450.7 million, which included cash in the amount of $104.4 million, approximately $165 million of our common shares, and approximately 1.2 million tons of iron ore pellets, valued at $181.3 million, to be provided throughout 2008 and 2009. The value of the iron ore pellets was determined based on estimated iron unit content of 65 percent at the 2008 Eastern Canadian pellet price of approximately $2.33 per iron unit on July 10, 2008.

The purchase agreement included a provision which gave the seller the right to put the common shares back to us for $165 million of cash if the shares were not registered by a specified date. As a result of this provision, a current liability of $165 million was recorded in the third quarter of 2008 as Unregistered common shares issued prior to the shares being registered. The purchase and sale agreement related to the acquisition also provided for a below-market guarantee if our stock value should decline from the date of closing of the transaction to the closing share price on the trading day immediately prior to the date we filed a resale registration statement with the SEC to allow United Mining Co., Ltd., a subsidiary of Laiwu Steel Group, to resell the shares received in the transaction. We were obligated to issue additional shares to compensate United Mining for the decrease. On October 3, 2008, after the close of the market, we issued approximately 2.8 million additional shares to satisfy the below-market guarantee provision of the agreement, thereby increasing the total shares issued in the transaction to approximately 4.3 million. We filed the registration statement for the 4.3 million shares on October 6, 2008, and as a result, the $165 million previously recorded as Unregistered common shares issued was reclassified to Shareholders’ Equity in the fourth quarter and reflected as such on the Statement of Consolidated Financial Position at December 31, 2008.

The Statement of Consolidated Financial Position as of December 31, 2008 reflects the acquisition of the remaining interest in United Taconite, effective July 1, 2008, under the purchase method of accounting in accordance with SFAS 141. The transaction constituted a step acquisition of a noncontrolling interest. As of the date of the step acquisition of the noncontrolling interest, the then historical cost basis of the noncontrolling interest balance was eliminated, and the increased ownership obtained was accounted for by increasing United Taconite’s basis from historical cost to fair value for the portion of the assets acquired and liabilities assumed based on the 30 percent additional ownership acquired.

We are in the process of conducting a valuation of the assets acquired and liabilities assumed related to the acquisition, most notably, property, plant and equipment, mineral reserves, and sales contracts, and the final allocation will be made when completed. Accordingly, allocation of the purchase price is preliminary and subject to modification in the future. The following represents the preliminary allocation of the aggregate purchase price as of the date of acquisition:

(In Millions)
Purchase price	$450.7

Carrying value of net assets acquired	$25.3
Fair value adjustments:
ASSETS
Land	7.5
Plant and equipment	90.8
Mineral reserves	480.6
Intangible assets	75.4

LIABILITIES
Below market sales contracts	(228.9)

Fair value of net assets acquired	$450.7

The intangible assets acquired include $72.3 million and $3.1 million of permits and leases, respectively. See NOTE 3 –INTANGIBLE ASSETS AND LIABILITIES for further information.

Portman Share Repurchase and Buyout

On May 21, 2008, Portman authorized a tender offer to repurchase up to 16.5 million shares, or 9.39 percent of its common stock. At that time, we owned approximately 80.4 percent of the 176 million shares outstanding in Portman and indicated we would not participate in the tender buyback. The tender period closed on June 24, 2008. Under the buyback, 9.8 million fully paid ordinary shares were tendered at a price of $14.10 (A$14.66) per share. The total consideration paid under the buyback was $136.5 million (A$143.3 million). As a result of the buyback, our ownership interest in Portman increased from 80.4 percent to 85.2 percent.

On September 10, 2008, we announced an off-market takeover offer to acquire all of the shares in Portman that we did not already own. The off-market tender offer for Portman Limited closed on November 3, 2008, at which time we had received tenders of Portman shares sufficient to give us a 99.3 percent ownership interest in Portman’s outstanding shares. We subsequently proceeded with a compulsory acquisition of the remaining shares at a purchase price of approximately $348.6 million (A$528.4 million) and at December 31, 2008 had full ownership of Portman. A portion of the purchase price for the acquisition of the remaining interest in Portman was financed through our revolving credit facility. Refer to NOTE 5 – DEBT AND CREDIT FACILITIES for further information.

Each of these transactions constituted a step acquisition of a noncontrolling interest. In accordance with SFAS 141, we have accounted for the acquisition of the noncontrolling interest in Portman by the purchase method. As a result of each step acquisition, the then historical cost basis of the noncontrolling interest balance was reduced to the extent of the percentage interest sold. The increased ownership obtained was then accounted for by increasing Portman’s basis from historical cost to fair value for the portion of the assets acquired and liabilities assumed based on the additional ownership acquired.

We are in the process of conducting a valuation of the assets acquired and liabilities assumed related to each step acquisition, most notably, inventory, mineral reserves and plant and equipment, and the final allocations will be made when completed. Accordingly, allocation of the purchase price related to each transaction is preliminary and subject to modification in the future.

The following represents the preliminary allocation of the aggregate purchase price paid to acquire both the additional 4.8 percent interest and the remaining 14.8 percent interest in Portman as of each date of acquisition:

(In Millions)
Purchase price	$499.9

Carrying value of net assets acquired	$85.6
Fair value adjustments:
Inventory	59.1
Plant and equipment	18.6
Mineral reserves	238.2
Intangible assets	40.1
Deferred tax asset	58.3

Fair value of net assets acquired	$499.9

The intangible assets acquired represent mining permits associated with Portman’s operations. See NOTE 3 –INTANGIBLE ASSETS AND LIABILITIES for further information.

While we increased the carrying value of Portman’s net assets upon each step acquisition, under Australian income tax law we could only step up the tax base of Portman’s net assets once we obtained 100 percent ownership of Portman and elected to include the entity in our Australian consolidated income tax return. Upon purchase of the initial 80.4 percent interest and the additional 4.8 percent interest acquired through the share repurchase, we had recorded deferred tax liabilities. However, upon acquisition of the remaining 14.8 percent interest, the overall difference between the carrying value and the tax bases of Portman’s net assets, excluding goodwill, for which amortization is not deductible under Australian income tax laws, resulted in a deferred tax asset. In conjunction with the purchase accounting for the additional 14.8 percent interest, the offset to the deferred tax asset and reversal of the existing deferred tax liability was the elimination of goodwill. Refer to NOTE 10 – INCOME TAXES for further information.

PinnOak

On July 31, 2007, we completed our acquisition of 100 percent of PinnOak, a privately-owned United States producer of high-quality, low-volatile metallurgical coal. The acquisition furthered our growth strategy and expanded our diversification of products for the integrated steel industry. The assets acquired consisted primarily of coal mining rights and mining equipment and are included in our North American Coal segment. The purchase price of PinnOak and its subsidiary operating companies was $450 million in cash, of which $108.4 million was deferred under the initial purchase agreement until December 31, 2009, plus the assumption of approximately $160 million in debt, which was repaid at closing. The deferred portion of the purchase price was discounted using a six percent credit-adjusted risk free rate and was recorded as $96.2 million of Deferred payment on the Statement of Consolidated Financial Position at December 31, 2007. The purchase agreement also included a contingent earn-out, which ranged from $0 to approximately $300 million dependent upon PinnOak’s performance in 2008 and 2009. As a result, a liability was recorded representing the lesser of the maximum amount of contingent consideration or the excess prior to the pro rata allocation of purchase price. The contingent consideration totaled $99.5 million at December 31, 2007.

The Statements of Consolidated Financial Position as of December 31, 2008 and 2007 reflect the acquisition of PinnOak, effective July 31, 2007, under the purchase method of accounting. The total cost of the acquisition had been allocated to the assets acquired and the liabilities assumed based upon their estimated fair values at the date of the acquisition. We finalized the purchase price allocation in the second quarter of 2008 as follows:

(In Millions)
ASSETS
Current assets	$80.8
Property, plant and equipment	156.7
Mineral rights	676.5
Asset held for sale	14.0
Other assets	3.7

Total assets	$931.7

LIABILITIES
Current liabilities	$62.5
Long-term liabilities	268.0

Total liabilities	330.5

Purchase price	$601.2

On October 3, 2008, we entered into a payment agreement with the former owners of PinnOak, to accelerate the payment of the deferred portion of the purchase price and settle the contingent earn-out associated with the initial purchase agreement. Under the settlement agreement, we issued four million of our common shares to the former owners in PinnOak. Issuance of the shares satisfied all of our payment obligations in connection with the PinnOak acquisition. Under the agreement, we also agreed to file a resale registration statement with the SEC to allow the former owners of PinnOak to sell the shares received in this transaction. We filed the registration statement for the four million shares on October 7, 2008.

The fair value of the four million shares issued was $153.1 million based on a closing stock price of $38.27 on October 3, 2008. The total book value of the liability recorded at the date of settlement, including both the deferred payment and contingent consideration, was $279.1 million. Therefore, in accordance with the provisions of SFAS 141, the excess liability was allocated to reduce proportionately the amounts assigned to the long-lived assets acquired, including mineral rights, $92.8 million, property, plant and equipment, $17.2 million, and land, $1.6 million. As a result of the allocation, depreciation was reduced by approximately $0.5 million, and amortization of mineral rights was reduced by approximately $0.3 million in 2008.

AusQuest

On September 11, 2008, we announced a strategic alliance and subscription and option agreement with AusQuest, a publicly-traded minerals exploration company in Australia whose shares are traded on the ASX. Under the agreement reached, we acquired a 30 percent fully diluted interest in AusQuest through a staged issuance of shares and options. With the approval of AusQuest’s shareholders and clearance from the Australian Foreign Investment Review Board, we made an initial $18.0 million (A$26 million) investment at $0.28 per share (A$0.40 per share) and appointed a representative to the AusQuest board of directors. This strategic alliance provides us with both the right to participate in AusQuest’s future raising of capital, as well as certain rights in relation to any future sale or other disposal of AusQuest’s explorative assets. Our 30 percent ownership interest in AusQuest, in which we do not have control but have the ability to exercise significant influence over operating and financial policies, is accounted for under the equity method.

Amapá

On March 5, 2007, we acquired a 30 percent interest in the Amapá Project, a Brazilian iron ore project, through the acquisition of 100 percent of the shares of Centennial Amapá for approximately $133 million. The remaining 70 percent of Amapá was previously owned by MMX, a Brazilian company which managed the construction and operations of Amapá while we supplied supplemental technical support. On August 5, 2008, Anglo consummated the acquisition of a controlling interest in MMX’s 51 percent interest in the Minas-Rio iron ore project and its 70 percent interest in Amapá and assumed management control over the venture.

The Amapá Project consists of a significant iron ore deposit, a 192-kilometer railway connecting the mine location to an existing port facility and 71 hectares of real estate on the banks of the Amazon River, reserved for a loading terminal. The Amapá Project began production of sinter fines in late-December 2007. Anglo has indicated that it plans to complete construction of the concentrator and continue to ramp-up operations. Once fully operational, production is targeted at 6.5 million tonnes of fines products annually.

Total project funding requirements are estimated to be between $550 million and $650 million (Company share $165 million to $195 million), including approximately $415 million to $490 million (Company share $125 million to $147 million) to be funded with project debt, and approximately $135 million to $160 million (Company share $40 million to $48 million) to be funded with equity contributions. As of December 31, 2008 and 2007, Amapá had debt outstanding of approximately $493 million and $419 million, respectively. We are committed to funding 30 percent of the equity contributions and have guaranteed 30 percent of the total debt outstanding, or $148 million and $101 million, at December 31, 2008 and 2007, respectively, until the project meets certain performance criteria. Approximately $210 million of short-term debt is due to mature during the first quarter of 2009. We, along with Anglo, are currently negotiating extensions for these short-term obligations. Refer to NOTE 5 – DEBT AND CREDIT FACILITIES for further information.

Under the majority ownership of MMX, Amapá’s functional currency was previously determined to be the Brazilian real. The analysis performed to determine the functional currency at the time indicated a mixed outcome assessment of the pertinent determining economic factors as set forth under SFAS No. 52, Foreign Currency Translation (“SFAS 52”), including, for example, sales being priced in U.S. dollars and operating costs being largely incurred in Brazilian real. The change in control of Amapá to Anglo in August 2008 resulted in the review of financial, operating and treasury policies of the entity under new management. This, along with recent efforts to mitigate exposures related to fluctuations in foreign currency exchange rates resulted in the reassessment of the accounting principles related to the determination of Amapá’s functional currency during the fourth quarter of 2008.

SFAS 52 lists six indicators to consider in identifying the functional currency of a foreign entity: cash flow, sales prices, sales market, expenses, financing, and intercompany transactions and arrangements. The following is a summary of how certain of the functional currency indicators listed in SFAS 52 have been affected by recent changes in the economic facts and circumstances influencing our operations at Amapá:

Intercompany Transactions and Arrangements. Amapá continues to experience delays with project ramp-up and currently has insufficient resources in place to address the start-up issues, including project construction overruns, production delays and lower volumes. With limited cash inflows currently being generated from sales revenues, Amapá has had to place a greater reliance on capital contributions from the equity partners than initially anticipated. It is estimated that a total of between $50 million and $100 million in capital funding will be required in 2009 in order to keep the project operating. The source of the equity contributions from both owners is out of U.S. dollar denominated accounts.

Financing. The current debt arrangements indicate a shift in the overall financing structure toward U.S dollar denominated debt. In addition, as a result of the change in control, Brazilian real currency exposure exists in the consolidated accounts. This has caused a change in local management’s approach to currency risk mitigation and treasury policies. As a result, Amapá’s treasury function will focus on reducing exposure to the Brazilian real and will act under the instruction of Anglo to reduce currency exposure rather than operating autonomously. In addition, Amapá is now managed on a U.S. dollar basis, and is required to report and monitor ongoing performance in U.S. dollars.

Sales Price and Market. Amapá’s sales are priced in U.S. dollars, based on international iron ore prices, which are set annually. While this does not reflect a change from the factors that were present when Amapá’s functional currency was initially determined, recent price increases, greater than previously anticipated, have resulted in higher revenues being generated on U.S. dollar-priced commodities.

Consideration of each of these factors in the aggregate justified a change in the functional currency of Amapá. As a result, effective October 1, 2008, we changed the functional currency of Amapá from the local currency to the U.S. dollar reporting currency primarily due to changes in the debt structure under which the entity is financed as well as changes in the treasury, risk mitigation and financial reporting policies under which the entity’s operations are managed, resulting in the U.S. dollar becoming the currency of the primary economic environment in which the business operates.

In 2008, adjustments resulting from translating the foreign currency financial statements of Amapá into the U.S. dollar have been included as a separate component of accumulated other comprehensive loss. The cumulative translation adjustment totaled $44.6 million as of the date of the change in functional currency. In accordance with SFAS 52, changes in functional currency from a foreign currency to the reporting currency are accounted for on a prospective basis. Therefore, upon the change in the functional currency to the U.S. dollar, Amapá no longer generates such translation adjustments, and the translated amounts for nonmonetary assets at September 30, 2008 have become the accounting basis for those assets in the period of the change and subsequent periods. The cumulative translation adjustments from prior periods will continue to remain a component of accumulated other comprehensive loss until the time we decide to sell or liquidate our investment in Amapá.

Sonoma

On April 18, 2007, we executed agreements to participate in Sonoma, a coking and thermal coal project located in Queensland, Australia. As of December 31, 2007, we invested $120.1 million to acquire and develop mining tenements and related infrastructure including the construction of a washplant, which will produce coal to meet the growing global demand. In 2008, we invested an additional $12.8 million in the project. Our total investment in Sonoma is estimated to be approximately $132.9 million. Immediately preceding our investment in the Sonoma Project, QCoal owned exploration permits and applications for mining leases for the real estate that is involved in the Sonoma Project (“Mining Assets”); however, development of the Mining Assets requires significant infrastructure including the construction of a rail loop and related equipment (“Non-Mining Assets”) and a facility that prepares the extracted coal for sale (the “Washplant”). Pursuant to a combination of interrelated agreements creating a structure whereby we own 100 percent of the Washplant, 8.33 percent of the Mining Assets and 45 percent of the Non-Mining Assets of Sonoma, we obtained a 45 percent economic interest in the collective operations of Sonoma. The following substantive legal entities exist within the Sonoma structure:

•	CAC, a wholly owned Cliffs subsidiary, is the conduit for Cliffs’ investment in Sonoma.

•	CAWO, a wholly owned subsidiary of CAC, owns the Washplant and receives 40 percent of Sonoma coal production in exchange for providing coal washing services to the remaining Sonoma participants.

•	SMM is the appointed operator of the mine assets, non-mine assets, and the Washplant. We own a 45 percent interest in SMM.

•	Sonoma Sales, a wholly owned subsidiary of QCoal, is the sales agent for the participants of the coal extracted and processed in the Sonoma Project.

The objective of Sonoma is to mine and process coking and thermal coal for the benefit of the participants. Pursuant to the terms of the agreements that comprise the Sonoma Project, Cliffs through CAC:

•

Paid $34.9 million of the total estimated cost of $37.6 million for an 8.33 percent undivided interest in the Mining Assets and a 45 percent undivided interest in the Non-Mining Assets and other expenditures, and

•	Paid $85.2 million of the total estimated cost of $90.1 million to construct the Washplant for a total investment of approximately $127.7 million.

While the individual components of our investment are disproportionate to the overall economics of the investment, the total investment is the same as if we had acquired a 45 percent interest in the Mining Assets and had committed to funding 45 percent of the cost of developing the Non-Mining Assets and the Washplant.

In particular, the terms of the interrelated agreements under which we obtain our 45 percent interest provide that, we, through a wholly owned subsidiary, constructed and hold title to the Washplant. We wash all of the coal produced by the Sonoma Project for a fee based upon a cost to wash plus an arrangement such that we only bear 45 percent of the cost of owning and operating the Washplant. In addition, we have committed to purchasing certain amounts of coal from the other participants such that we take title to 45 percent of the coal mined. In addition, several agreements were entered into which provide for the allocation of mine and Washplant reclamation obligations such that we are responsible for 45 percent of the reclamation costs. Lastly, management agreements were entered into that allocate the costs of operating the mine to each participant based upon their respective ownership interests in SMM, 45 percent in our case. Once the coal is washed, each participant then engages Sonoma Sales to sell their coal to third parties for which Sonoma Sales earns a fee under an agreement with fixed and variable elements.

The legal entities were evaluated for consolidation under FIN 46(R) as follows:

CAWO — CAC owns 100 percent of the legal equity in CAWO; however, CAC is limited in its ability to make significant decisions about CAWO because the significant decisions are made by, or subject to approval of, the Operating Committee of the Sonoma Project, of which CAC is only entitled to 45 percent of the vote. As a result, we determined that CAWO is a VIE and that CAC should consolidate CAWO as the primary beneficiary because it absorbs greater than 50 percent of the residual returns and expected losses.

Sonoma Sales — We, including our related parties, do not have voting rights with respect to Sonoma Sales and are not party to any contracts that represent significant variable interests in Sonoma Sales. Therefore, even if Sonoma Sales were a variable interest entity, it has been determined that we are not the primary beneficiary and therefore would not consolidate Sonoma Sales.

SMM — SMM does not have sufficient equity at risk and is therefore a VIE under FIN 46R. Through CAC, we have a 45 percent voting interest in SMM and a contractual requirement to reimburse SMM for 45 percent of the costs that it incurs in connection with managing the Sonoma Project. However, we, along with our related parties, do not have any contracts that would cause us to absorb greater than 50 percent of SMM’s expected losses, and therefore, we are not considered to be the primary beneficiary of SMM. Thus, we account for our investment in SMM in accordance with the equity method rather than consolidate the entity. The effect of SMM on our financial statements is determined to be minimal.

Mining and Non-Mining Assets — Since we have an undivided interest in these assets and Sonoma is in an extractive industry, we have pro rata consolidated our share of these assets and costs in accordance with EITF 00-1.

Mining operations reached a milestone in December 2007, when the first coal was extracted from the mine. Severe flooding at the mine in mid-February 2008 caused delays in scheduled shipments. However, despite these factors, our share of total production in 2008 reached approximately 1.1 million tonnes with sales volume of 0.9 million tonnes. In addition, for the year ended December 31, 2008, Sonoma generated average revenue of $132 per tonne, and per tonne costs were $75 for the year.

We have entered into arrangements with providers of credit facilities to guarantee our 45 percent share of certain Sonoma performance requirements relating to environmental compliance and take-or-pay provisions of port and rail contracts. At December 31, 2008 and 2007, our 45 percent of such guarantees amounted to $8.8 million and $9.5 million, respectively.

Sale of Synfuel

On June 4, 2008, we completed the sale of our wholly owned subsidiary, Cliffs Synfuel Corp. (“Synfuel”). Under the agreement, Oil Shale Exploration Company-Skyline, LLC acquired 100 percent of Synfuel for $24 million. As additional consideration for the stock, a perpetual nonparticipating royalty interest was granted initially equal to $0.02 per barrel of shale oil and $0.01 per barrel of shale oil produced from lands covered by existing State of Utah oil shale leases, plus 25 percent of royalty payments from conventional oil and gas operations. We recorded a gain of $19 million upon completion of the transaction.

Alpha Natural Resources

On November 17, 2008, we announced the termination of the definitive merger agreement with Alpha Natural Resources, Inc., under which we would have acquired all outstanding shares of Alpha, as previously announced on July 16, 2008. Both our Board of Directors and Alpha’s Board of Directors made the decision after considering various issues, including the current macroeconomic environment, uncertainty in the steel industry, shareholder dynamics, and the risks and costs of potential litigation. Considering these issues, each board determined that termination of the merger agreement was in the best interest of its equity holders. Under the terms of the settlement agreement, we were required to pay Alpha a $70 million termination fee, which was financed through our revolving credit facility and paid in November 2008. As a result, $90.1 million in termination fees and associated acquisition costs were expensed in the fourth quarter of 2008 upon termination of the definitive merger agreement.

NOTE 3 – INTANGIBLE ASSETS AND LIABILITIES

Following is a summary of intangible assets and liabilities at December 31, 2008, based upon our preliminary purchase price allocations related to recent acquisitions completed in 2008:

		(In Millions)
	Classification	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite lived intangible assets:
Permits	Intangible assets	$109.3	$(1.8)	$107.5
Leases	Intangible assets	3.1	(1.0)	2.1

Total intangible assets		$112.4	$(2.8)	$109.6

Below-market sales contracts	Current liabilities	$(30.3)	$—	$(30.3)
Below-market sales contracts	Long-term liabilities	(198.7)	15.1	(183.6)

Total below-market sales contracts		$(229.0)	$15.1	$(213.9)

The intangible assets are subject to periodic amortization on a straight-line basis over their estimated useful lives. Permits are being amortized over estimated useful lives ranging from 15 to 28 years, and leases are being amortized over estimated useful lives ranging from 1.5 to 4.5 years. Amortization expense relating to intangible assets was $2.8 million for the year ended December 31, 2008. The estimated amortization expense relating to intangible assets for each of the five succeeding fiscal years is as follows: 2009 — $6.9 million, 2010 — $5.1 million, 2011 — $5.1 million, 2012 — $5.1 million, and 2013 — $5.0 million.

The below-market sales contracts are classified as a liability and recognized over the terms of the contracts, which range from 3.5 to 8.5 years. The following amounts will be recognized in earnings related to the below-market sales contracts for each of the five succeeding fiscal years: 2009 — $30.3 million, 2010 — $30.3 million, 2011 — $30.3 million, 2012 — $27.0 million, and 2013 — $27.0 million.

Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

NOTE 4 – MARKETABLE SECURITIES

At December 31, 2008 and 2007, we had $30.2 million and $74.6 million, respectively, of marketable securities as follows:

	(In Millions)
	December 31,
	2008	2007
Held to maturity—current	$4.8	$18.9
Held to maturity—non-current	14.2	25.8

	19.0	44.7

Available for sale—non-current	11.2	29.9

Total	$30.2	$74.6

Marketable securities classified as held-to-maturity are measured and stated at amortized cost. The amortized cost, gross unrealized gains and losses and fair value of investment securities held-to-maturity at December 31, 2008 and 2007 are summarized as follows:

	December 31, 2008 (In Millions)
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Asset backed securities	$2.1	$—	$(0.6)	$1.5
Floating rate notes	16.9	—	(1.1)	15.8

Total	$19.0	$—	$(1.7)	$17.3

	December 31, 2007 (In Millions)
	Amortized	Gross Unrealized		Fair
	Cost	Gains	Losses	Value
Asset backed securities	$23.1	$—	$(1.4)	$21.7
Floating rate notes	21.6	—	(0.1)	21.5

Total	$44.7	$—	$(1.5)	$43.2

Investment securities held-to-maturity at December 31, 2008 and 2007 have contractual maturities as follows:

	(In Millions)
	December 31,
	2008	2007
Asset backed securities:
Within 1 year	$—	$18.9
1 to 5 years	2.1	4.2

	$2.1	$23.1

Floating rate notes:
Within 1 year	$4.8	$—
1 to 5 years	12.1	21.6

	$16.9	$21.6

The following table shows our gross unrealized losses and fair value of investment securities held-to-maturity, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007:

	Less than 12 months (In Millions)
	December 31, 2008		December 31, 2007
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Asset backed securities	$—	$—	$1.4	$21.7
Floating rate notes	0.1	1.7	0.1	21.5

	$0.1	$1.7	$1.5	$43.2

	12 months or longer (In Millions)
	December 31, 2008		December 31, 2007
	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value
Asset backed securities	$0.6	$1.5	$—	$—
Floating rate notes	1.0	14.1	—	—

	$1.6	$15.6	$—	$—

We believe that the unrealized losses on the held-to-maturity portfolio at December 31, 2008 are temporary and are related to market interest rate fluctuations and not to deterioration in the creditworthiness of the issuers. We intend to hold these investments until maturity.

Marketable securities classified as available-for-sale are stated at fair value, with unrealized holding gains and losses included in Other comprehensive income. The amortized cost, gross unrealized gains and losses and fair value of investment securities available-for-sale at December 31, 2008 and 2007 are summarized as follows:

	(In Millions)
	December 31, 2008
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Equity securities (without contractual maturity)	$12.0	$—	$(0.8)	$11.2

	(In Millions)
	December 31, 2007
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Equity securities (without contractual maturity)	$14.2	$15.7	$—	$29.9

We own 9.2 million shares of PolyMet Corp common stock, representing 6.7 percent of issued shares as a result of the sale of certain land, crushing and concentrating and other ancillary facilities located at our Cliffs Erie site (formerly owned by LTVSMC) to PolyMet. We have the right to participate in up to 6.7 percent of any future financing, and PolyMet has the first right to acquire or place our shares should we choose to sell. We classify the shares as available-for-sale and record unrealized mark-to-market changes in the fair value of the shares through Other comprehensive income each reporting period, unless the loss is deemed to be other than temporary.

During 2008, Portman acquired 24.3 million shares of Golden West, a Western Australia iron ore exploration company. Golden West owns the Wiluna West exploration ore project in Western Australia, containing a resource of 126 million metric tons of ore. The investment provides Portman a strategic interest in Golden West and Wiluna West. Our ownership in Golden West represents approximately 17 percent of its outstanding shares at December 31, 2008. Acquisition of the shares represented an original investment of approximately $22 million. We do not exercise significant influence, and at December 31, 2008, the investment is classified as an available-for-sale security. Accordingly, we record unrealized mark-to-market changes in the fair value of the investment through Other comprehensive income each reporting period, unless the loss is deemed to be other than temporary.

In 2008, we recorded impairment charges of $25.1 million related to declines in the fair value of our available-for-sale securities which we concluded were other than temporary. As of December 31, 2008, our investments in PolyMet and Golden West had fair values totaling $6.2 million and $4.7 million, respectively, compared with a cost of $14.2 million and $21.8 million, respectively. The metals and mining industry and our investees are susceptible to changes in the U.S. and global economies and the industries of their customers. Their principal customers are part of the global steel industry, and their businesses have been adversely affected by the slowdown of the global economy, particularly during the last quarter of 2008 when our investments became impaired. The severity of the impairments in relation to the carrying amounts of the individual investments is consistent with the macroeconomic market and industry developments. However, we have evaluated the near-term prospects of the issuers in relation to the severity and rapid decline in the fair value of each of these investments, and based upon that evaluation, we could not reasonably assert that the impairment period would be temporary primarily as a result of the global economic crisis and the corresponding uncertainties in the market.

NOTE 5 – DEBT AND CREDIT FACILITIES

On June 25, 2008, we entered into a $325 million private placement consisting of $270 million of 6.31 percent Five-Year Senior Notes due June 15, 2013, and $55 million of 6.59 percent Seven-Year Senior Notes due June 15, 2015. Interest will be paid on the notes for both tranches on June 15 and December 15 until their respective maturities. The notes are unsecured obligations with interest and principal amounts guaranteed by certain of our domestic subsidiaries. The notes and guarantees were not required to be registered under the Securities Act of 1933, as amended, and were placed with qualified institutional investors. We used the proceeds to repay senior unsecured indebtedness and for general corporate purposes.

The terms of the note purchase agreement contain customary covenants that require compliance with certain financial covenants based on: (1) debt to earnings ratio and (2) interest coverage ratio. As of December 31, 2008, we were in compliance with the financial covenants in the note purchase agreement.

On August 17, 2007, we entered into a five-year unsecured credit facility with a syndicate of 13 financial institutions. The facility provides $800 million in borrowing capacity, comprised of $200 million in term loans and $600 million in revolving loans, swing loans and letters of credit. Loans are drawn with a choice of interest rates and maturities, subject to the terms of the agreement. Interest rates are either (1) a range from LIBOR plus 0.45 percent to LIBOR plus 1.125 percent based on debt and earning levels or (2) the prime rate or the prime rate plus 1.125 percent, based on debt and earnings. The credit facility has two financial covenants based on: (1) debt to earnings ratio and (2) interest coverage ratio. As of December 31, 2008 and 2007, we were in compliance with the financial covenants in the credit agreement.

As of December 31, 2008 and 2007, no revolving loans and $240 million in revolving loans, respectively, were drawn under the credit facility and the principal amount of letter of credit obligations totaled $21.5 million and $16.2 million, respectively. We also had $200 million drawn in term loans, with $578.5 million and $343.8 million of borrowing capacity available under the $800 million credit facility at December 31, 2008 and 2007, respectively. The weighted average annual interest rate for outstanding revolving and term loans under the credit facility was 5.02 percent and 5.81 percent as of December 31, 2008 and 2007, respectively. After the effect of interest rate hedging, the respective weighted average annual borrowing rates were 5.10 percent and 5.68 percent in 2008 and 2007, respectively.

Portman has a $27.6 million (A$40 million) multi-option facility, under which an $82.9 million (A$120 million) cash facility was added effective June 23, 2008 and terminated on September 30, 2008. The $27.6 million (A$40 million) multi-option facility, which was finalized in April 2007, has a floating interest rate of 20 basis points over the 90-day bank bill swap rate in Australia. The outstanding bank commitments totaled $18.8 million (A$27.2 million) and $8.6 million (A$12.5 million) in performance bonds, reducing borrowing capacity to $8.8 million (A$12.8 million) and $19.0 million (A$27.5) million at December 31, 2008 and 2007, respectively. The facility agreement contains financial covenants as follows: (1) debt to earnings ratio and (2)

interest coverage ratio. As of December 31, 2008 and 2007, Portman was in compliance with the financial covenants of the credit facility agreement. On February 9, 2009, Portman entered into an amending deed, which added a $55.3 million (A$80 million) cash facility to the existing multi-option facility. The cash facility did not cause any change to the financial covenants in place under the multi-option facility. We have provided a guarantee of the combined facilities, along with certain of our Australian subsidiaries.

In 2005, Portman secured five-year financing from its customers in China as part of its long-term sales agreements to assist with the funding of the expansion of its Koolyanobbing mining operations. The borrowings, totaling $5.4 million and $6.2 million at December 31, 2008 and 2007, respectively, accrue interest annually at five percent. The borrowings require a principal payment of approximately $0.8 million plus accrued interest to be made January 31, 2009, with the balance due in full on January 31, 2010.

At December 31, 2008 and 2007, Amapá had total project debt outstanding of approximately $493 million and $419 million, respectively, for which we have provided a several guarantee on our 30 percent share. At December 31, 2008, Amapá had total short-term loans outstanding of $210.3 million for which we provided a several guarantee on our share. We have provided several guarantees on our 30 percent share of the total debt outstanding, or $148 million and $101 million, at December 31, 2008 and 2007, respectively. Our estimate of the aggregate fair value of the outstanding guarantees is $6.7 million as of December 31, 2008, which is reflected in Other Liabilities on the Statements of Consolidated Financial Position. The fair value was estimated using a discounted cash flow model based upon the spread between guaranteed and non-guaranteed debt over the period the debt is expected to be outstanding. Capital contributions in 2008 and 2007 totaled $106 million (Company share $32.0 million) and $89 million (Company share $26.7 million), respectively. Amapá and its lenders have agreed to suspend all operating and financial loan covenants with the exception of debt to equity ratio requirements through June 30, 2009.

Substantially all of the financial debt instruments are carried at fair value or contracted amounts that approximate fair value. Refer to NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS for further information.

NOTE 6 – SEGMENT REPORTING

Our company is organized and managed according to product category and geographic location: North American Iron Ore, North American Coal, Asia Pacific Iron Ore, Asia Pacific Coal and Latin American Iron Ore. The North American Iron Ore segment is comprised of our interests in six North American mines that provide iron ore to the integrated steel industry. The North American Coal segment is comprised of our two North American coking coal mining complexes that provide metallurgical coal to the integrated steel industry. The Asia Pacific Iron Ore segment, which is comprised of Portman, is located in Western Australia and provides iron ore to steel producers in China and Japan. There are no intersegment revenues.

The Asia Pacific Coal operating segment is comprised of our 45 percent economic interest in Sonoma, located in Queensland, Australia, which is in the early stages of production. The Latin American Iron Ore operating segment is comprised of our 30 percent Amapá interest in Brazil, which is also in the early stages of production. As a result, the Asia Pacific Coal and Latin American Iron Ore operating segments do not meet reportable segment disclosure requirements and therefore are not separately reported.

We evaluate segment performance based on sales margin, defined as revenues less cost of goods sold identifiable to each segment. This measure of operating performance is an effective measurement as we focus on reducing production costs throughout the Company.

The following table presents a summary of our reportable segments for the years ended December 31, 2008, 2007 and 2006. A reconciliation of segment sales margin to income from continuing operations before income taxes and equity loss from ventures is as follows:

	(In Millions)
	2008		2007		2006
Revenues from product sales and services:
North American Iron Ore	$2,369.6	66%	$1,745.4	77%	$1,560.7	81%
North American Coal	346.3	10%	85.2	4%	—	0%
Asia Pacific Iron Ore	769.8	21%	444.6	19%	361.0	19%
Other	123.4	3%	—		—	0%

Total revenues from product sales and services for reportable segments	$3,609.1	100%	$2,275.2	100%	$1,921.7	100%

Sales margin:
North American Iron Ore	$804.3		$397.9		$327.4
North American Coal	(46.4)		(31.7)		—
Asia Pacific Iron Ore	348.6		95.8		86.6
Other	53.2		—		—

Sales margin	1,159.7		462.0		414.0
Other operating expense	(220.8)		(80.4)		(48.3)
Other income (expense)	(222.6)		(0.9)		22.1

Income from continuing operations before income taxes and equity loss from ventures	$716.3		$380.7		$387.8

Depreciation, depletion and amortization:
North American Iron Ore	$66.0		$40.7		$33.0
North American Coal	51.5		17.9		—
Asia Pacific Iron Ore	73.7		48.6		40.9
Other	9.9		—		—

Total depreciation and amortization	$201.1		$107.2		$73.9

Capital additions (1):
North American Iron Ore	$53.3		$64.4		$80.6
North American Coal	96.6		11.1		—
Asia Pacific Iron Ore	67.8		39.3		31.9
Other	14.9		120.3		—

Total capital additions	$232.6		$235.1		$112.5

Assets:
North American Iron Ore	$1,818.5		$968.9		$1,154.0
North American Coal	773.7		773.2		—
Asia Pacific Iron Ore	1,210.9		1,083.8		785.7
Other	308.0		249.9		—

Total assets	$4,111.1		$3,075.8		$1,939.7

(1)	Includes capital lease additions.

We have three customers which individually account for more than 10 percent of our consolidated product revenue. Total revenue from these customers represents approximately $1.6 billion, $1.1 billion, and $1.0 billion of our total consolidated product revenue in 2008, 2007 and 2006, respectively, and is attributable to our North American Iron Ore and North American Coal business segments.

Included in the consolidated financial statements are the following amounts relating to geographic locations:

	(In Millions)
	2008	2007	2006
Revenue (1)
United States	$1,617.0	$1,271.1	$1,100.0
China	774.2	419.9	367.4
Canada	573.6	382.0	377.2
Japan	263.4	135.7	74.4
Other countries	380.9	66.5	2.7

Total revenue	$3,609.1	$2,275.2	$1,921.7

Long-lived assets
Australia	$763.5	$691.6
United States	1,692.6	1,132.3

Total long-lived assets	$2,456.1	$1,823.9

(1)    Revenue is attributed to countries based on the location of the customer and includes both Product sales and services. The 2007 and 2006 amounts previously included Royalties and management fees of $14.5 million and $11.7 million, respectively.

NOTE 7 – ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS

We had environmental and mine closure liabilities of $117.1 million and $130.8 million at December 31, 2008 and 2007, respectively. Payments in 2008 were $6.2 million compared with $9.2 million in 2007. The following is a summary of the obligations at December 31, 2008 and 2007:

	(In Millions)
	December 31,
	2008	2007
Environmental	$16.4	$12.3
Mine closure
LTVSMC	13.9	22.5
Operating mines:
North American Iron Ore	44.1	61.8
North American Coal	31.1	20.4
Asia Pacific Iron Ore	7.8	9.5
Other	3.8	4.3

Total mine closure	100.7	118.5

Total environmental and mine closure obligations	117.1	130.8
Less current portion	12.2	7.6

Long term environmental and mine closure obligations	$104.9	$123.2

Environmental

Our mining and exploration activities are subject to various laws and regulations governing the protection of the environment. We conduct our operations to protect the public health and environment and believe our operations are in compliance with applicable laws and regulations in all material respects. Our environmental liabilities of $16.4 million and $12.3 million at December 31, 2008 and 2007 respectively, including obligations for known environmental remediation exposures at active and closed mining operations and other sites, have been recognized based on the estimated cost of investigation and remediation at each site. If the cost can only be estimated as a range of possible amounts with no specific amount being more likely, the minimum of the range is accrued in accordance with SFAS 5. Future expenditures are not discounted unless the amount and timing of the cash disbursements are readily known. Potential insurance recoveries have not been reflected. Additional environmental obligations could be incurred, the extent of which cannot be assessed.

The environmental liability includes our obligations related to four sites that are independent of our iron mining operations, two former iron ore-related sites, two leased land sites where we are lessor and miscellaneous remediation obligations at our operating units. Three of these sites are Federal and State sites where we are named as a PRP: the Rio Tinto mine site in Nevada and the Kipling and Deer Lake sites in Michigan.

Milwaukee Solvay Site

In September 2002, we received a draft of a proposed Administrative Order by Consent from the EPA, for clean-up and reimbursement of costs associated with the Milwaukee Solvay coke plant site in Milwaukee, Wisconsin. The plant was operated from 1973 to 1983 by a company we acquired in 1986. In January 2003, we completed the sale of the plant site and property to a third party. Following this sale, we entered into an Administrative Order by Consent (“Solvay Consent Order”) with the EPA, the new owner and another third party who had operated on the site. In connection with this order, the new owner agreed to take responsibility for the removal action and agreed to indemnify us for all costs and expenses in connection with the removal action. In the third quarter of 2003, the new owner, after completing a portion of the removal, experienced financial difficulties. In an effort to continue progress on the removal action, we expended $0.9 million in the second half of 2003, $2.1 million in 2004 and $0.4 million in 2005 secured by a mortgage on the property. In September 2005, we received a notice of completion from the EPA documenting that all work had been fully performed in accordance with the order.

In August 2006, we sold our mortgage on the site to East Greenfield. East Greenfield acquired the mortgage for the assumption of all environmental obligations and a cash payment of $2.25 million. In addition, East Greenfield deposited $4.5 million into an escrow account to fund any remaining environmental clean-up activities and to purchase insurance coverage with a $5 million limit. In the third quarter of 2006, we reduced our environmental reserve related to this site by $2.7 million to reflect our reduced liability. Subsequently, in December 2006, the Company and five other PRPs entered an Administrative Settlement Agreement and AOC with the EPA to conduct a Remedial Investigation/Feasibility Study and to reimburse certain response costs incurred by the EPA. In January 2007, the PRP Group, including our Company, entered into an AOC to conduct a Remedial Investigation/Feasibility Study for the site, to include surface, subsurface and sediment sampling. The PRP Group has retained a consultant to conduct the site investigation. Following a series of meetings with the EPA and Wisconsin Department of Natural Resources, a work plan for the Remedial Investigation/Feasibility Study was drafted and submitted to the EPA. Comments on the draft were received in December 2007 with a final plan being approved by the EPA in 2008. Milwaukee Solvay’s work group authorized Burns and McDonnell to begin the implementation of the approved Remedial Investigation/Feasibility Study. Field activities began in the fall of 2008 and will continue into the spring of 2009. Upon completion of the field work the information will be used to develop any remedial activities determined by the results of the remedial investigation.

The Rio Tinto Mine Site

The Rio Tinto Mine Site is a historic underground copper mine located near Mountain City, Nevada, where tailings were placed in Mill Creek, a tributary to the Owyhee River. Site investigation and remediation work is being conducted in accordance with a Consent Order between the Nevada DEP and the RTWG composed of Cliffs, Atlantic Richfield Company, Teck Cominco American Incorporated, and E. I. du Pont de Nemours and Company. The Consent Order provides for technical review by the U.S. Department of the Interior Bureau of Indian Affairs, the U.S. Fish & Wildlife Service, U.S. Department of Agriculture Forest Service, the NDEP and the Shoshone-Paiute Tribes of the Duck Valley Reservation (collectively, “Rio Tinto Trustees”). The Consent Order is currently projected to continue with the objective of supporting the selection of the final remedy for the site. Costs are shared pursuant to the terms of a Participation Agreement between the parties of the RTWG, who have reserved the right to renegotiate any future participation or cost sharing following the completion of the Consent Order.

The Rio Tinto Trustees have made available for public comment their plans for the assessment of NRD. The RTWG commented on the plans and also are in discussions with the Rio Tinto Trustees informally about those plans. The notice of plan availability is a step in the damage assessment process. The studies presented in the plan may lead to a NRD claim under CERCLA. There is no monetized NRD claim at this time.

During 2006, the focus of the RTWG was on development of alternatives for remediation of the mine site. A draft of an alternatives study was reviewed with NDEP, the EPA and the Rio Tinto Trustees and the alternatives have essentially been reduced to the following: (1) tailings stabilization and long-term water treatment; and (2) removal of the tailings. As of December 31, 2008, the estimated costs of the available remediation alternatives currently range from approximately $10.0 million to $30.5 million. In recognition of the potential for an NRD claim, the parties are actively pursuing a global settlement that would include the EPA and encompass both the remedial action and the NRD issues. In 2008, the RTWG parties met for formal mediation on two occasions to resolve differences over the allocation of any negotiated remedy. The mediation resulted in substantial progress, and the members of the RTWG are still negotiating an allocation. Additionally, the RTWG and RTAG met most recently in December 2008 to discuss appropriate terms for a global settlement based on the latest investigation results. While a global settlement has not been finalized, we expect an agreement will be reached in 2009. We have increased our reserve most recently in 2008 by $5.2 million to reflect revised cleanup estimates and cost allocation associated with our anticipated share of the eventual remediation costs based on a consideration of the various remedial measures and related cost estimates, which are currently under review. The expense was included in Selling, general and administrative expenses on the Statements of Consolidated Operations.

Kipling Furnace Site

In November 1991, the MDEQ notified us that it believed we were liable for contamination at the Kipling Furnace site in Kipling, Michigan and requested that we voluntarily undertake actions to remediate the site. We owned and operated a portion of the site from approximately 1902 through 1925 when we sold the property to CITGO Petroleum Company. CITGO, in turn, operated at the site, and thereafter, sold the northern portion of the site to a third party. This northern portion of the site was the location of the majority of our former operations. CITGO has been working formally with MDEQ to address the portions of the site impacted by CITGO’s operations on the property, which occurred between 1925 and 1986. CITGO submitted a remedial action plan in August 2003 to the MDEQ. However, the MDEQ subsequently rejected this remedial action plan as being inadequate.

We responded to the 1991 letter by performing a hydrogeological investigation at the site in 1996, with follow-up monitoring occurring in 1998 through 2003. We developed a proposed remedial action plan to address materials associated with our former operations at the site. We currently estimate the cost of implementing our proposed remedial action to be $0.3 million, which was previously provided for in our environmental reserve. We have not yet implemented the proposed remedial action plan.

In June 2004, the MDEQ made a new demand to both CITGO and the Company to take responsive actions at the property, including development and submittal of a remedial action plan to the department for approval. CITGO and the Company agreed to cooperate in the development of a joint remedial action plan as encouraged by MDEQ. Additional investigative work at the site has been undertaken by CITGO. At this time, it is unclear whether the MDEQ, once aware of our response activities at the site to date, will require further investigations or implement a remedial action plan going beyond what has already been developed. Conducting further investigations, revising our proposed remedial action plan, or implementing the plan, could result in higher costs than recorded. In addition, an access agreement with the current owners will be required to conduct the remediation.

Deer Lake

Deer Lake is a reservoir located near Ishpeming, Michigan that historically provided water storage for the Carp River Power Plant that was razed in 1972. Elevated concentrations of mercury in Deer Lake fish were noted in 1981. Three known sources of mercury to the lake were atmospheric deposition, historic use of mercury in gold amalgamation on the west side of the lake, and releases of mercury to the City of Ishpeming sewer system, including waste assay solutions from a laboratory operated by Cliffs. The State of Michigan filed suit in 1982 alleging that we had liability for the mercury releases. A Consent Agreement was entered in 1984 that required certain remediation and mitigation, which was performed, and by 2003 mercury concentrations in fish had declined significantly. Subsequently, we engaged in negotiations with the State to comprehensively and completely resolve our liability for mercury releases. An amendment to the Consent Agreement between the Company and the State was entered by the Court on November 7, 2006. The agreement provides for additional remedial measures, long-term maintenance and provisions for public access to various water bodies which we own or control. All 2008 activities outlined in the amended Consent Agreement were completed.

Northshore Air Permit Matters

On December 16, 2006, we submitted an administrative permit amendment application to the MPCA with respect to Northshore’s Title V operating permit. The proposed amendment requested the deletion of a 30-year old “control city” monitoring requirement which was used to assess the adequacy of air emission control equipment installed in the 1970s. We then received a letter dated February 23, 2007 from the MPCA notifying us that our proposed permit amendment had been denied. We appealed the denial to the Minnesota Court of Appeals. Oral arguments on our appeal were held on February 21, 2008. The court of appeals ruled in MPCA’s favor.

On July 28, 2008, MPCA issued a Notice of Violation, or NOV, to Northshore alleging violations related to the control city standard from March 2006 through October 2007. The NOV states that Northshore has been in compliance with MPCA’s interpretation of the standard since October 2007, but requires corrective actions relating to operating and maintaining treatment and control facilities to remain in compliance. Subsequent to the court of appeals’ ruling, Northshore filed a major permit amendment on August 28, 2008. On November 25, 2008, in response to the proposed amendment, MCPA issued an order declaring that Northshore’s request to remove the control city standard from its permit constitutes a “project” for which an Environmental Assessment Worksheet, or EAW, must be completed. MPCA also stated that it was ceasing all other work on the permit, including its own efforts to create a replacement standard, until the environmental review process was complete.

In October 2008, Northshore received the final results of a peer-reviewed study, which concluded that there are no significant health effects related to fibers from Northshore.

Northshore filed an action to challenge the MPCA’s requirement for an EAW in Minnesota State District Court, which is currently pending. If either our appeal is unsuccessful or if we are unable to negotiate an acceptable compliance schedule, Northshore could be subject to future enforcement actions with respect to its Title V operating permit if we are unable to meet the permit requirements as interpreted by MPCA.

Additionally, as part of Northshore’s permitting of the restart of Furnace 5, Northshore is required to certify compliance with air emission standards within 180 days of operation. During the scheduled compliance testing for Furnace 5, Northshore experienced abnormal operating difficulties and was thereby unable to certify compliance. Northshore received a Notice of Noncompliance from MPCA on December 18, 2008 indicating it considers the facility out of compliance with the testing schedule and reserves the right to enforcement, while asking for additional explanation as to the related causes. Due to changes in market demand, Furnace 5 has been idled. Northshore expects that upon restart it will demonstrate compliance with the required limits and will perform retesting as soon as Furnace 5 returns to normal operating conditions. Accordingly, at that time, Northshore will take appropriate steps to establish compliance with MPCA.

United Taconite Air Emissions Matter

On March 27, 2008, United Taconite received a DSA from the MPCA alleging various air emissions violations of the facility’s air permit limit conditions, reporting and testing requirements. The allegations generally stem from procedures put in place prior to 2004 when Cliffs first acquired its interest in the mine. The

DSA requires the facility to install continuous emissions monitoring, evaluate compliance procedures, submit a plan to implement procedures to eliminate air deviations during the relevant time period, and proposes a civil penalty in an amount to be determined. While United Taconite does not agree with MPCA’s allegations, United Taconite and the MPCA continue discussions on the matter with the intent of working toward a mutual resolution.

Koolyanobbing Operations

In May 2007, the WAEPA released a report outlining the recommendations for a significant extension of the conservation estate in the area of the Koolyanobbing mining operations. The report recommended the conversion of much of the area to Class A conservation reserve. Some of the proposed A class reserves overlap with mining tenements granted to Portman (the “Overlapping Areas”).

The WAEPA study has been submitted to the Minister for the Environment and Heritage. The report represents the view of the WAEPA and neither creates an obligation on the government to act nor affects the rights of Portman to operate under existing approvals. We continue to communicate with the government and the environmental agencies in a manner that indicates a willingness to work with all parties to achieve a sustainable outcome for conservation and resource development in the region.

Portman originally received governmental approval to mine in the Overlapping Areas in June 2003. Since that time, we have met applicable environmental requirements. Although we are currently reviewing the study and the effects of the designation of the Overlapping Areas as A class reserves, such categorization may have a material effect on our operations. In late 2008 there was a change of government at the state level, and it is unknown at this time whether the Minister for the Environment and Heritage will accept the recommendations of the WAEPA. If the recommendations of the WAEPA are accepted, we will challenge any such decision.

Mine Closure

Our mine closure obligation of $100.7 million and $118.5 million at December 31, 2008 and 2007, respectively, includes our four consolidated North American operating iron ore mines, our two consolidated North American operating coal mining complexes, our Asia Pacific operating iron ore mines, the coal mine at Sonoma and a closed operation formerly known as LTVSMC.

Management periodically performs an assessment of the obligation, most recently in the fourth quarter of 2008, to determine the adequacy of the liability in relation to the closure activities still required at the LTVSMC site. As a result of this assessment, the LTVSMC closure was decreased to $13.9 million at December 31, 2008 from $22.5 million at December 31, 2007. The decrease was attributable to a decline in the estimated future cash flows of $5.2 million combined with payments of $3.4 million made during the year.

In 2008, we performed a detailed assessment of our asset retirement obligations related to our active mining locations in accordance with our Company’s accounting policy, which requires us to perform an in-depth evaluation of the liability every three years in addition to routine annual assessments. As a result of this assessment, the accrued closure obligation for our active mining operations decreased from $96.0 million at December 31, 2007 to $86.8 million at December 31, 2008. The liability provides for contractual and legal obligations associated with the eventual closure of the mining operations. We determined the obligations based on detailed estimates adjusted for factors that a market participant would consider (i.e., inflation, overhead and profit), escalated at an assumed 3.5 percent rate of inflation to the estimated closure dates, and then discounted using the current credit-adjusted risk-free interest rate based on the corresponding life of mine. The estimate also incorporates incremental increases in the closure cost estimates and changes in estimates of mine lives. The closure date for each location was determined based on the exhaustion date of the remaining iron ore reserves. The accretion of the liability and amortization of the related asset is recognized over the estimated mine lives for each location. The $9.2 million decrease in the liability is primarily attributable to an increase in the life of mine at Empire and the resulting impact on future estimated cash flows. The following represents a rollforward of our asset retirement obligation liability related to our active mining locations for the years ended December 31, 2008 and 2007:

	(In Millions)
	December 31,
	2008	2007
Asset retirement obligation at beginning of period	$96.0	$62.7
Accretion expense	7.3	6.6
PinnOak acquisition	—	19.9
Sonoma investment	—	4.3
Reclassification adjustments	1.0	1.1
Exchange rate changes	(3.1)	0.9
Revision in estimated cash flows	(14.4)	0.5

Asset retirement obligation at end of period	$86.8	$96.0

NOTE 8 – LEASE OBLIGATIONS

We lease certain mining, production and other equipment under operating and capital leases. The leases are for varying lengths, generally at market interest rates and contain purchase and/or renewal options at the end of the terms. Our operating lease expense was $20.8 million, $14.7 million and $14.2 million in 2008, 2007 and 2006, respectively. Capital leases were $73.9 million and $68.2 million at December 31, 2008 and 2007, respectively. Corresponding accumulated amortization of capital leases included in respective allowances for depreciation were $18.3 million and $15.2 million at December 31, 2008 and 2007, respectively. Future minimum payments under capital leases and non-cancellable operating leases at December 31, 2008 are as follows:

	(In Millions)
	Capital Leases	Operating Leases
2009	$11.6	$26.3
2010	10.6	24.6
2011	10.3	20.3
2012	10.0	15.4
2013	8.9	15.5
2014 and thereafter	31.3	32.9

Total minimum lease payments	82.7	$135.0

Amounts representing interest	20.4

Present value of net minimum lease payments	$62.3

Total minimum capital lease payments of $82.7 million include $5.2 million and $77.5 million, for our North American Iron Ore segment and Asia Pacific Iron Ore segment, respectively. Total minimum operating lease payments of $135.0 million include $124.9 million for our North American Iron Ore segment, $9.9 million for our Asia Pacific Iron Ore segment, and $0.2 million for our North American Coal segment.

NOTE 9 – PENSIONS AND OTHER POSTRETIREMENT BENEFITS

We offer defined benefit pension plans, defined contribution pension plans and other postretirement benefit plans to most employees in our North American Iron Ore operations as part of a total compensation and benefits program. Employees of the North American Coal segment receive similar benefits as our North American Iron Ore operations, except for defined benefit plans. We do not have employee retirement benefit obligations at our Asia Pacific operations.

The defined benefit pension plans are largely noncontributory and benefits are generally based on employees’ years of service and average earnings for a defined period prior to retirement or a minimum formula. On September 12, 2006, the Company’s Board of Directors approved modifications to the pension benefits provided to salaried participants. The modifications retroactively reinstated the final average pay benefit formula (previously terminated and replaced with a cash balance formula in July 2003) to allow for additional accruals through June 30, 2008 or the continuation of benefits under an improved cash balance formula, whichever is greater. The change increased the PBO by $15.1 million and pension expense by $1.1 million in 2006. On October 6, 2008, the USW ratified a new four-year labor contract, which replaces the labor agreement that expired on September 1, 2008. The new agreement covers approximately 2,300 USW-represented workers at our Empire and Tilden mines in Michigan, and our United Taconite and Hibbing mines in Minnesota. The changes enhanced the minimum pension formula by increasing the benefit dollar multipliers and renewed the lump sum special payments for certain employees retiring in the near future. The changes also included renewal of payments to surviving spouses of certain retirees. The result of the changes is an increase of $5.6 million in PBO and $1.8 million in 2008 pension expense.

In addition, we currently provide various levels of retirement health care and OPEB to most full-time employees who meet certain length of service and age requirements (a portion of which are pursuant to collective bargaining agreements). Most plans require retiree contributions and have deductibles, co-pay requirements, and benefit limits. Most bargaining unit plans require retiree contributions and co-pays for major medical and prescription drug coverage. There is an annual limit on our cost for medical coverage under the U.S. salaried plans. The annual limit applies to each covered participant and equals $7,000 for coverage prior to age 65 and $3,000 for coverage after age 65, with the retiree’s participation adjusted based on the age at which retiree’s benefits commence. For participants at our Northshore operation, the annual limit ranges from $4,020 to $4,500 for coverage prior to age 65, and equals $2,000 for coverage after age 65. Covered participants pay an amount for coverage equal to the excess of (i) the average cost of coverage for all covered participants, over (ii) the participant’s individual limit, but in no event will the participant’s cost be less than 15 percent of the average cost of coverage for all covered participants. For Northshore participants, the minimum participant cost is a fixed dollar amount. We do not provide OPEB for most U.S. salaried employees hired after January 1, 1993. OPEB are provided through programs administered by insurance companies whose charges are based on benefits paid.

Our North American Coal segment is required under an agreement with the UMWA to pay amounts into the UMWA pension trusts based principally on hours worked by UMWA-represented employees. These multi-employer pension trusts provide benefits to eligible retirees through a defined benefit plan. The UMWA 1993 Benefit Plan is a defined contribution plan that was created as the result of negotiations for the NBCWA of 1993. The Plan provides healthcare insurance to orphan UMWA retirees who are not eligible to participate in the Combined Fund or the 1992 Benefit Fund or whose last employer signed the 1993 or later NBCWA and who subsequently goes out of business. Contributions to the Trust are at a rate of $5.27 in 2008 and $4.00 in 2007 per hour worked and amounted to $9.8 million in 2008 and $2.6 million for the five-month period in 2007 after the PinnOak acquisition.

Pursuant to the four-year labor agreements reached with the USW for U.S. employees, effective January 1, 2009, negotiated plan changes removed the cap on our share of future bargaining unit retirees’ healthcare premiums and provided a maximum on the amount retirees will contribute for health care benefits during the term of the agreement. The agreements also provide that we and our partners fund an estimated $90 million into bargaining unit pension plans and VEBAs during the term of the contracts.

In December 2003, The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 was enacted. This act introduced a prescription drug benefit under Medicare Part D as well as a federal subsidy to sponsors of retiree healthcare benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Our measures of the accumulated postretirement benefit obligation and net periodic postretirement benefit cost as of December 31, 2004, and for periods thereafter reflect amounts associated with the subsidy. As a result, OPEB expense for 2008, 2007 and 2006 reflect estimated cost reductions of $2.8 million, $2.5 million and $3.0 million, respectively. We elected to adopt the retroactive transition method for recognizing the OPEB cost reduction in 2004. The following table summarizes the annual costs related to the retirement plans for 2008, 2007 and 2006:

	(In Millions)
	2008	2007	2006
Defined benefit pension plans	$20.3	$17.4	$23.0
Defined contribution pension plans	7.2	5.1	4.6
Other postretirement benefits	8.6	4.5	9.8

Total	$36.1	$27.0	$37.4

The following tables and information provide additional disclosures for our consolidated plans.

Obligations and Funded Status

The following tables and information provide additional disclosures for the years ended December 31, 2008 and 2007:

	(In Millions)
	Pension Benefits		Other Benefits
Change in benefit obligations:	2008	2007	2008	2007
Benefit obligations—beginning of year	$680.8	$706.7	$252.7	$272.2
Service cost (excluding expenses)	12.6	11.4	3.4	2.1
Interest cost	41.4	38.9	16.3	14.5
Plan amendments	6.7	—	33.7	—
Actuarial loss (gain)	11.7	(29.8)	16.2	(28.0)
Benefits paid	(46.6)	(46.4)	(19.7)	(22.4)
Participant contributions	—	—	3.6	3.3
Federal subsidy on benefits paid	—	—	1.2	1.2
Acquisitions	—	—	—	9.8

Benefit obligations—end of year	$706.6	$680.8	$307.4	$252.7

Change in plan assets:
Fair value of plan assets—beginning of year	$596.3	$568.7	$126.7	$114.9
Actual return on plan assets	(118.2)	41.5	(39.8)	6.7
Employer contributions	24.9	32.5	4.8	5.2
Asset transfers	(0.4)	—	—	—
Benefits paid	(46.6)	(46.4)	(0.1)	(0.1)

Fair value of plan assets—end of year	$456.0	$596.3	$91.6	$126.7

Funded status at December 31:
Fair value of plan assets	$456.0	$596.3	$91.6	$126.7
Benefit obligations	(706.6)	(680.8)	(307.4)	(252.7)

Funded status (plan assets less benefit obligations)	$(250.6)	$(84.5)	$(215.8)	$(126.0)

Amount recognized at December 31	$(250.6)	$(84.5)	$(215.8)	$(126.0)

Amounts recognized in Statements of Financial Position:
Noncurrent assets	$—	$6.7	$—	$—
Current liabilities	(0.5)	(1.5)	(17.9)	(11.2)
Noncurrent liabilities	(250.1)	(89.7)	(197.9)	(114.8)

Net amount recognized	$(250.6)	$(84.5)	$(215.8)	$(126.0)

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$327.8	$160.0	$131.3	$70.8
Prior service (credit) cost	25.2	22.4	15.3	(22.2)
Transition asset	—	—	(12.1)	(15.1)

Net amount recognized	$353.0	$182.4	$134.5	$33.5

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic benefit cost in 2009:
Net actuarial loss	$26.6		$10.3
Prior service cost	3.9		1.8
Transition asset	—		(3.0)

Net amount recognized	$30.5		$9.1

	(In Millions)
	2008
	Pension Plans					Other Postretirement Benefits
	Salaried	Hourly	Mining	SERP	Total	Salaried	Hourly	Total
Fair value of plan assets	$178.2	$277.6	$0.2	$—	$456.0	$—	$91.6	$91.6
Benefit obligation	(250.4)	(449.2)	(2.0)	(5.0)	(706.6)	(52.4)	(255.0)	(307.4)
Funded status	$(72.2)	$(171.6)	$(1.8)	$(5.0)	$(250.6)	$(52.4)	$(163.4)	$(215.8)

	2007
	Pension Plans					Other Postretirement Benefits
	Salaried	Hourly	Mining	SERP	Total	Salaried	Hourly	Total
Fair value of plan assets	$253.4	$342.8	$0.1	$—	$596.3	$—	$126.7	$126.7
Benefit obligation	(243.4)	(430.6)	(1.6)	(5.2)	(680.8)	(54.8)	(197.9)	(252.7)
Funded status	$10.0	$(87.8)	$(1.5)	$(5.2)	$(84.5)	$(54.8)	$(71.2)	$(126.0)

The accumulated benefit obligation for all defined benefit pension plans was $693.2 million and $657.6 million at December 31, 2008 and 2007, respectively.

Recent deterioration in the securities markets has negatively impacted the value of the assets included in our defined benefit pension plans and postretirement welfare plans based upon the value of our plan assets and obligations at December 31, 2008. The decline in fair value of our plan assets, combined with negotiated plan changes, has resulted in increased total estimated pension and OPEB costs for 2009 of $71.5 million as compared to total benefit costs of $28.9 million in 2008. Further, the decline in fair value has resulted in estimated cash contributions for 2009 of $67.4 million in accordance with our current funding strategy, which is $22.8 million higher than our 2008 funding.

Components of Net Periodic Benefit Cost

	(In Millions)
	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Service cost	$12.6	$11.4	$10.1	$3.4	$2.1	$2.2
Interest cost	41.4	38.9	38.2	16.3	14.5	14.8
Expected return on plan assets	(48.3)	(47.1)	(42.6)	(10.4)	(10.1)	(8.2)
Amortization:
Net (asset)	—	—	(2.1)	(3.0)	(3.0)	(3.0)
Prior service costs (credits)	4.0	3.8	2.8	(3.8)	(5.6)	(5.6)
Net actuarial loss	10.6	10.4	16.6	6.1	6.5	9.6

Net periodic benefit cost	$20.3	$17.4	$23.0	$8.6	$4.4	$9.8
Current year actuarial (gain)/loss	178.2	(24.0)	N/A	66.6	(24.5)	N/A
Amortization of net (loss)	(10.6)	(10.4)	N/A	(6.1)	(6.5)	N/A
Current year prior service cost	6.7	—	N/A	33.7	—	N/A
Amortization of prior service (cost) credit	(4.0)	(3.8)	N/A	3.8	5.6	N/A
Amortization of transition asset	—	—	N/A	3.0	3.0	N/A

Total recognized in other comprehensive income	$170.3	$(38.2)	N/A	$101.0	$(22.4)	N/A

Total recognized in net periodic cost and other comprehensive income	$190.6	$(20.8)	N/A	$109.6	$(18.0)	N/A

Additional Information

	(In Millions)
	Pension Benefits			Other Benefits
	2008	2007	2006	2008	2007	2006
Effect of change in mine ownership & minority interest	$50.4	$45.8	$47.0	$8.6	$5.4	$7.1
Actual return on plan assets	(118.2)	41.5	60.3	(39.8)	6.6	12.8

Assumptions

Our 2008 discount rate of 6.00 percent remained consistent with 2007. The U.S. discount rates are determined by matching the projected cash flows used to determine the PBO and APBO to a projected yield curve of approximately 300 Aa graded bonds in the 10th to 90th percentiles. These bonds are either noncallable or callable with make-whole provisions. The duration matching produced rates ranging from 5.99 percent to 6.08 percent for our plans. Based upon these results, we selected a December 31, 2008 discount rate of 6.00 percent for our plans.

Weighted-average assumptions used to determine benefit obligations at December 31 were:

	Pension Benefits		Other Benefits
	2008	2007	2008	2007
Discount rate	6.00%	6.00%	6.00%	6.00%
Rate of compensation increase	4.00	4.13	4.00	4.50

Weighted-average assumptions used to determine net benefit cost for the years 2008, 2007 and 2006 were:

	Pension Benefits					Other Benefits
	2008		2007	2006		2008	2007	2006
Discount rate	6.00/7.00	%(1)	5.75%	5.50/5.75	%(2)	6.00%	5.75%	5.50
Expected return on plan assets	8.50		8.50	8.50		8.50	8.50	8.50
Rate of compensation increase	4.13		4.16	4.12		4.50	4.50	4.50

(1)	The 2008 fiscal year SFAS 87 expense was re-measured on October 7, 2008 at 7.00 percent to recognize benefit improvements for hourly employees due to union negotiations.
(2)	The 2006 fiscal year SFAS 87 expense was re-measured on September 12, 2006 at 5.75 percent to recognize benefit improvements for salaried participants.

Assumed health care cost trend rates at December 31 were:

	2008	2007
Health care cost trend rate assumed for next year	6.50%	7.00%
Ultimate health care cost trend rate	5.00	5.00
Year that the ultimate rate is reached	2012	2012

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A change of one percentage point in assumed health care cost trend rates would have the following effects:

	(In Millions)
	Increase	Decrease
Effect on total of service and interest cost	$2.9	$(2.3)
Effect on postretirement benefit obligation	32.1	(26.3)

Plan Assets

The returns and risks associated with alternative investment strategies in relation to the current and projected liabilities of the various pension and VEBA plans are reviewed regularly to determine appropriate asset allocation strategies for each plan.

Pension

The pension plan asset allocation at December 31, 2008, and 2007, and the target allocation for 2009 are as follows:

Asset Category	2009 Target Allocation	Percentage of Plan Assets at December 31,
		2008	2007
Equity securities	46.0%	43.2%	53.0%
Debt securities	35.0	36.3	32.6
Real estate	4.0	5.2	4.2
Hedge funds	15.0	15.2	10.1
Cash	—	0.1	0.1

Total	100.0%	100.0%	100.0%

	(In Millions) Assets at December 31,
Asset Category	2008	2007
Equity securities	$197.2	$315.8
Debt securities	165.4	194.0
Real estate	23.5	25.3
Hedge funds	69.2	60.4
Cash	0.7	0.8

Total	$456.0	$596.3

The expected return on plan assets represents the weighted average of expected returns for each asset category. Expected returns are determined based on historical performance, adjusted for current trends. The expected return is net of benefit plan expenses.

VEBA

Assets for other benefits include VEBA trusts pursuant to bargaining agreements that are available to fund retired employees’ life insurance obligations and medical benefits. The other benefit plan asset allocation at December 31, 2008, and 2007, and target allocation for 2009 are as follows:

Asset Category	2009 Target Allocation	Percentage of Plan Assets at December 31,
		2008	2007
Equity securities	49.9%	48.4%	58.8%
Debt securities	35.2	36.6	36.0
Hedge funds	14.9	14.8	5.0
Cash	—	0.2	0.2

Total	100.0%	100.0%	100.0%

	(In Millions) Assets at December 31,
Asset Category	2008	2007
Equity securities	$44.3	$74.5
Debt securities	33.5	45.6
Hedge funds	13.6	6.4
Cash	0.2	0.2

Total	$91.6	$126.7

The expected return on plan assets represents the weighted average of expected returns for each asset category. Expected returns are determined based on historical performance, adjusted for current trends. The expected return is net of benefit plan expenses.

Annual contributions to the pension plans are made within income tax deductibility restrictions in accordance with statutory regulations. In the event of plan termination, the plan sponsors could be required to fund additional shutdown and early retirement obligations that are not included in the pension obligations.

	(In Millions)
		Other Benefits
Company Contributions	Pension Benefits	VEBA	Direct Payments	Total
2007	$32.5	$5.2	$17.8	$23.0
2008	24.9	4.8	14.9	19.7
2009 (Expected)*	32.1	17.4	17.9	35.3
* Pursuant to the bargaining agreement, benefits can be paid from VEBA trusts that are at least 70 percent funded (no VEBA trusts are 70 percent funded at December 31, 2008).

VEBA plans are not subject to minimum regulatory funding requirements. Amounts contributed are pursuant to bargaining agreements.

Contributions by participants to the other benefit plans were $3.6 million and $3.3 million for years ended December 31, 2008 and 2007, respectively.

We are currently considering various options for the amount to be contributed to the pension plans during 2009. The amounts shown are subject to modification based upon finalization of our funding strategy.

Estimated Cost for 2009

For 2009, we estimate net periodic benefit cost as follows:

(In Millions)
Defined benefit pension plans	$48.3
Defined contribution plans	7.5
Other postretirement benefits	23.2

Total	$79.0

Estimated Company Benefit Payments

	(In Millions)
		Other Benefits
	Pension Benefits	Gross Company Benefits	Less Medicare Subsidy	Net Company Payments
2009	$50.9	$19.1	$1.2	$17.9
2010	53.8	20.1	1.1	19.0
2011	53.0	21.2	1.1	20.1
2012	57.5	22.1	1.2	20.9
2013	55.1	22.6	1.3	21.3
2014-2018	296.4	124.0	8.1	115.9

Other Potential Benefit Obligations

While the foregoing reflects our obligation, our total exposure in the event of non-performance is potentially greater. Following is a summary comparison of the total obligation:

	(In Millions) December 31, 2008
	Defined Benefit Pensions	Other Benefits
Fair value of plan assets	$456.0	$91.6
Benefit obligation	706.6	307.4

Underfunded status of plan	$(250.6)	$(215.8)

Additional shutdown and early retirement benefits	$62.1	$23.4

NOTE 10 – INCOME TAXES

Income from continuing operations before income taxes and equity loss from ventures includes the following components:

	(In Millions)
	2008	2007	2006
United States	$566.6	$312.3	$304.9
Foreign	149.7	68.4	82.9

	$716.3	$380.7	$387.8

The components of the provision for income taxes on continuing operations consist of the following:

	(In Millions)
	2008	2007	2006
Current provision:
United States federal	$151.4	$67.7	$59.0
United States state & local	3.7	1.0	2.1
Foreign	77.6	48.5	34.6

	232.7	117.2	95.7
Deferred provision (benefit):
United States federal	(54.1)	(12.7)	10.4
United States state & local	(4.1)	(2.9)	(0.5)
Foreign	(30.3)	(17.5)	(14.7)

	(88.5)	(33.1)	(4.8)

Total provision on continuing operations	$144.2	$84.1	$90.9

Reconciliation of our income tax attributable to continuing operations computed at the United States federal statutory rate is as follows:

	(In Millions)
	2008	2007	2006
Tax at U.S. statutory rate of 35 percent	$250.6	$133.3	$135.7
Increase (decrease) due to:
Percentage depletion in excess of cost depletion	(101.1)	(46.9)	(32.7)
Tax effect of foreign operations	(6.5)	(6.6)	(8.6)
State taxes, net	(0.7)	(2.4)	1.6
Manufacturer’s deduction	(6.9)	(4.3)	(1.2)
Valuation allowance	(0.8)	13.0	—
Other items—net	9.6	(2.0)	(3.9)

Income tax expense	$144.2	$84.1	$90.9

The 2008 effective tax rate of 20.1 percent reflects benefits from deductions for percentage depletion in excess of cost depletion related to U.S. operations as well as benefits derived from operations outside of the U.S., which are taxed at rates lower than the U.S. statutory rate of 35 percent.

The components of income taxes for other than continuing operations consisted of the following:

	(In Millions)
	2008	2007	2006
Discontinued operations	$—	$0.2	$0.2
Other comprehensive (income) loss:
Minimum pension/OPEB liability	(99.8)	20.1	9.7
Mark-to-market adjustments	(1.4)	7.1	6.9

	(101.2)	27.2	16.6
Cumulative effect of implementing SFAS 158	—	—	(60.4)
Paid in capital—stock based compensation	(3.5)	(4.3)	1.4

Significant components of our deferred tax assets and liabilities as of December 31, 2008 and 2007 are as follows:

	(In Millions)
	2008	2007
Deferred tax assets:
Pensions	$114.8	$48.6
Postretirement benefits other than pensions	77.9	38.5
Alternative minimum tax credit carryforwards	67.6	20.4
Capital loss carryforwards	—	13.2
Development	15.1	13.6
Asset retirement obligations	22.8	18.4
Operating loss carryforwards	11.1	13.4
Product inventories	31.6	10.6
Contingent purchase price	—	43.7
Properties	39.4	—
Financial Derivatives	33.5	—
Other liabilities	75.5	49.1

Total deferred tax assets before valuation allowance	489.3	269.5
Deferred tax asset valuation allowance	17.6	26.3

Net deferred tax assets	471.7	243.2
Deferred tax liabilities:
Properties	86.7	257.0
Investment in ventures	102.6	99.4
FIN 48	14.1	0.2
Other assets	32.6	16.8

Total deferred tax liabilities	236.0	373.4

Net deferred tax assets (liabilities)	$235.7	$(130.2)

The total net deferred tax liability of $130.2 at December 31, 2007 changed to a total net deferred tax asset of $235.7 at December 31, 2008. This change in balance is primarily attributable to the increase in deferred tax assets related to financial derivatives, pension and postretirement benefits, as well as the acquisition of the remaining noncontrolling shares of Portman during the quarter that provided for an adjustment to the historic tax basis of Portman’s assets to approximate the price paid for the shares.

The deferred tax amounts are classified on the Statements of Consolidated Financial Position as current or long-term in accordance with the asset or liability to which they relate. Following is a summary:

	(In Millions)
	2008	2007
Deferred tax assets:
United States
Current	$28.0	$17.3
Long-term	178.2	42.1

Total United States	206.2	59.4
Foreign
Current	23.8	0.6
Long-term	73.0	—

Total deferred tax assets	303.0	60.0
Deferred tax liabilities:
Foreign
Current	—	2.6
Long-term	67.3	187.6

Total deferred tax liabilities	67.3	190.2

Net deferred tax assets (liabilities)	$235.7	$(130.2)

At December 31, 2008 and 2007, we had $67.6 million and $20.4 million, respectively, of deferred tax assets related to United States alternative minimum tax credits that can be carried forward indefinitely.

We had United States state and foreign net operating losses of $85.4 million and $38.9 million, respectively, at December 31, 2008. The state net operating losses will begin to expire in 2022, and the foreign net operating loss can be carried forward indefinitely. The tax benefit related to the foreign net operating loss carryforward is $11.1 million.

Gross deferred tax assets as of December 31, 2008 and 2007 have been reduced by $17.6 million and $26.3 million, respectively, to amounts that are considered more-likely-than-not to be realized. At December 31, 2008 our valuation allowance maintained against certain gross deferred tax assets decreased by $8.7 million, which primarily includes a provision of $17.6 million and a release of $26.3 million related to the utilization of Australian net operating losses and the write-off of the deferred tax asset related to Australian capital losses. Of the $26.3 million, $13.2 million was reflected through goodwill.

At December 31, 2008, cumulative undistributed earnings of foreign subsidiaries included in consolidated retained earnings amounted to $195.7 million. These earnings are indefinitely reinvested in international operations. Accordingly, no provision has been made for deferred taxes related to a future repatriation of these earnings, nor is it practicable to estimate the amount of income taxes that would have to be provided if we were to conclude that such earnings will be remitted in the foreseeable future.

On January 1, 2007, we adopted the provisions of FIN 48. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This Interpretation also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. The effects of applying this Interpretation resulted in a decrease of $7.7 million to retained earnings as of January 1, 2007.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	(In Millions)
	2008	2007
Unrecognized tax benefits balance as of January 1	$15.2	$12.3
Increases for tax positions in prior years	19.9	2.9
Increases for tax positions in current year	24.9	—
Increase (decrease) due to foreign exchange	(1.6)	—
Settlements	(4.7)	—
Lapses in statutes of limitations	—	—

Unrecognized tax benefits balance as of December 31	$53.7	$15.2

At December 31, 2008 and 2007, we had $53.7 million and $15.2 million, respectively, of unrecognized tax benefits recorded in Other liabilities on the Statements of Consolidated Financial Position. If the $53.7 million were recognized, $50.7 million would impact the effective tax rate. It is reasonably possible that unrecognized tax benefits will significantly decrease within the next 12 months as a result of settlement of an audit. An estimate of the range of the possible change cannot be reasonably determined at this time. We recognized potential accrued interest and penalties of $5.8 million related to unrecognized tax benefits in income tax expense in 2008. At December 31, 2008 and 2007, we had $11.6 million and $11.0 million, respectively, of accrued interest related to the unrecognized tax benefits.

Tax years that remain subject to examination are years 2003 and forward for the United States, 1993 and forward for Canada, and 1994 and forward for Australia.

NOTE 11 – FAIR VALUE OF FINANCIAL INSTRUMENTS

We adopted the provisions of SFAS 157 as of January 1, 2008, with respect to financial instruments. We have deferred the adoption of SFAS 157 with respect to non-financial assets and liabilities in accordance with the provisions of FSP FAS 157-2. Items that are recognized or disclosed at fair value for which we have not applied the provisions of SFAS 157 include asset retirement obligations, guarantees and certain other items. No transition adjustment was necessary as of January 1, 2008 upon the adoption of SFAS 157. We have also applied the provisions of FSP FAS 157-3 in our assessment of the fair values of our financial assets and liabilities accounted for under SFAS 157.

The following represents the financial assets and liabilities of the Company measured at fair value on a recurring basis in accordance with SFAS 157 at December 31, 2008:

	(In Millions)
Description	Quoted Prices in Active Markets for Identical Assets/Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Cash equivalents	$40.4	$—	$—	$40.4
Derivative assets	—	—	76.6	76.6
Marketable securities	10.9	0.3	—	11.2
Foreign exchange contracts	—	0.9	—	0.9

Total	$51.3	$1.2	$76.6	$129.1

Liabilities:
Interest rate swap	$—	$2.6	$—	$2.6
Foreign exchange contracts	—	111.8	—	111.8
Derivative liabilities	—	—	114.2	114.2

Total	$—	$114.4	$114.2	$228.6

Financial assets classified in Level 1 at December 31, 2008 include money market funds and available-for-sale marketable securities. The valuation of these instruments is determined using a market approach, taking into account current interest rates, creditworthiness, and liquidity risks in relation to current market conditions, and is based upon unadjusted quoted prices for identical assets in active markets.

The valuation of financial assets and liabilities classified in Level 2 is determined using a market approach based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for substantially the full term of the financial instrument. Level 2 securities primarily include derivative financial instruments valued using financial models that use as their basis readily observable market parameters. At December 31, 2008, such derivative financial instruments include substantially all of our foreign exchange hedge contracts and interest rate exchange agreements. The fair value of the interest rate swap and foreign exchange hedge contracts is based on a forward LIBOR curve and forward market prices, respectively, and represents the estimated amount we would receive or pay to terminate these agreements at the reporting date, taking into account current interest rates, creditworthiness, nonperformance risk, and liquidity risks associated with current market conditions.

The derivative financial asset classified within Level 3 is an embedded derivative instrument included in certain supply agreements with one of our customers. The agreements include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing at the time the product is consumed in the customer’s blast furnaces. We account for this provision as a derivative instrument at the time of sale and record this provision at fair value, based on an income approach when the product is consumed and the amounts are settled, as an adjustment to revenue. The fair value of the instrument is determined based on a future price of the average hot rolled steel price at certain steelmaking facilities and other inflationary indices, and takes into consideration current market conditions and nonperformance risk.

The derivative financial liabilities classified within Level 3 are comprised of two instruments. One of the instruments is a derivative included in the purchase agreement for the acquisition of the remaining 30 percent interest in United Taconite. The agreement contains a penalty provision in the event the 1.2 million tons of pellets, included as part of the purchase consideration, are not delivered by a specified date. The derivative instrument associated with the undelivered pellets is based on the future Eastern Canadian pellet price. The instrument is marked to fair value each reporting period, using a market approach, until the pellets are delivered and the amounts are settled. The fair value of the instrument is determined based on the remaining amount of tons to be delivered, the percentage of estimated iron units and the current Eastern Canadian pellet price per iron unit, and also takes into consideration current market conditions and other risks, including nonperformance risk.

Level 3 derivative liabilities also include freestanding derivatives related to certain supply agreements primarily with our Asia Pacific customers that provide for discounts on December 2008 shipments based on the ultimate settlement of the 2009 international benchmark pricing provisions. The discount provisions are characterized as freestanding derivatives and are required to be accounted for separately once the iron ore is shipped. The derivative instrument, which is settled and billed once the 2009 international benchmark price is settled, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until the benchmark is actually settled. The fair value of the instrument is determined based on the forward price expectation of the 2009 annual international benchmark price and takes into account current market conditions and other risks, including nonperformance risk.

Substantially all of the financial assets and liabilities are carried at fair value or contracted amounts that approximate fair value. We had no financial assets and liabilities measured at fair value on a non-recurring basis in accordance with SFAS 157 at December 31, 2008.

The following represents a reconciliation of the changes in fair value of financial instruments measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2008:

	(In Millions)
	December 31, 2008
	Derivative Assets	Derivative Liabilities
Beginning balance—January 1, 2008	$53.8	$—
Total gains (losses)
Included in earnings	386.0	(50.6)
Included in other comprehensive income	—	—
Settlements	(363.2)	(24.2)
Transfers in (out) of Level 3	—	189.0

Ending balance—December 31, 2008	$76.6	$114.2

Total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses on assets and liabilities still held at December 31, 2008	$225.5	$(50.6)

Gains included in earnings are reported in Product revenue on the Statement of Consolidated Operations for the year ended December 31, 2008.

With respect to changes in Level 3 financial instruments, transfers in during 2008 included the derivative instrument included in the purchase agreement for the acquisition of the remaining 30 percent interest in United Taconite and the discount pricing provisions on December 2008 shipments related to certain supply agreements with our Asia Pacific Iron Ore customers. In addition, we had freestanding derivatives related to certain supply agreements primarily with our Asia Pacific customers that provide for revenue or refunds based on the ultimate settlement of annual international benchmark pricing provisions. The pricing provisions are characterized as freestanding derivatives and are required to be accounted for separately once iron ore is shipped. The derivative instrument, which is settled and billed once the annual international benchmark price is settled, is marked to fair value as a revenue adjustment each reporting period based upon the estimated forward settlement until the benchmark is actually settled. The fair value of the instrument is determined based on the forward price expectation of the annual international benchmark price. We recognized $160.6 million as Product revenues on the Statement of Consolidated Operations for the year ended December 31, 2008, related to the 2008 pricing provisions. The derivative instrument was settled during the second quarter of 2008 upon settlement of annual international benchmark prices, and is therefore not reflected on the Statement of Consolidated Financial Position at December 31, 2008.

The carrying amount and fair value of our long-term receivables and long-term debt at December 31, 2008 and 2007 were as follows:

	(In Millions)
	2008		2007
	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term receivables (1)	$43.4	$46.3	$50.0	$61.4

Long-term debt:
Senior notes	$325.0	$277.9	$—	$—
Term loan	200.0	200.0	200.0	200.0
Revolving loan	—	—	240.0	240.0
Customer borrowings	5.4	5.2	6.2	5.7

Total long-term debt	$530.4	$483.1	$446.2	$445.7

(1) Includes current portion.

The fair value of the long-term receivable from ArcelorMittal USA of $46.1 million and $60.9 million at December 31, 2008 and 2007, respectively, is based on a discount rate of 10 percent, which represents the estimated credit-adjusted risk-free interest rate at December 31, 2008 for the period the receivable is outstanding. Asia Pacific Iron Ore has a non-interest bearing rail credit receivable of $0.2 million and $0.5 million at December 31, 2008 and 2007, respectively.

The fair value of long-term debt was determined using quoted market prices or discounted cash flows based upon current borrowing rates. The term loan and revolving loan are variable rate interest and approximate fair value. See NOTE 5 –DEBT AND CREDIT FACILITIES.

NOTE 12 – STOCK COMPENSATION PLANS

Nonemployee Directors

The Directors’ Plan was amended in 2001 to authorize us to issue up to 800,000 common shares to Nonemployee Directors. The Directors’ Plan provides for Director Share Ownership Guidelines (“Guidelines”). A Director is required by the end of a four-year period to own either (i) a total of at least 8,000 common shares, or (ii) hold common shares with a market value of at least $100,000. If the Nonemployee Director does not meet the Guidelines assessed December 1, annually, the Nonemployee Director must take a portion of the annual retainer in common shares (“Required Retainer”) until such time the Nonemployee Director reaches the Guidelines. Once the Nonemployee Director meets the Guidelines, the Nonemployee Director may elect to receive the Required Retainer in cash. Prior to May 1, 2008, Nonemployee Directors not meeting the Guidelines had to take $15,000 of the annual retainer of $32,500 in common shares. Effective May 1, 2008, Nonemployee Directors not meeting the Guidelines must take $20,000 of the annual retainer of $50,000 in common shares.

In order to help Nonemployee Directors achieve their Guidelines, the Directors’ Plan also provides for an Annual Equity Grant (“Equity Grant”). The Equity Grant is awarded at our Annual Meeting each year to all Nonemployee Directors elected or re-elected by the shareholders. The value of the Equity Grant is payable in restricted shares with a three-year vesting period from the date of grant. The closing market price of our common shares on our Annual Meeting Date is divided into the Equity Grant to determine the number of restricted shares awarded. Prior to May 1, 2008, Nonemployee Directors received an annual retainer fee of $32,500 and an annual equity award of $32,500. Effective May 1, 2008, the annual retainer fee and annual equity awards for independent directors were increased to $50,000 and $75,000, respectively. A Director may elect to defer the Equity Grant into the Nonemployee Directors’ Deferred Compensation Plan (“Compensation Plan”). A Director who is 69 or older at the Equity Grant date will receive common shares with no restrictions.

For the last three years, restricted Equity Grant shares have been awarded to elected or re-elected Directors as follows:

Date of Grant	Restricted Equity Grant Shares	Deferred Equity Grant Shares
May 8, 2006	9,156	1,308
July 27, 2007	7,488	936
May 13, 2008	4,824	804

The Directors’ Plan offers the Nonemployee Director the opportunity to defer all or a portion of the Annual Directors’ Retainer fees, Chair retainers, meeting fees, and the Equity Grant into the Compensation Plan.

Employees’ Plans

On July 27, 2007, shareholders of the Company adopted the 2007 ICE Plan, resulting in the discontinuation of the previous 1992 ICE Plan, as amended in 1999 effective as of March 13, 2007 and will expire on March 13, 2013. The 2007 ICE Plan authorizes up to 4,000,000 of our common shares to be issued as stock options, SAR’s, restricted shares, restricted share units, retention units, deferred shares, and performance shares or performance units. Any of the foregoing awards may be made subject to attainment of performance goals over a performance period of one or more years. Each stock option and SAR will reduce the common shares available under the 2007 ICE Plan by one common share. Each other award will reduce the common shares available under the 2007 ICE Plan by two common shares. No participant in any fiscal year can be granted in the aggregate of a number of Shares having a Fair Market Value on the Date of Grant equal to more than $5 million. The performance shares are intended to meet the requirements of Internal Revenue code section 162(m) for deduction while the retention units are not.

The adoption of the 2007 ICE Plan also resulted in the discontinuation of other various incentive and long-term compensation programs maintained under the 1992 ICE Plan. All outstanding grants made under the 1992 ICE Plan prior to July 27, 2007 continue in effect in accordance with their terms of the existing incentive plans until vested or expired.

We issued the following amounts of restricted stock and restricted stock units with a three-year vesting period during the last three years out of the respective plans as follows:

Year of Grant	1992 ICE Plan	2007 ICE Plan
2006	313,364	—
2007	10,000	145,500
2008	—	56,670

There were no options issued in 2008, 2007 or 2006.

We recorded other stock-based compensation expense of $22.5 million in 2008, $12.4 million in 2007, and $10.3 million in 2006, primarily in Selling, general and administrative expenses on the Statements of Consolidated Operations.

Our other stock-based compensation expense is comprised of performance shares, including retention units, and restricted stock. Following is a summary of our Performance Share Award Agreements currently outstanding:

Performance Share Plan Year	Performance Shares Outstanding	Forfeitures (1)	Grant Date	Performance Period
2008	143,532	15,948	March 10, 2008	1/1/2008-12/31/2010
2008	350	—	August 29, 2008	1/1/2008 -12/31/2010
2007	3,740	—	October 1, 2007	1/1/2007-12/31/2009
2007	215,112	53,778	July 27, 2007	1/1/2007-12/31/2009
2006	13,600	—	December 11, 2006	1/1/2006-12/31/2008
2006	28,220	—	September 1, 2006	1/1/2006-12/31/2008
2006	136,627	49,333	May 8, 2006	1/1/2006-12/31/2008
2006	21,492	173	September 1, 2006	1/1/2006-12/31/2008

(1)	The 2008, 2007 and 2006 Plans are based on assumed forfeitures.

On March 10, 2008, the Compensation and Organization Committee (“Committee”) of the Board of Directors approved a grant under our shareholder approved 2007 ICE Plan for the performance period 2008-2010. The grant consisted of 75 percent in performance shares and 25 percent in restricted share units. The grant included a total of 216,000 performance shares and restricted share units.

For all three outstanding plan year agreements, each performance share, if earned, entitles the holder to receive a number of common shares within the range between a threshold and maximum number of shares, with the actual number of common shares earned dependent upon whether the Company achieves certain objectives and performance goals as established by the Committee. The restricted share units are subject to continued employment, are retention based, will vest at the end of the performance period for the performance shares, and are payable in shares at a time determined by the Committee in its discretion. The performance shares granted under the ICE Plan vest over a period of three years and measure performance on the basis of two factors, 1) relative TSR for the period, as measured against a predetermined peer group of mining and metals companies, and 2) three-year cumulative free cash flow. For the 2008, 2007 and 2006 plan year agreements, the TSR calculated payout may be reduced by up to 50 percent in the event that the Company’s pre-tax RONA for the incentive period falls below 12 percent. The final payout for all three plan year agreements vary from zero to 150 percent of the performance shares awarded.

Upon the occurrence of a change in control, all performance shares and restricted share units granted to a participant will vest and become nonforfeitable and will be paid out in cash.

2006, 2007 and 2008 Performance Share Modifications

On May 12, 2008, the Committee of the Board of Directors approved two changes to the calculations used to determine the final payouts under the performance shares granted in 2006 (for the 2006-2008 performance period) and 2007 (for the 2007-2009 performance period) under our 1992 ICE Plan (as Amended and Restated as of May 13, 1997) and our 2007 ICE Plan, respectively.

The first change approved by the Committee relates to the calculation of TSR relative to the companies in our peer group. Under the plan modification, if any of the companies in the peer group are removed because the company has ceased to be publicly traded or has experienced a major restructuring by reason of a Chapter 11 filing or a spin-off of more than 50 percent of any such company’s assets, the calculation will be based upon the greater of (1) TSR based only on the remaining companies in the original peer group or (2) TSR based on the remaining companies in the original peer group plus the addition of the Standard & Poor’s Metals and Minerals Exchange Traded Fund.

The second change approved by the Committee is in relation to the 2006 performance share plan year and relates to the method of evaluating performance during the applicable period. The Committee had previously adopted a new methodology under the 2007 ICE Plan for the calculation of TSR based on the Cumulative Method (where the calculation of TSR is based on the cumulative TSR between the start and the end of the performance period). Prior to this change, TSR was based on the Quarterly Method (where the calculation of TSR is based on a cumulative quarter-by-quarter basis), which effectively weighted the early quarters in the period more heavily than later quarters. Executive officers were given a choice as to which of these methods would apply to their grants of Performance Shares made in 2005 (for the 2005-2007 performance period) and 2006 (for the 2006-2008 performance period). On May 12, 2008, the Committee determined that payouts with respect to the 2006-2008 performance period would be based on the Cumulative Method unless the payout would be greater under the Quarterly Method, in which case the Quarterly Method would be used for those payouts. As a result of these modifications, we recorded additional stock-based compensation expense of $9.5 million in Selling, general and administrative expenses on the Statement of Consolidated Operations for the year ended December 31, 2008.

On August 11, 2008, the Committee of the Board of Directors approved an amendment to our 2007 ICE Plan. The amendment was adopted to amend the definition of a “Change in Control” in the plan to ensure that performance shares and retention units awarded in 2007 and 2008, under the plan, will not be earned as a result of the consummation of a merger or similar transaction. The amendment was made because the Committee was of the view that, at the time that it approved the plan in 2007, it did not intend for awards under the plan to become earned in connection with transactions such as a merger. This modification did not result in any significant changes to the valuation of the awards granted under the plan.

Impact of the Adoption of SFAS 123(R)

We adopted the fair value recognition provisions of SFAS 123(R) effective January 1, 2006 using the modified prospective transition method. Under existing restricted stock plans awarded prior to January 1, 2006, we continue to recognize compensation cost for awards to retiree-eligible employees without substantive forfeiture risk over the nominal vesting period. This recognition method differs from the requirements for immediate recognition for awards granted with similar provisions after the January 1, 2006 adoption of SFAS 123(R). The following table summarizes the share-based compensation expense that we recorded for continuing operations in accordance with SFAS 123(R) for 2008, 2007 and 2006:

	(In Millions, except EPS)
	2008	2007	2006
Cost of goods sold	$2.1	$0.4	$0.6
Selling, general and administrative expense	20.4	12.0	9.7

Reduction of operating income from continuing operations before income taxes and equity loss from ventures	22.5	12.4	10.3
Income tax benefit	(7.9)	(4.3)	(3.6)

Reduction of net income attributable to Cliffs	$14.6	$8.1	$6.7

Reduction of earnings per share attributable to Cliffs shareholders:
Basic	$0.14	$0.10	$0.08

Diluted	$0.13	$0.08	$0.06

Prior to the adoption of SFAS 123(R), we presented all tax benefits for actual deductions in excess of compensation expense as operating cash flows on our Statements of Consolidated Cash Flows. SFAS 123(R) requires the cash flows resulting from the tax benefits for tax deductions in excess of the compensation expense to be classified as financing cash flows. Accordingly, we classified $3.5 million, $4.3 million and $1.2 million in excess tax benefits as cash from financing activities rather than cash from operating activities on our Statements of Consolidated Cash Flows for the years ended December 31, 2008, 2007 and 2006, respectively.

Determination of Fair Value

The fair value of each grant is estimated on the date of grant using a Monte Carlo simulation to forecast relative TSR performance. Consistent with the guidelines of SFAS 123(R), a correlation matrix of historic and projected stock prices was developed for both the Company and its predetermined peer group of mining and metals companies. The fair value assumes that performance goals will be achieved. If such goals are not met, no compensation cost is recognized and any recognized compensation cost is reversed.

The expected term of the grant represents the time from the grant date to the end of the service period for each of the three plan year agreements. We estimated the volatility of our common stock and that of the peer group of mining and metals companies using daily price intervals for all companies. The risk-free interest rate is the rate at the grant date on zero-coupon government bonds, with a term commensurate with the remaining life of the performance plans.

The following assumptions were utilized to estimate the fair value for the 2008 grant and 2007 and 2006 plan year modifications:

Plan Year	Grant/Modification Date	Grant/Modification Date Market Price(1)	Average Expected Term (Years)	Expected Volatility	Risk-Free Interest Rate	Dividend Yield	Fair Value (Percent of Grant/Modification Date Market Price)
2008	March 10, 2008	$52.59	2.81	43.8%	1.93%	0.62%	58.23%
2007	May 12, 2008	90.28	1.64	45.8%	2.22%	0.39%	143.70%
2006	May 12, 2008	90.28	0.64	53.8%	1.86%	0.39%	143.95%

(1)	Adjusted to reflect 2:1 stock split that occurred on May 15, 2008.

The table below illustrates the change in the fair value as a result of the 2006 and 2007 plan year modifications:

Plan Year	Pre-modification Calculation Method (1)	Pre-modification Fair Value	Change in Fair Value	Revised Fair Value
2006	Cumulative	$122.55	$7.18	$129.73
2006	Quarterly	30.45	99.28	129.73
2007	Cumulative	128.71	1.25	129.96

(1)

As a result of the choice given to executive officers between the Cumulative and Quarterly methods under the 2006 plan, the pre-modification fair value for this plan is presented separately for each election. This was not an option under the 2007 plan, and therefore, a single pre-modification fair value is presented.

Stock option, restricted stock, deferred stock allocation and performance share activity under our Incentive Equity Plans and Nonemployee Directors’ Compensation Plans are as follows:

	2008		2007		2006
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Stock options (1):
Options outstanding at beginning of year	11,800	$5.42	23,600	$5.04	108,536	$7.35
Granted during the year	—		—		—
Exercised	(9,300)	6.47	(11,800)	4.66	(84,936)	7.99
Cancelled or expired	—		—		—

Options outstanding at end of year	2,500	5.42	11,800	5.42	23,600	5.04
Options exercisable at end of year	2,500	5.42	11,800	5.42	23,600	5.04
Restricted awards:
Awarded and restricted at beginning of year	514,714		649,324		386,360
Awarded during the year	62,672		164,692		324,416
Vested	(261,702)		(299,302)		(61,452)
Cancelled	—		—		—

Awarded and restricted at end of year	315,684		514,714		649,324
Performance shares:
Allocated at beginning of year	723,544		861,672		1,644,236
Allocated during the year	194,881		390,888		236,160
Issued	(236,520)		(529,016)		(405,036)
Forfeited/cancelled	(87,790)		—		(613,688)

Allocated at end of year	594,115		723,544		861,672
Vested or expected to vest at December 31, 2008	562,673
Directors’ retainer and voluntary shares:
Awarded at beginning of year	1,100		1,100		3,712
Awarded during the year	2,772		—		2,164
Issued	(1,689)		—		(4,776)

Awarded at end of year	2,183		1,100		1,100
Reserved for future grants or awards at end of year:
Employee plans	5,663,472		1,842,306		2,668,592
Directors’ plans	151,263		158,572		173,548

Total	5,814,735		2,000,878		2,842,140

(1)	The remaining stock options are from the January 12, 1999 grant pool and have an expiration date of January 12, 2009.

The intrinsic value of options exercised during 2008, 2007 and 2006 was $0.5 million, $0.1 million and $0.7 million, respectively.

A summary of our non-vested shares as of December 31, 2008 is shown below:

	Shares	Weighted Average Grant Date Fair Value
Nonvested, beginning of year	1,239,358	$23.53
Granted	225,274	37.99
Vested	(464,860)	22.08
Forfeited/expired	(87,790)	46.43

Nonvested, end of year	911,982	$27.37

The total compensation cost related to non-vested awards not yet recognized is $15.7 million at December 31, 2008. The weighted average remaining period for the awards outstanding at December 31, 2008 is approximately two years.

NOTE 13 – CAPITAL STOCK

Shareholder Rights Plan

On October 8, 2008, our Board of Directors adopted a shareholder rights plan and declared a dividend of one common share purchase right for each outstanding common share. The dividend was paid to shareholders of record on October 29, 2008.

Under the rights plan, the rights initially trade together with the common shares and are not exercisable. In the absence of further action by our Board of Directors, the rights will become exercisable and allow the holder to acquire common shares at a discounted price if a person or group acquires 10 percent or more of the outstanding common shares (or any additional common shares in the case of a person or group that already beneficially owns 10 percent or more of our outstanding common shares on October 13, 2008) without the prior approval of our Board of Directors. Rights held by persons who exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy shares in an acquiring entity at a discounted price.

The rights plan also includes an exchange option. In general, after the rights become exercisable, our Board of Directors may, at its option, effect an exchange of part or all of the rights (other than rights that have become void) at a ratio of one common share for each right, subject to adjustment in certain circumstances. The rights are redeemable at any time prior to the time that they become exercisable for $0.001 per right, subject to adjustment in certain circumstances. Unless earlier amended, redeemed or exchanged, the rights will expire on October 29, 2011.

The issuance of the rights was not a taxable event, does not affect our reported financial condition or results of operations, including our earnings per share, and does not change the manner in which our common shares are currently traded.

Common Stock

On March 11, 2008, a two-for-one stock split of our common shares was declared. As a result, each shareholder of record received one additional share of our common stock for every share held. The new shares were distributed on May 15, 2008. Pursuant to the effectuation of the stock split, the par value of our common stock was adjusted from $0.25 per share to $0.125 per share, and the number of authorized common shares was increased accordingly from 112 million to 224 million shares. As a result of the stock split, the preferred stock conversion rate was also adjusted from 66.1881 to 133.0646. All common shares and per share amounts reported herein have been adjusted retroactively to reflect the two-for-one stock split effective May 15, 2008.

Preferred Stock

In January 2004, we completed an offering of $172.5 million of redeemable cumulative convertible perpetual preferred stock, without par value, issued at $1,000 per share. The preferred stock pays quarterly cash dividends at a rate of 3.25 percent per annum, has a liquidation preference of $1,000 per share and is convertible into our common shares at an adjusted rate of 133.0646 common shares per share of preferred stock, which is equivalent to an adjusted conversion price of $7.52 per share at December 31, 2008, subject to further adjustment in certain circumstances. Each share of preferred stock may be converted by the holder if during any quarter ending after March 31, 2004 the closing sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding quarter exceeds 110 percent of the applicable conversion price on such trading day ($8.27 at December 31, 2008; this threshold was met as of December 31, 2008).

The preferred stock is classified for accounting purposes as “temporary equity” reflecting certain provisions of the agreement that could, under remote circumstances (the delisting of our common stock on a U.S. national securities exchange or quotation thereof in an inter-dealer quotation system of any registered U.S. national securities association), require us to redeem the preferred stock for cash. If we are in a default in the payment of six quarterly dividends on the preferred stock, the holders of the preferred stock will thereafter be entitled to elect two directors until all accrued and unpaid dividends are paid.

During 2008, 134,510 preferred shares were converted at a conversion rate of 133.0646 to 17,898,519 common shares, reducing our preferred stock outstanding to 205 shares at December 31, 2008. The following is a summary of the activity of the preferred stock during 2008 and 2007:

	2008	2007
Number of preferred shares at beginning of the period	134,715	172,300
Number of preferred shares converted	134,510	37,585

Number of preferred shares at end of the period	205	134,715

Redemption value at end of the period (in millions)	$0.7	$898.8

Number of common shares issued from Treasury upon conversion	17,898,519	4,975,296

Refer to NOTE 19 – SUBSEQUENT EVENTS for further information.

NOTE 14 – ACCUMULATED OTHER COMPREHENSIVE LOSS

The components of Accumulated other comprehensive loss within Cliffs shareholders’ equity and related tax effects allocated to each are shown below as of December 31, 2008, 2007 and 2006:

	(In Millions)
	Pre-tax Amount	Tax Benefit (Provision)	After-tax Amount
As of December 31, 2006:
Minimum postretirement benefit liability	$(80.3)	$(2.6)	$(82.9)
Foreign currency translation adjustments	9.6	—	9.6
Unrealized gain on derivative financial instruments	6.4	(1.9)	4.5
Unrealized gain on securities	14.7	(5.1)	9.6
Cumulative effect of implementing SFAS 158	(171.1)	60.4	(110.7)

	$(220.7)	$50.8	$(169.9)

As of December 31, 2007:
Postretirement benefit liability	$(192.5)	$37.7	$(154.8)
Foreign currency translation adjustments	96.5	—	96.5
Unrealized net gain on derivative financial instruments	26.7	(8.0)	18.7
Unrealized loss on interest rate swap	(1.4)	0.5	(0.9)
Unrealized gain on securities	15.7	(5.5)	10.2

	$(55.0)	$24.7	$(30.3)

As of December 31, 2008:
Postretirement benefit liability	$(480.8)	$137.5	$(343.3)
Foreign currency translation adjustments	(68.6)	—	(68.6)
Unrealized net gain on derivative financial instruments	27.3	(8.2)	19.1
Unrealized loss on interest rate swap	(2.6)	0.9	(1.7)
Unrealized loss on securities	(0.2)	0.1	(0.1)

	$(524.9)	$130.3	$(394.6)

The following table reflects the changes in Accumulated other comprehensive loss related to Cliffs shareholders’ equity for 2008, 2007 and 2006:

	(In Millions)
	Postretirement Benefit Liability	Adoption of SFAS No. 158	Unrealized Net Gain (Loss) on Securities	Foreign Currency Translation	Unrealized (Loss) on Interest Rate Swap	Unrealized Net Gain (Loss) on Derivative Financial Instruments	Accumulated Other Comprehensive Gain (Loss)
Balance December 31, 2005	$(100.8)	$—	$1.7	$(24.7)	$—	$(1.8)	$(125.6)
Change during 2006	17.9	(110.7)	7.9	34.3	—	6.3	(44.3)

Balance December 31, 2006	(82.9)	(110.7)	9.6	9.6	—	4.5	(169.9)
Change during 2007	(71.9)	110.7	0.6	86.9	(0.9)	14.2	139.6

Balance December 31, 2007	(154.8)	—	10.2	96.5	(0.9)	18.7	(30.3)
Change during 2008	(188.5)	—	(10.3)	(165.1)	(0.8)	0.4	(364.3)

Balance December 31, 2008	$(343.3)	$—	$(0.1)	$(68.6)	$(1.7)	$19.1	$(394.6)

NOTE 15 – EARNINGS PER SHARE

The following table summarizes the computation of basic and diluted earnings per share attributable to Cliffs shareholders:

	(In Millions, Except per Share)
	2008		2007		2006
	Amount	Per Share	Amount	Per Share	Amount	Per Share
Income from continuing operations attributable to Cliffs	$515.8	$5.08	$269.8	$3.25	$279.8	$3.33
Preferred dividends	(1.1)	(.01)	(5.2)	(.06)	(5.6)	(.07)

Income from continuing operations attributable to Cliffs common shareholders	514.7	5.07	264.6	3.19	274.2	3.26
Discontinued operations	—	—	0.2	—	0.3	—

Income attributable to Cliffs common shareholders—basic	514.7	$5.07	264.8	$3.19	274.5	$3.26

Dilutive effect preferred dividend	1.1		5.2		5.6

Income attributable to Cliffs common shareholders plus assumed conversions—diluted	$515.8	$4.76	$270.0	$2.57	$280.1	$2.60

Average number of shares (in thousands)
Basic	101,471		82,988		84,144
Employee stock plans	1,485		528		962
Convertible preferred stock	5,332		21,510		22,548

Diluted	108,288		105,026		107,654

NOTE 16 – COMMITMENTS AND CONTINGENCIES

Purchase Commitments

On July 17, 2008, Portman entered into an agreement to upgrade the rail line related to our operations in Asia Pacific. The upgrade is being performed to mitigate the risk of derailment and reduce service disruptions by providing a more robust infrastructure. The improvements include the replacement of 120 kilometers of rail and associated parts. As a result, we have incurred a purchase commitment of approximately $39 million for maintenance and improvements to the rail structure. As of December 31, 2008, capital expenditures related to this purchase were approximately $11.7 million. Remaining expenditures of approximately $27 million will be made throughout 2009, based on the percentage of project completion. The project is expected to be completed by the end of the first quarter in 2010.

In July 2008, we incurred an additional capital commitment for the purchase of a new longwall plow system for our Pinnacle mine in West Virginia. The system, which requires a capital investment of approximately $84.4 million, will replace the current longwall plow system in an effort to reduce maintenance costs and increase production at the mine. As of December 31, 2008, capital expenditures related to this purchase were $29.6 million. Remaining expenditures of $53.8 million and $1.0 million will be made in 2009 and 2010, respectively, with the equipment expected to be delivered in 2009.

Contingencies

Litigation

We are currently a party to various claims and legal proceedings incidental to our operations. If management believes that a loss arising from these matters is probable and can reasonably be estimated, we record the amount of the loss, or the minimum estimated liability when the loss is estimated using a range, and no point within the range is more probable than another. As additional information becomes available, any potential liability related to these matters is assessed and the estimates are revised, if necessary. Based on currently available information, management believes that the ultimate outcome of these matters, individually and in the aggregate, will not have a material adverse effect on our financial position or overall trends in results of operations. However, litigation is subject to inherent uncertainties, and unfavorable rulings could occur. An unfavorable ruling could include monetary damages or an injunction prohibiting us from selling our products. If an unfavorable ruling were to occur, there exists the possibility of a material adverse impact on the financial position and results of operations of the period in which the ruling occurs, or future periods. However, we believe that any pending litigation will not result in a material liability in relation to our consolidated financial statements. Refer to Part 1 – Item 3, Legal Proceedings of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009, for additional information.

Environmental Matters

We had environmental liabilities of $16.4 million and $12.3 million at December 31, 2008 and 2007 respectively, including obligations for known environmental remediation exposures at active and closed mining operations and other sites. These amounts have been recognized based on the estimated cost of investigation and remediation at each site, and include site studies, design and implementation of remediation plans, legal and consulting fees, and post-remediation monitoring and related activities. If the cost can only be estimated as a range of possible amounts with no specific amount being more likely, the minimum of the range is accrued in accordance with SFAS 5. Future expenditures are not discounted unless the amount and timing of the cash disbursements are readily known. Potential insurance recoveries have not been reflected. Additional environmental obligations could be incurred, the extent of which cannot be assessed. The amount of our ultimate liability with respect to these matters may be affected by several uncertainties, primarily the ultimate cost of required remediation and the extent to which other responsible parties contribute. Refer to NOTE 7 – ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS for further information.

Tax Matters

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We also recognize tax benefits to the extent that it is more likely than not that our positions will be sustained when challenged by the taxing authorities. To the extent we prevail in matters for which liabilities have been established, or are required to pay amounts in excess of our liabilities, our effective tax rate in a given period could be materially affected. An unfavorable tax settlement would require use of our cash and result in an increase in our effective tax rate in the year of resolution. A favorable tax settlement would be recognized as a reduction in our effective tax rate in the year of resolution.

Guarantees

We are party to financing arrangements under which we issue guarantees on behalf of certain of our unconsolidated subsidiaries. In the event of non-payment, we are obligated to make payment in accordance with the provisions of the guarantee arrangement. At December 31, 2008 and 2007, Amapá had total project debt outstanding of approximately $493 million and $419 million, respectively, for which we have provided a several guarantee on our 30 percent share. Amapá and its lenders have agreed to suspend all operating and financial loan covenants with the exception of debt to equity ratio requirements through June 30, 2009. At December 31, 2008, Amapá had total short-term loans outstanding of $210.3 million for which we provided a several guarantee on our share. We have provided several guarantees on our 30 percent share of the total debt outstanding, or $148 million and $101 million, at December 31, 2008 and 2007, respectively. Our estimate of the aggregate fair value of the outstanding guarantees is $6.7 million as of December 31, 2008, which is reflected in Other Liabilities on the Statements of Consolidated Financial Position. The fair value was estimated using a discounted cash flow model based upon the spread between guaranteed and non-guaranteed debt over the period the debt is expected to be outstanding. Should we be required to pay any portion of the total amount of the loans we have guaranteed, we could attempt to recover some or all of that amount from guaranteed parties. We hold no collateral in respect of the guarantees.

NOTE 17 – CASH FLOW INFORMATION

A reconciliation of capital additions to cash paid for capital expenditures for the years ended December 31, 2008, 2007 and 2006 is as follows:

	(In Millions)
	2008	2007	2006
Capital additions	$232.6	$235.1	$112.5
Cash paid for capital expenditures	182.5	199.5	119.5

Difference	$50.1	$35.6	$(7.0)

Non-cash accruals	$25.7	$4.7	$(7.0)
Capital leases	24.4	30.9	—

Total	$50.1	$35.6	$(7.0)

Cash payments for interest and income taxes in 2008, 2007 and 2006 are as follows:

	(In Millions)
	2008	2007	2006
Taxes paid on income	$175.5	$123.6	$95.7
Interest paid on debt obligations	26.3	16.6	2.7

Non-cash investing activities in 2008 include the issuance of $165 million of unregistered common shares and the commitment to provide 1.2 million tons of iron ore pellets as part of the consideration paid to acquire the remaining 30 percent interest in United Taconite. Non-cash investing activities during the year also include the issuance of four million of our common shares at a stock price of $38.27 to the former owners of PinnOak to accelerate the deferred payment and settle the contingent earn-out associated with the initial purchase agreement. Refer to NOTE 2 – ACQUISITIONS, DIVESTITURES & OTHER INVESTMENTS for further information.

NOTE 18 – RELATED PARTIES

We co-own four of our six North American iron ore mines with various joint venture partners that are integrated steel producers or their subsidiaries. We are the manager of each of the mines we co-own and rely on our joint venture partners to make their required capital contributions and to pay for their share of the iron ore pellets that we produce. The joint venture partners are also our customers. The following is a summary of the mine ownership of these four North American iron ore mines at December 31, 2008:

	Percent ownership
Mine	Cliffs Natural Resources	ArcelorMittal	U. S. Steel Canada
Empire	79.0	21.0	—
Tilden	85.0	—	15.0
Hibbing	23.0	62.3	14.7
Wabush	26.8	28.6	44.6

ArcelorMittal has a unilateral right to put its interest in the Empire Mine to us, but has not exercised this right to date.

In 2007 we were the co-owner of five of our six North American iron ore mines. However, we acquired the remaining 30 percent interest in United Taconite from Laiwu Steel Group in July 2008, increasing our ownership interest from 70 percent to 100 percent.

Product revenues to related parties were as follows:

	(In Millions)
	2008	2007	2006
Product revenues to related parties	$1,020.5	$754.3	$649.2
Total product revenues	3,294.8	1,997.3	1,669.1
Related party product revenue as a percent of total product revenue	31.0%	37.8%	38.9%

Accounts receivable from related parties were $2.9 million and $11.1 million at December 31, 2008 and 2007, respectively.

In 2002, we entered into an agreement with Ispat that restructured the ownership of the Empire mine and increased our ownership from 46.7 percent to 79 percent in exchange for assumption of all mine liabilities. Under the terms of the agreement, we indemnified Ispat from obligations of Empire in exchange for certain future payments to Empire and to us by Ispat of $120.0 million, recorded at a present value of $43.2 million and $49.4 million at December 31, 2008 and 2007, respectively. Of these amounts, $33.2 million and $37.4 million were classified as Long-term receivable at December 31, 2008 and 2007, respectively, with the balances current, over the 12-year life of the supply agreement.

Supply agreements with one of our customers include provisions for supplemental revenue or refunds based on the customer’s annual steel pricing for the year the product is consumed in the customer’s blast furnace. The supplemental pricing is characterized as an embedded derivative. See Derivative Financial Instruments in NOTE 1—BUSINESS SUMMARY AND SIGNIFICANT ACCOUNTING POLICIES for further information.

NOTE 19 – SUBSEQUENT EVENTS

Convertibility of Preferred Stock and Redemption Notice

On January 13, 2009, we announced that the trading price condition for the conversion right of our 3.25 percent redeemable cumulative convertible perpetual preferred stock has been satisfied and, as a result, holders can surrender their shares for conversion at any time. The trading price condition for the preferred shares was satisfied because the closing share price of our common shares for at least 20 of the last 30 trading days of the fiscal 2008 fourth quarter exceeded 110 percent of the then applicable conversion price of the preferred stock. The preferred stock was also convertible during each of the previous 16 fiscal quarters due to the satisfaction of the trading price condition during the applicable periods of the relevant preceding fiscal quarters.

In addition to announcing the convertibility of the shares, on January 13, 2009, we also provided the required notice of our intent to redeem the 205 convertible preferred shares that remain outstanding. As a result, holders of the preferred stock could elect to convert their shares in lieu of having them redeemed, provided that surrender for conversion occurred on or prior to February 11, 2009. The conversion rate of 133.0646 common shares per share of preferred stock equates to a conversion price of approximately $7.52 per common share, subject to adjustment in certain circumstances, including payment of dividends on the common shares.

As of February 11, 2009, all remaining preferred shares had been converted to 27,278 shares of common stock at a conversion rate of 133.0646. Total common shares are being issued out of treasury.

Temporary Production Curtailments

On February 24, 2009, we announced production curtailments and temporary facility shutdowns that will affect our Hibbing and Northshore mining and pelletizing operations in Minnesota. At Hibbing, pellet production will be reduced by an additional 2.75 million tons in 2009. This production adjustment represents a 50 percent decrease from the mine’s original 2009 plan to produce 5.5 million tons. The reduction will be accomplished by idling a second of the facility’s three pelletizing furnaces at the end of March and then initiating a complete shutdown of the facility for approximately 15 weeks beginning in May. One pelletizing line is then expected to restart at the beginning of September, which will operate through the end of 2009 to reach the anticipated total pellet production of 2.75 million tons. In addition, as a result of the production curtailment, employee headcount will be reduced by approximately 83 employees, with layoffs commencing at the end of April 2009.

At Northshore, a one-month production shutdown will occur during April. The curtailment will reduce production at Northshore to approximately 3.7 million tons in 2009. Northshore anticipates restarting its two larger pelletizing lines at the beginning of May.

We also temporarily halted production at our Pinnacle Mine Complex in February 2009. Pinnacle produces metallurgical coal for the steel industry. Metallurgical coal demand has been reduced as the steel industry has cut back production in response to the global economic slowdown. The Pinnacle and Green Ridge No. 1 mines have both halted production during February, while the prep plant continues to operate on a reduced schedule to serve customer requirements. The Green Ridge No. 2 mine was previously idled. Mines at the Pinnacle Complex were estimated to produce approximately 85,000 tons in February 2009. The temporary shutdown affected approximately 360 employees, and mine local leadership of the United Mine Workers of America was notified of the production curtailment. The month-long production curtailment at Pinnacle is necessary to balance our production and inventory with customer demand.

NOTE 20 – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The sum of quarterly EPS may not equal EPS for the year due to discrete quarterly calculations.

	(In Millions, Except Per Common Share)
	2008
	Quarters
	First	Second	Third	Fourth	Year
Revenues from product sales and services	$494.4	$1,008.6	$1,189.7	$916.4	$3,609.1
Sales margin	82.4	426.3	365.0	286.0	1,159.7
Income attributable to Cliffs before extraordinary gain and cumulative effect of accounting change	16.7	270.2	174.9	54.0	515.8
Net income attributable to Cliffs	16.7	270.2	174.9	54.0	515.8
Earnings per common share attributable to
Cliffs shareholders
Basic	$0.18	$2.75	$1.67	$0.48	$5.07
Diluted	0.16	2.57	1.61	0.47	4.76

Our 2007 financial statements include PinnOak’s results since the July 31, 2007 acquisition.

	2007
	Quarters
	First	Second	Third	Fourth	Year
Revenues from product sales and services	$325.5	$547.6	$619.6	$782.5	$2,275.2
Sales margin	61.8	129.6	107.3	163.3	462.0
Income attributable to Cliffs before extraordinary gain and cumulative effect of accounting change	32.5	86.9	56.9	93.7	270.0
Net income attributable to Cliffs	32.5	86.9	56.9	93.7	270.0
Earnings per common share attributable to
Cliffs shareholders
Basic	$0.39	$1.05	$0.67	$1.07	$3.19
Diluted	0.31	0.83	0.54	0.89	2.57

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cliffs Natural Resources Inc.

Cleveland, Ohio

We have audited the internal control over financial reporting of Cliffs Natural Resources Inc. and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated February 26, 2009 (May 12, 2009 as to the effects of the adoption of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 described in Note 1) expressed an unqualified opinion on those financial statements and financial statement schedule and included an explanatory paragraph regarding the Company’s adoption of new accounting standards.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio February 26, 2009

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Cliffs Natural Resources Inc.

Cleveland, Ohio

We have audited the accompanying statements of consolidated financial position of Cliffs Natural Resources Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related statements of consolidated operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule (Schedule II — Valuation and Qualifying Accounts). These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cliffs Natural Resources Inc. and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards (SFAS) Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51, in 2009 and the accompanying financial statements have been retrospectively adjusted. As discussed in Notes 1 and 11 to the consolidated financial statements the Company adopted SFAS No. 157, Fair Value Measurements, in 2008. As discussed in Notes 1 and 10 to the consolidated financial statements, the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, in 2007. Additionally, as discussed in Notes 1, 9, and 12 to the consolidated financial statements, the Company adopted SFAS No. 123(R), Share-Based Payment, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

February 26, 2009 (May 12, 2009 as to the effects of the adoption of SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51 described in Note 1)

Item 9A.	Controls and Procedures.

We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our Exchange Act reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based solely on the definition of “disclosure controls and procedures” in Rule 13a-15(e) promulgated under the Exchange Act. In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As of the end of the period covered by this report, we carried out an evaluation under the supervision and with the participation of our management, including our Chief Executive Officer and our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were effective at the reasonable assurance level.

Management’s Report on Internal Controls Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined under Rule 13a-15(f) promulgated under the Securities Exchange Act of 1934, as amended.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company’s consolidated financial statements for external purposes in accordance with generally accepted accounting principles.

Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an assessment of the Company’s internal control over financial reporting as of December 31, 2008 using the framework specified in Internal Control — Integrated Framework, published by the Committee of Sponsoring Organizations of the Treadway Commission. Based on such assessment, management has concluded that the Company’s internal control over financial reporting was effective as of December 31, 2008.

The effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report that appears herein.

February 26, 2009

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended, during the quarter ended December 31, 2008 that materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 15.	Exhibits, Financial Statement Schedules and Reports on Form 8-K.

(a)(1) and (2) — List of Financial Statements and Financial Statement Schedules.

The following consolidated financial statements of Cliffs Natural Resources Inc. are included at Item 8 above:

Statements of Consolidated Financial Position — December 31, 2008 and 2007

Statements of Consolidated Operations — Years ended December 31, 2008, 2007 and 2006

Statements of Consolidated Cash Flows — Years ended December 31, 2008, 2007 and 2006

Statements of Consolidated Changes in Equity — Years ended December 31, 2008, 2007 and 2006

Notes to Consolidated Financial Statements

The following consolidated financial statement schedule of Cliffs Natural Resources Inc. is included herein in Item 15(d):

Schedule II — Valuation and Qualifying Accounts

All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

(3) List of Exhibits — Refer to Exhibit Index on pages 159-167 of the Annual Report on Form 10-K of Cliffs Natural Resources Inc. filed with the Securities and Exchange Commission on February 26, 2009.

(c) Exhibits listed in Item 15(a)(3) above are incorporated herein by reference.

(d)

Cliffs Natural Resources Inc. and Subsidiaries

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

		Additions
Classification	Balance at Beginning of Year	Charged to Cost and Expenses	Charged to Other Accounts	Acquisition	Deductions	Balance at End of Year
Year Ended December 31, 2008:
Deferred Tax Valuation Allowance	$26.3	$9.5	$8.1	$(13.3)	$13.0	$17.6
Allowance for Doubtful Accounts	—	—	—	—	—	—
Year Ended December 31, 2007:
Deferred Tax Valuation Allowance	$11.9	$13.0	$1.4	$—	$—	$26.3
Allowance for Doubtful Accounts	—	—	—	—	—	—
Year Ended December 31, 2006:
Deferred Tax Valuation Allowance	$11.1	$—	$0.8	$—	$—	$11.9
Allowance for Doubtful Accounts	2.9	(2.9)	—	—	—	—